++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION  +
+PURSUANT TO RULE 424 UNDER THE SECURITIES ACT OF 1933. A REGISTRATION         +
+STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE + +SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES + +ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED +
+TO THE PURCHASERS OF THESE SECURITIES.                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO: 333-49613

                    SUBJECT TO COMPLETION, DATED MAY 6, 1998

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 1, 1998)

                                7,500,000 SHARES

                [LOGO OF EASTERN ENVIRONMENTAL SERVICES, INC.]

                                 COMMON STOCK

                                   --------
  Of the 7,500,000 shares being offered hereby, 7,000,000 shares are being offered by the Company and 500,000 shares are being offered by certain stockholders of the Company named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Use of Proceeds" and "Principal and Selling Stockholders."


  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "EESI." The last reported sale price of the Company's Common Stock on the Nasdaq National Market on May 1, 1998 was $26 1/2 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   --------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================
                      UNDERWRITING                  PROCEEDS TO
           PRICE TO   DISCOUNTS AND   PROCEEDS TO     SELLING
            PUBLIC  COMMISSIONS(1)(2) COMPANY(2)  STOCKHOLDERS(2)
-----------------------------------------------------------------
Per Share    $            $              $             $
-----------------------------------------------------------------
Total(3)   $        $                 $           $
=================================================================

(1) For information regarding indemnification of the several Underwriters, see "Underwriting."
(2) Before deducting expenses estimated at $1,000,000 payable by the Company. The Company and the Selling Stockholders will share all expenses of the Offering in proportion to the number of shares sold, other than the Underwriting Discounts and Commissions attributable to the shares being offered by the Selling Stockholders, which will be borne by the respective Selling Stockholders.
(3) The Company has granted the several Underwriters a 30-day option to purchase up to 1,125,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the Price to Public, Underwriting Discounts and Commissions, and
    Proceeds to Company will be $    , $    , and $   , respectively.

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as, and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
 , 1998 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                  -----------
SALOMON SMITH BARNEY

       CIBC OPPENHEIMER

                      MERRILL LYNCH & CO.

                             PACIFIC GROWTH EQUITIES, INC.

     , 1998

                            [ART WORK APPEARS HERE]

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus and incorporated herein and therein by reference. Unless otherwise noted, all financial information and share and per share data in this Prospectus Supplement (i) assume no exercise of the Underwriters' over-allotment option and (ii) exclude 3,336,707 shares of Common Stock issuable upon exercise of outstanding options and warrants at April 1, 1998. As used in this Prospectus Supplement, the term the "Company" includes Eastern Environmental Services, Inc. and its subsidiaries, unless the context otherwise indicates. In addition to the other information in this Prospectus Supplement and the accompanying Prospectus, the factors set forth under "Risk Factors" in this Prospectus Supplement and in the accompanying Prospectus and the information set forth under "Disclosure Regarding Forward Looking Statements" in this Prospectus Supplement should be considered carefully in evaluating an investment in the Company. The financial information contained in this Prospectus Supplement is based upon the supplemental consolidated financial statements of the Company included elsewhere in this Prospectus Supplement.

                                  THE COMPANY

  Eastern Environmental Services, Inc. is a non-hazardous solid waste management company specializing in the collection, transportation, and disposal of residential, industrial, commercial, and special waste, principally in the eastern United States. From July 1996 through December 31, 1997, the Company acquired 25 solid waste management businesses, and thereby entered new markets in Florida, Illinois, Maryland, New Jersey, New York, and Pennsylvania. The businesses acquired operated 21 solid waste collection and transportation operations, four landfills, four solid waste transfer and processing facilities, and two special waste services operations. Largely as a result of these acquisitions, for the six months ended December 31, 1996 and 1997, respectively, the Company's revenues increased by 64% (from $65.0 million to $106.9 million) and its net income increased from $19,000 to $6.5 million. Subsequent to December 31, 1997, the Company acquired nine solid waste collection and transportation operations and two landfills. The Company also has entered into definitive agreements to acquire seven collection and transportation operations, three transfer stations, and two landfills. There can be no assurance that any of these pending acquisitions will occur.

  The Company currently operates solid waste collection and transportation operations in southern Florida, southeastern Illinois, New Jersey, the greater metropolitan New York City area, Pennsylvania and South Carolina, and owns landfills in Florida, Illinois, Kentucky, Maryland, Pennsylvania, South Carolina, and West Virginia. Of the Company's revenues for the six months ended December 31, 1997, approximately 86% was attributable to solid waste collection and transportation operations, approximately 8% was attributable to solid waste disposal operations, and approximately 6% was attributable to other waste management services. The Company currently provides solid waste collection services to approximately 34,000 commercial and industrial customers and approximately 363,000 residential customers.

  The Company's objective is to expand the geographic scope of its operations and to become one of the leading providers of non-hazardous solid waste management in each market that it serves. The Company's strategy to achieve this objective is to capitalize on the continuing consolidation of the solid waste management industry by (i) identifying and penetrating new markets and expanding its operations in its existing markets through tuck-in acquisitions that are combined with existing operations, (ii) increasing profitability by integrating its operations and achieving economies of scale, (iii) internalizing greater volumes of disposal waste through strategic landfill acquisitions, and (iv) achieving internal growth. The Company often retains senior management of acquired companies and implements centralized financial and administrative controls.

  The Company believes that opportunities exist to acquire additional solid waste collection, transportation, and disposal businesses in the eastern United States and to expand its operations within its existing markets. As part of its acquisition program, the Company reviews acquisition opportunities on an ongoing basis and is currently in various stages of negotiating the acquisition of additional solid waste management businesses.

                              RECENT DEVELOPMENTS

  Since the Company's offering of Common Stock consummated in August 1997, the Company has expanded and strengthened its market presence through the acquisition of 18 solid waste management businesses, which include 14 collection and transportation operations, four landfills, one transfer station, and one special waste disposal operation. As a result of these acquisitions, the Company has become an integrated provider of solid waste management services and is positioned to expand its operations in the eastern United States. Having purchased significant landfill capacity, the Company believes that through tuck-in acquisitions and increased internalization, it can improve its operating margins by delivering a greater amount of solid waste to its landfills.

  The Company has entered into definitive agreements to acquire seven collection and transportation operations, three transfer stations, and two landfills. The collection companies include one acquisition in West Virginia, five tuck-in acquisitions in New York and one tuck-in acquisition in New Jersey. The transfer stations include two acquisitions in New York City and one acquisition in New Jersey, and the landfills include one acquisition in Pennsylvania and one acquisition in Virginia. There can be no assurance that any of these acquisitions will occur.

  Atlantic Waste Disposal, Inc. ("AWD") is one of the pending landfill acquisitions and Atlantic New York, Inc. ("Atlantic") is one of the pending transfer station acquisitions. In March 1998, the Company signed definitive agreements to acquire both operations from Brambles USA for an aggregate purchase price of $85.6 million. AWD owns a Subtitle D landfill on a 1,315 acre parcel in Waverly, Virginia, currently operating on 48 acres, which has a potential capacity of approximately 190 million tons of municipal solid waste, has rail access, and currently accepts out of state waste, has no maximum daily volumes and has no limit on hours of operation. Atlantic is a Brooklyn, New York transfer station with direct rail service and is permitted for 1,000 tons of municipal solid waste and 75 tons of construction and demolition waste per day. The closings of such acquisitions are subject to customary closing conditions, including the requirements of obtaining certain governmental and other third party consents. The acquisition of the AWD landfill is also subject to the waiver or expiration of a 90-day right of first refusal to acquire the AWD landfill held by a third party. Accordingly, there can be no assurance that the acquisition of AWD and Atlantic will occur. See "Risk Factors - Risks Associated with Completing Pending Acquisitions," "Business - Acquisition Program - Pending Acquisitions," and " - Government Regulation."

  The City of Bethlehem landfill (the "Bethlehem Landfill") is the other pending landfill acquisition. In December 1997, the Company signed a definitive agreement with the City of Bethlehem, Pennsylvania to acquire the Bethlehem Landfill for an aggregate purchase price of $26.1 million. The Bethlehem Landfill has net remaining permitted disposal capacity of 880,000 tons, and an approximate life expectancy of 3.75 years on its current permit, with potential expansion capability increasing its life expectancy by an additional 12 years. The closing of this acquisition is subject to customary closing conditions, including the requirements of obtaining certain governmental and other third party consents. Accordingly, there can be no assurance that the acquisition of the Bethlehem Landfill will occur. See "Risk Factors - Risks Associated with Completing Pending Acquisitions" and "Business - Acquisition Program - Pending Acquisitions."

  In the fall of 1997, the Company increased its borrowing capacity, including its ability to obtain letters of credit, up to $150 million from $100 million. As of April 30, 1998 approximately $66.9 million was outstanding, of which $17.3 million was in letters of credit. This indebtedness was incurred primarily to fund acquisitions, including 18 solid waste management businesses acquired between August 1997 and April 1998, and for working capital.

  On April 1, 1998, the Company adopted a change in its fiscal year end from June 30 to December 31.

                                ----------------

  The Company's principal executive offices are located at 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054, and its telephone number is (609) 235-6009.

                                  THE OFFERING

Common Stock offered by:
  The Company.................  7,000,000 shares
  The Selling Stockholders....    500,000 shares
                                ----------------
    Total.....................  7,500,000 shares
Common Stock to be outstanding
 after the
 Offering.....................  32,140,462 shares(1)
Use of proceeds...............  For acquisitions, for repayment of outstanding indebtedness under the Company's revolving
                                credit facility, and for capital expenditures
                                and general corporate purposes. The Company will
                                not receive any of the proceeds from the sale of
                                shares of Common Stock by the Selling
                                Stockholders. See "Use of Proceeds."
Nasdaq National Market symbol.  EESI

--------
(1) Based upon the shares of Common Stock outstanding at April 1, 1998. Excludes 3,336,707 shares of Common Stock issuable upon exercise of outstanding options and warrants at April 1, 1998 and an additional 4,903,464 shares reserved for issuance pursuant to future option grants under the Company's stock option plans. See "Shares Eligible for Future Sale" and "Underwriting."

                                  RISK FACTORS

  An investment in the Common Stock involves significant risks. See "Risk Factors" beginning on page S-8 of this Prospectus Supplement and page 5 of the accompanying Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                      SUMMARY SUPPLEMENTAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      ACTUAL                         PRO FORMA AS ADJUSTED
                          ------------------------------- -------------------------------------------
                           YEAR ENDED   SIX MONTHS ENDED      YEAR ENDED         SIX MONTHS ENDED
                          JUNE 30, 1997 DECEMBER 31, 1997 JUNE 30, 1997(1)(2) DECEMBER 31, 1997(1)(2)
                          ------------- ----------------- ------------------- -----------------------
STATEMENT OF OPERATIONS
 DATA:
Revenues................   $  145,274      $  106,870         $  210,518            $  125,942
Cost of revenues........      106,109          73,323            155,050                85,300
Selling, general, and
 administrative
 expenses...............       19,501          13,377             28,604                14,965
Depreciation and
 amortization...........        7,202           6,435             15,130                 9,303
Merger costs(3).........        3,337           2,725              3,337                 2,725
                           ----------      ----------         ----------            ----------
Operating income........        9,125          11,010              8,397                13,649
Interest expense........       (3,164)         (1,279)            (2,454)                 (293)
Other income............          595             256              1,696                   403
                           ----------      ----------         ----------            ----------
Income before income
 taxes..................        6,556           9,987              7,639                13,759
Income tax expense(3)...        1,879           3,518              2,356                 5,330
                           ----------      ----------         ----------            ----------
Net income..............   $    4,677      $    6,469         $    5,283            $    8,429
                           ==========      ==========         ==========            ==========
Diluted earnings per
 share .................   $      .27      $      .26         $      .21            $      .26
                           ==========      ==========         ==========            ==========
Weighted average number
 of shares outstanding..   17,183,952      24,968,299         25,724,386            32,036,541(4)
                           ==========      ==========         ==========            ==========
OTHER DATA:
Cash flow from operating
 activities.............   $    8,747      $    4,384
Cash flow from investing
 activities.............      (61,737)        (60,177)
Cash flow from financing
 activities.............       55,963          57,032
EBITDA(5)...............       16,327          17,445         $   23,527            $   22,952
EBITDA margin(6)........         11.2%           16.3%              11.2%                 18.2%

                                                                       PRO FORMA
                              ACTUAL            PRO FORMA             AS ADJUSTED
                         DECEMBER 31, 1997 DECEMBER 31, 1997(7) DECEMBER 31, 1997(2)(7)
                         ----------------- -------------------- -----------------------
BALANCE SHEET DATA:
Working capital.........     $  5,130            $  5,858              $ 25,347
Total assets............      274,217             363,640               405,921
Long term debt and
 capitalized leases,
 less current portion...       57,062             142,662                12,959
Total liabilities.......      119,277             208,700                75,689
Total stockholders'
 equity.................      154,940             154,940               330,232

--------
(1) The pro forma financial information reflects significant acquisitions by the Company since July 1, 1996, which include R&A Bender, Inc. and its affiliates, Waste Services, Inc. and its affiliates, as well as Golden Gate Carting, Co. Inc. and Coney Island Rubbish Removal, Inc. which have closed into escrow, Pappy, Inc., Soil Remediation of Philadelphia, Inc., and Pine Grove, Inc., as if such acquisitions had occurred on July 1, 1996. It also includes operating data for predecessor operations of Apex Waste Services, Inc. for the three month period ended September 30, 1996, and for the pending acquisitions of AWD and Atlantic as if such pending acquisitions had occurred on July 1, 1996. See "Risk Factors - Risks Associated with Completing Pending Acquisitions." The pro forma statement of operations data has been further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as if the Offering had occurred on July 1, 1996. See "-Recent Developments" and Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus Supplement.
(2) Adjusted to reflect (i) the acquisition of the Bethlehem Landfill for $26.1 million in cash and (ii) the sale of 7,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $26 1/2 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(3) Merger costs incurred during the year ended June 30, 1997 of $3.3 million relating to the acquisition of Super Kwik, Inc. and its affiliates, Donno Company, Inc. and its affiliates, and Apex Waste Services, Inc. include the transaction costs and costs of integrating operations. Additionally, the tax provision for this same period includes $904,000 reflecting the recording of a deferred tax provision as of the date of the respective mergers, at which time the pooled entities' S Corporation elections were terminated. Merger costs for the six months ended December 31, 1997 were $2.7 million relating to the acquisition of Waste X Services, Inc., Hamm's Sanitation, Inc. and its affiliates, and an additional charge for Apex Waste Services, Inc. which was acquired on March 31, 1997.
(4) Weighted average number of shares outstanding has been calculated on a pro forma basis after the shares issued in the Offering.
(5) EBITDA represents operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. Further, EBITDA does not necessarily indicate whether cash flow will be sufficient for items such as working capital, capital expenditures, or to react to changes in the Company's industry or economic changes generally. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements and that it is one of the indicators upon which the Company, its lenders, and certain investors assess the Company's financial performance and its capacity to service debt. The Company therefore interprets the trends that EBITDA depicts as one measure of the Company's operating performance. Because EBITDA is not calculated by all companies and analysts in the same fashion, the EBITDA measures presented by the Company may not necessarily be comparable to other similarly titled measures of other companies. Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA data; actual cashflows; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of the Company's EBITDA data to similarly titled measures reported by other companies.
(6) EBITDA margin represents EBITDA expressed as a percentage of revenues.
(7) The pro forma financial information reflects the current pending acquisition by the Company of AWD and Atlantic as if such acquisitions had occurred as of December 31, 1997. See "-Recent Developments" and Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus Supplement.

                                 RISK FACTORS

  An investment in the shares of Common Stock being offered by this Prospectus Supplement involves a high degree of risk. In addition to the other information in this Prospectus Supplement and the accompanying Prospectus, the following factors and the factors set forth under "Risk Factors" in the accompanying Prospectus should be considered carefully in evaluating an investment in the Common Stock. To the extent that any risk factor contained in this Prospectus Supplement conflicts with or supersedes any risk factor contained in the accompanying Prospectus, the risk factor in this Prospectus Supplement shall control.

RISKS ASSOCIATED WITH COMPLETING PENDING ACQUISITIONS

  The Company has entered into definitive agreements to acquire seven collection and transportation operations, three transfer stations, and two landfills, the completion of which are subject to customary closing conditions, including due diligence and the requirements of obtaining certain governmental and other third party consents. No assurance can be given that the closing conditions will be satisfied or that the parties will be able to obtain such governmental and other third party consents. Accordingly, there can be no assurance that any of these pending acquisitions will occur. See "Business - Acquisition Program - Pending Acquisitions."

  Two of these pending acquisitions are AWD and Atlantic. In March 1998, the Company signed definitive agreements to acquire both of these operations from Brambles USA for an aggregate purchase price of $85.6 million. AWD owns a Subtitle D landfill on a 1,315 acre parcel in Waverly, Virginia, currently operating on 48 acres, and Atlantic is a Brooklyn, New York transfer station. The closings of such acquisitions are subject to customary closing conditions, including the requirements of obtaining certain governmental and other third party consents. The acquisition of the AWD landfill is also subject to the waiver or expiration of a 90-day right of first refusal to acquire the AWD landfill held by a third party. The closing of the AWD and Atlantic acquisitions are contingent upon one another. No assurance can be given that the closing conditions will be satisfied or that the parties will be able to obtain such governmental and other third party consents or that the 90-day right of first refusal to acquire the AWD landfill will not be exercised. Accordingly, there can be no assurance that the acquisition of AWD and Atlantic will occur. See "Business -Acquisition Program - Pending Acquisitions."

  Certain portions of this Prospectus Supplement, including "Summary Supplemental Financial Data," "Capitalization" and "Selected Supplemental Consolidated Financial Data" contain certain pro forma information with respect to the pending acquisitions of AWD, Atlantic and the Bethlehem Landfill. This information is provided for informational purposes only and no assurances can be given that any of these acquisitions will occur.

  The Company intends to use approximately $85.6 million of the net proceeds from the Offering to purchase AWD and Atlantic and approximately $26.1 million to purchase the Bethlehem Landfill. To the extent the Company is unable to close these acquisitions, the net proceeds from the Offering will be used to fund other acquisitions and for capital expenditures and other general corporate purposes. See "Use of Proceeds."

HISTORY OF LOSSES; WORKING CAPITAL DEFICITS; CONTINUING CHARGES

  The Company has reported net losses in prior fiscal years, including a net loss to common stockholders of approximately $2.8 million (including $3.0 million in unusual items principally related to the Company's June 1996 change of control) during the fiscal year ended June 30, 1996. Additionally, the Company has reported working capital deficits, including $0.5 million and $1.6 million at June 30, 1997 and 1996, respectively. In connection with the financing of its acquisitions and business growth, the Company has incurred, and anticipates that it will continue to incur, significant debt and interest charges under its revolving credit facility. In addition, the Company will continue to recognize a significant amount of goodwill amortization charges in connection with its acquisitions of collection and transportation businesses and transfer stations that are accounted for under the "purchase" method of accounting. Such goodwill is amortized over a period not to exceed 40 years depending on the business acquired, resulting in an annual non-cash charge to earnings during that period. As the Company continues to pursue its acquisition program, its financial position and results of operations may fluctuate significantly from period to period.

LIMITED OPERATING HISTORY IN REGARD TO SIGNIFICANT ASSETS

  The Company's acquisition of solid waste collection, transportation and disposal businesses during fiscal 1997 contributed approximately $100 million or 93% of the Company's revenues for the fiscal year ended June 30, 1997 and approximately $158 million or 86% of the Company's assets at June 30, 1997. Because of the Company's relatively limited operating history with respect to these recently acquired businesses, no assurances can be given that the Company will be able to replicate or improve upon their historical financial performance.

POTENTIAL INADEQUACY OF ACCRUALS FOR CLOSURE AND POST-CLOSURE COSTS

  The Company has material financial obligations relating to closure and post-closure costs of the landfills it operates. While the precise amounts of these future obligations cannot be determined, the Company estimated the total costs to be approximately $20.0 million for final closure of its landfills, of which $4.6 million had been accrued as of December 31, 1997. The Company makes an accrual for these costs based on consumed airspace in relation to the management's estimate of total available airspace of the landfills. Post-closure monitoring costs pursuant to applicable regulations (generally for a term of 30 to 40 years after final closure) are estimated at $11.0 million. At December 31, 1997, the Company had accrued $3.7 million for such projected post-closure costs. The Company will provide additional accruals based on engineering estimates of consumption of permitted landfill airspace over the useful lives of its landfills. There can be no assurance that the Company's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on the Company's business and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE; SUBSEQUENT REGISTRATIONS

  Sales in the public market of substantial amounts of Common Stock could have an adverse effect on the market price of the Common Stock and may make it more difficult for the Company to sell its equity securities in the future at times and prices that it deems appropriate. Upon completion of the Offering, the Company will have outstanding 32,140,462 shares of Common Stock. Of these shares, approximately 27,879,932 shares of Common Stock, including the 7,500,000 shares of Common Stock sold in the Offering, will be tradeable without restriction or limitation under the Securities Act, except for any shares owned by "affiliates" of the Company which will be subject to the resale limitations under Rule 144 of the Securities Act. The remaining approximately 4,260,530 outstanding shares of Common Stock held by existing stockholders are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including that provided by Rule 144. Subject to compliance with the Rule, 961,312 of these restricted shares are currently saleable in the public market, an additional 269,959 of these restricted shares will become saleable in the public market 90 days following the date of this Prospectus Supplement and an additional 867,106 of these restricted shares will become saleable in the public market 180 days following the date of this Prospectus Supplement.

  At April 1, 1998, there were outstanding options and warrants to purchase a total of 3,336,707 shares of Common Stock and an additional 4,903,464 shares reserved for issuance pursuant to future option grants under the Company's stock option plans. In addition, in connection with certain of the Company's acquisitions, the Company has held back a certain portion of the purchase price that was payable in Common Stock to generally secure the sellers' indemnification obligations to the Company under the acquisition agreements. Such Common Stock will be issued to the sellers upon the occurrence of certain events and/or the satisfaction of certain liabilities by the sellers. At April 1, 1998, a total of 723,632 shares of unissued Common Stock (the "Hold Back Shares") were subject to such hold backs. See "Shares Eligible for Future Sale."

  Certain stockholders of the Company that hold restricted securities have registration rights for an aggregate of up to 922,833 shares of Common Stock. Such registration rights may begin to be exercised at various times beginning July 1998. In addition, the Company has agreed to register 597,655 of the Hold Back Shares at various times beginning July 1998. The Company has agreed to pay substantially all expenses incident to such registrations, other than underwriting discounts and commissions. If such stockholders cause a large number of shares to be sold in the market, such sales could have an adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale."

  The Company has filed a registration statement on Form S-4 under the Securities Act (the "Acquisition Shelf") that registers five million shares of Common Stock for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons who are not "affiliates;" however, the Company has agreed that resales of these shares during the 120-day period following the date of this Prospectus Supplement would require the prior written consent of Smith Barney Inc. As of April 30, 1998, 3,613,656 shares of Common Stock remained available for issuance under such registration statement.

  The foregoing notwithstanding, the Company and the directors and certain executive officers and stockholders of the Company who owned of record an aggregate of 1,587,331 shares of Common Stock and options and warrants to purchase 1,647,004 shares of Common Stock at April 1, 1998, and the Selling Stockholders who will own an aggregate of 500,002 shares after the Offering, have agreed, except for certain limited exceptions or with the prior written consent of Smith Barney Inc., that they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 120 days after the date of this Prospectus Supplement. In addition, the other executive officers and certain other employees and stockholders of the Company who owned of record an aggregate of 3,643,441 shares of Common Stock and options and warrants to purchase 913,649 shares of Common Stock at April 1, 1998 also have agreed to such transferability restrictions, except that the restrictive period is for 90 days following the date of this Prospectus Supplement. Notwithstanding this restriction, certain executive officers of the Company have the right to sell up to an aggregate of 185,000 shares of Common Stock during the period. Furthermore, certain stockholders of the Company that acquired 1,386,344 shares of Common Stock under the Company's Acquisition Shelf in connection with an acquisition by the Company have agreed, except for certain limited exceptions or with the prior written consent of Smith Barney Inc., that they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, an aggregate of 924,230 shares until March 1999. The remaining 462,114 shares are also subject to transferability restrictions, except that the restrictive period will terminate in June 1998. In addition, Kenneth Chuan-kai Leung, a director of the Company, has agreed with the Company that in June 1998 he will exercise in full his options to purchase 15,000 shares of Common Stock. Mr. Leung also agreed that he will not sell, offer to sell, solicit or offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of any such shares for a period of one year from the date of exercise. See "Shares Eligible for Future Sale" and "Underwriting."

  Since the Company has issued, and may continue to issue, a significant number of shares of Common Stock in connection with acquisitions of other businesses, the number of outstanding shares of Common Stock that are likely to be eligible for sale in the future is likely to increase significantly. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options and warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

RISK FACTORS DISCUSSED IN THE PROSPECTUS

  The accompanying Prospectus contains an extensive discussion of risk factors that should be carefully considered by any prospective investor in the Common Stock. Among the topics covered are: (i) History of Losses; Working Capital Deficits; Continuing Charges; (ii) Ability to Manage Growth; (iii) Dependence on Acquisitions for Growth; (iv) Availability of Acquisition Targets; (v) Ability to Integrate Acquired Businesses and Achieve Operating Efficiencies;
(vi) Potential Liabilities Associated with Acquisitions; (vii) Need for Additional Capital; Potential Dilution; (viii) Dependence on Key Personnel;
(ix) Dependence on Third Party Landfills; (x) Extensive Permitting and Licensing Requirements; (xi) Potential Pennsylvania Landfill Restrictions;
(xii) Kentucky Landfill Obligations; (xiii) Government Regulation; (xiv) Regulation by New York City Trade Waste Commission; (xv) Public Utility Regulation; (xvi) Possible Legal Action; (xvii) Potential Environmental Liability; (xviii) Ability to Meet Bonding Requirements; (xix) Limits on Insurance Coverage; (xx) Waste Reduction Programs; (xxi) Competition;
(xxii) Seasonality; Economic Conditions; (xxiii) Anti-Takeover Provisions; Change in Control Provisions; (xxiv) Control by Management; (xxv) Volatility of Stock Price; (xxvi) Lack of Cash Dividends on Common Stock; and (xxvii) Year 2000 Disclosure.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

  This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference herein and therein, contain certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity, and capital resources. Forward Looking Statements are included in "Prospectus Supplement Summary," "Summary Supplemental Financial Data," "Selected Supplemental Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Prospectus Supplement and the accompanying Prospectus. Although the Company believes that the expectations reflected in Forward Looking Statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, those disclosed in this section and under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in this Prospectus Supplement and under "Risk Factors" in the accompanying Prospectus.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 7,000,000 shares of Common Stock offered hereby are estimated to be approximately $175.3 million (approximately $203.6 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

  The net proceeds to be received by the Company will be primarily used to fund acquisitions, including approximately $85.6 million to purchase AWD and Atlantic from Brambles USA and approximately $26.1 million to purchase the Bethlehem Landfill, assuming these acquisitions are consummated, and approximately $49.6 million of the net proceeds will be used to repay all of the Company's outstanding indebtedness under its revolving credit facility. The remainder of the net proceeds will be used for capital expenditures and other general corporate purposes. Pending specific application, the Company intends to invest any unused portion of the net proceeds in short-term investment-grade interest bearing securities. After repayment of the revolving credit facility, the Company will be able to redraw on the revolving credit facility as needed for acquisitions, capital expenditures, and general corporate purposes. The revolving credit facility provides for borrowing capacity, including letters of credit, of up to $150 million. Approximately $66.9 million was outstanding at April 30, 1998, of which $17.3 million was in letters of credit. The revolving credit facility bears interest based on an adjusted prime rate or Eurodollar rate (the applicable interest rate was 6.4% at April 30, 1998), and expires in October 2002. The bank indebtedness under the revolving credit facility was incurred primarily to fund acquisitions, including 18 solid waste management businesses between August 1997 and April 1998, and for general corporate purposes. For a description of the Company's acquisition program, see "Business - Acquisition Program."

  There can be no assurance that the acquisitions of AWD, Atlantic and the Bethlehem Landfill will occur. To the extent the net proceeds are not used to fund these acquisitions, the net proceeds will be used to fund other acquisitions and for capital expenditures and other general corporate purposes. See "Risk Factors - Risks Associated with Completing Pending Acquisitions."

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain all working capital and earnings, if any, for use in the Company's operations and in the expansion of its business. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's results of operations, financial condition and capital requirements, the terms of any then existing indebtedness, general business conditions, and such other factors as the Board of Directors deems relevant. The Company's current credit facility prohibits the payment of cash dividends without prior bank approval.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is included for quotation on the Nasdaq National Market under the symbol EESI. The sale prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily represent actual transactions. Prospective purchasers of the Common Stock are urged to obtain current market quotations. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the Nasdaq National Market.

                                                                   HIGH     LOW
                                                                   ----     ---
   YEAR ENDED JUNE 30, 1996:
     First Quarter............................................ $ 2 1/4  $ 1 1/4
     Second Quarter...........................................   2 1/4    1 1/2
     Third Quarter............................................   1 3/4       1
     Fourth Quarter...........................................   7 1/8    1 1/4
   YEAR ENDED JUNE 30, 1997:
     First Quarter............................................ $ 7 1/16 $    5
     Second Quarter...........................................  10 3/8    6 1/2
     Third Quarter............................................  14 1/8    8 3/8
     Fourth Quarter...........................................  18 1/8   11 3/8
   YEAR ENDING JUNE 30, 1998:
     First Quarter............................................ $19 1/2  $15 1/4
     Second Quarter...........................................  26 1/4   18 7/8
     Third Quarter............................................  27 3/4   19 1/8
     Fourth Quarter (through May 1)...........................  28 3/16     24

  For a recent reported sale price of the Common Stock, see the cover page of this Prospectus Supplement.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) at December 31, 1997, (ii) on a pro forma basis to reflect the pending acquisitions of AWD and Atlantic as if such pending acquisitions had occurred on December 31, 1997, and (iii) on a pro forma as adjusted basis to reflect the pending acquisition of the Bethlehem Landfill and the sale by the Company of 7,000,000 shares of Common Stock in the Offering at an assumed public offering price of $26 1/2 and the application of the estimated net proceeds therefrom, after deducting the estimated underwriting discounts and commissions and offering expenses. There can be no assurance that the acquisitions of AWD, Atlantic, and the Bethlehem Landfill will occur. See "Risk Factors - Risks Associated with Completing Pending Acquisitions."

                                                    DECEMBER 31, 1997
                                              ----------------------------------
                                                                      PRO FORMA
                                               ACTUAL   PRO FORMA    AS ADJUSTED
                                              --------  ---------    -----------
                                                  (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................  $  6,693  $  6,781      $ 22,962
                                              ========  ========      ========
Long-term debt and capitalized leases, less
 current portion(1).........................  $ 57,062  $142,662(3)   $ 12,959(4)
Stockholders' equity:
  Common Stock, $.01 par value, 50,000,000
  shares authorized; 24,731,765 shares
  issued and pro forma; 31,731,765 shares
  pro forma as adjusted(2)..................       247       247           317
Additional paid-in capital..................   141,624   141,624       316,846
Retained earnings...........................    13,145    13,145        13,145
                                              --------  --------      --------
                                               155,016   155,016       330,308
Less treasury stock at cost (39,100 shares).       (76)      (76)          (76)
                                              --------  --------      --------
    Total stockholders' equity..............   154,940   154,940       330,232
                                              --------  --------      --------
    Total capitalization....................  $212,002  $297,602      $343,191
                                              ========  ========      ========

--------
(1) The Company's long-term debt primarily reflect obligations of the Company relating to its credit facilities. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -
     Liquidity and Capital Resources."
(2) Excludes 3,336,707 shares of Common Stock issuable upon exercise of outstanding options and warrants at April 1, 1998 and an additional 4,903,464 shares reserved for issuance pursuant to future option grants under the Company's stock option plans. In April 1998, the Company amended its Certificate of Incorporation to, among other things, authorize the issuance of up to 150,000,000 shares of Common Stock and up to 50,000,000 shares of Preferred Stock. At April 1, 1998, there were issued and outstanding 25,140,462 shares of Common Stock and no shares of Preferred Stock.
(3) Long-term debt and capitalized leases, less current portion, pro forma gives effect to borrowings of $85.6 million to fund the pending acquisitions of AWD and Atlantic.
(4) Long-term debt and capitalized leases, less current portion, pro forma as adjusted gives effect to borrowings of $26.1 million to fund the pending acquisition of the Bethlehem Landfill and the application of the estimated net proceeds from the Offering.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXPECT PER SHARE DATA)

  The following table presents (i) supplemental consolidated financial data of the Company as of the dates and for the periods indicated, (ii) unaudited interim supplemental consolidated financial data of the Company as of the date and for the periods indicated, and (iii) pro forma supplemental consolidated financial data of the Company as of the date and for the periods indicated, after giving effect to the events described below and in the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus Supplement. The supplemental financial data gives retroactive effect to the acquisitions of Bluegrass Containment, Inc. ("Bluegrass") on March 9, 1998, Frank Stamato & Company and its affiliates ("Stamato") on March 31, 1998, and Ecology Systems, Inc. and its affiliates ("Ecology") on March 31, 1998. Each of these acquisitions was accounted for as a pooling of interests. Upon the release of financial information covering the date of consummation of these acquisitions, the supplemental consolidated financial data will become the historical consolidated financial data of the Company. The financial information as of June 30, 1995, June 30, 1996, and June 30, 1997, and for each of the three years in the period ended June 30, 1997 has been derived from the Company's Audited Supplemental Consolidated Financial Statements included elsewhere in this Prospectus Supplement. The financial information derived from the Company's Unaudited Supplemental Consolidated Financial Statements as of December 31, 1997 and for the six months ended December 31, 1997 and 1996 includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations as of the date and for the periods indicated. The pro forma information does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. The selected supplemental consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Supplemental Consolidated Financial Statements and notes thereto and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus Supplement.

                                          ACTUAL                                     PRO FORMA
                  ----------------------------------------------------------  --------------------------
                                                           SIX MONTHS                        SIX MONTHS
                        YEAR ENDED JUNE 30,            ENDED DECEMBER 31,     YEAR ENDED       ENDED
                  ----------------------------------  ----------------------   JUNE 30,     DECEMBER 31,
                     1995        1996        1997       (1996)     1997(1)     1997 (2)       1997 (2)
                  ----------  ----------  ----------  ----------  ----------  ----------    ------------
STATEMENT OF
 OPERATIONS
 DATA:
Revenues........  $   91,245  $   99,988  $  145,274  $   64,990  $  106,870  $  210,518     $  125,942
Cost of
 revenues.......      68,487      80,240     106,109      51,173      73,323     155,050         85,300
Selling,
 general, and
 administrative
 expenses.......      13,456      16,003      19,501       7,462      13,377      28,604         14,965
Depreciation and
 amortization...       5,370       5,339       7,202       2,961       6,435      15,130          9,303
Merger costs
 (4)............         --          --        3,337       1,856       2,725       3,337          2,725
                  ----------  ----------  ----------  ----------  ----------  ----------     ----------
Operating income
 (loss).........       3,932      (1,594)      9,125       1,538      11,010       8,397         13,649
Interest
 expense, net...      (1,104)     (1,287)     (3,164)       (992)     (1,279)    (13,759)        (5,131)
Other income,
 net............         172         145         595         262         256       1,696            403
                  ----------  ----------  ----------  ----------  ----------  ----------     ----------
Income (loss)
 before income
 taxes..........       3,000      (2,736)      6,556         808       9,987      (3,666)         8,921
Income tax
 expense
 (benefit)(4)...         262          96       1,879         789       3,518      (2,471)         3,201
                  ----------  ----------  ----------  ----------  ----------  ----------     ----------
Net income
 (loss).........  $    2,738  $   (2,832) $    4,677  $       19  $    6,469  $   (1,195)    $    5,720
                  ==========  ==========  ==========  ==========  ==========  ==========     ==========
Basic earnings
 (loss) per
 share..........  $      .27  $     (.25) $      .29  $      --   $      .28  $     (.07)    $      .24
                  ==========  ==========  ==========  ==========  ==========  ==========     ==========
Weighted average
 number of
 shares
 outstanding....  10,299,624  11,473,345  16,220,259  15,381,031  23,421,362  17,760,693(5)  23,489,604(5)
                  ==========  ==========  ==========  ==========  ==========  ==========     ==========
Diluted earnings
 (loss) per
 share..........  $      .26  $     (.25) $      .27  $      --   $      .26  $     (.07)    $      .23
                  ==========  ==========  ==========  ==========  ==========  ==========     ==========
Weighted average
 number of
 shares
 outstanding....  10,392,232  11,473,345  17,183,952  15,921,031  24,968,299  17,760,693(5)  25,036,541(5)
                  ==========  ==========  ==========  ==========  ==========  ==========     ==========
                         PRO FORMA
                        AS ADJUSTED
                  ----------------------------
                                 SIX MONTHS
                  YEAR ENDED       ENDED
                   JUNE 30,     DECEMBER 31,
                   1997(3)        1997 (3)
                  ------------- --------------
STATEMENT OF
 OPERATIONS
 DATA:
Revenues........  $  210,518     $  125,942
Cost of
 revenues.......     155,050         85,300
Selling,
 general, and
 administrative
 expenses.......      28,604         14,965
Depreciation and
 amortization...      15,130          9,303
Merger costs
 (4)............       3,337          2,725
                  ------------- --------------
Operating income
 (loss).........       8,397         13,649
Interest
 expense, net...      (2,454)          (293)
Other income,
 net............       1,696            403
                  ------------- --------------
Income (loss)
 before income
 taxes..........       7,639         13,759
Income tax
 expense
 (benefit)(4)...       2,356          5,330
                  ------------- --------------
Net income
 (loss).........  $    5,283     $    8,429
                  ============= ==============
Basic earnings
 (loss) per
 share..........  $      .21     $      .28
                  ============= ==============
Weighted average
 number of
 shares
 outstanding....  24,760,693(6)  30,489,604(6)
                  ============= ==============
Diluted earnings
 (loss) per
 share..........  $      .21     $      .26
                  ============= ==============
Weighted average
 number of
 shares
 outstanding....  25,724,386(6)  32,036,541(6)
                  ============= ==============

                                                                                                     PRO FORMA
                                          ACTUAL                             PRO FORMA              AS ADJUSTED
                          -------------------------------------------  ---------------------- -----------------------
                                                       SIX MONTHS
                                                          ENDED          YEAR     SIX MONTHS              SIX MONTHS
                            YEAR ENDED JUNE 30,       DECEMBER 31,      ENDED       ENDED     YEAR ENDED    ENDED
                          -------------------------  ----------------  JUNE 30,  DECEMBER 31,  JUNE 30,  DECEMBER 31,
                           1995     1996     1997    (1996)   1997(1)  1997(2)     1997(2)       1997        1997
                          -------  -------  -------  -------  -------  --------  ------------ ---------- ------------
OTHER DATA:
Cash flow from operating
 activities.............  $ 8,563  $ 5,970  $ 8,747  $ 3,327  $ 4,384
Cash flow from investing
 activities.............   (8,590) (12,780) (61,737) (45,128) (60,177)
Cash flow from financing
 activities.............    1,041    5,217   55,963   46,961   57,032
EBITDA(7)...............    9,302    3,745   16,327    4,499   17,445  $ 23,527    $ 22,952    $ 23,527    $ 22,952
EBITDA margin(8)........     10.2%     3.7%    11.2%     6.9%    16.3%     11.2%       18.2%       11.2%       18.2%

                                                                                 PRO FORMA
                                         ACTUAL                     PRO FORMA   AS ADJUSTED
                         ----------------------------------------- ------------ ------------
                         JUNE 30, JUNE 30,  JUNE 30,  DECEMBER 31, DECEMBER 31, DECEMBER 31,
                           1995     1996      1997        1997       1997(9)      1997(10)
                         -------- --------  --------  ------------ ------------ ------------
BALANCE SHEET DATA
Working capital
 (deficit).............. $   365  $(1,592)  $   (461)   $  5,130     $  5,858     $ 25,347
Total assets............  14,102   49,161    183,183     274,217      363,640      405,921
Long term debt and
 capitalized leases,
 less current portion...   2,467   13,196     66,914      57,062      142,662       12,959
Total liabilities.......   8,147   32,246    123,339     119,277      208,700       75,689
Total stockholders'
 equity.................   5,955   16,915     59,844     154,940      154,940      330,232

SELECTED SUPPLEMENTAL FINANCIAL DATA FOOTNOTES

 (1) The acquisitions of Pappy, Inc. ("Pappy"), Soil Remediation of Philadelphia, Inc. ("SRP"), and Pine Grove, Inc. ("Pine Grove") were effective on August 15, 1997, August 20, 1997, and December 1, 1997, respectively. Each of these acquisitions was accounted for under the purchase method; accordingly, their results of operations are included from the effective dates of the acquisitions.
 (2) The pro forma financial information reflects significant acquisitions by the Company since July 1, 1996, which include R&A Bender, Inc. and its affiliates, Waste Services, Inc. and its affiliates, as well as Golden Gate Carting Co. Inc. ("Golden Gate") and Coney Island Rubbish Removal, Inc. ("Coney Island"), which have closed into escrow, Pappy, SRP, Pine Grove and AWD and Atlantic as if such acquisitions had occurred on July 1, 1996. It also includes operating data for predecessor operations of Apex for the three month period ended September 30, 1996. See "Prospectus Supplement Summary - Recent Developments" and Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus Supplement.
 (3) Adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, as described in "Use of Proceeds", as if the Offering had occurred on July 1, 1996. See "Prospectus Supplement Summary - Recent Developments" and Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus Supplement.
 (4) Merger costs include the transaction costs and costs of integrating operations. Merger costs incurred during the six months ended December 31, 1997 were $2.7 million, related to the acquisition of Waste X Services, Inc. ("Waste X") on August 14, 1997, Hamm's Sanitation, Inc. and H.S.S. Inc. (collectively, "Hamm's") on December 1, 1997, and an additional charge for Apex Waste Services, Inc. ("Apex"), which was acquired on March 31, 1997. Merger costs for the six months ended December 31, 1996 were $1.9 million and related to the acquisition of Super Kwik, Inc. and its affiliates ("Super Kwik"). Additionally, the tax provision for the six-month period ended December 31, 1996 and year ended June 30, 1997 includes $904,000 reflecting the recording of a deferred tax provision as of the date of the merger, at which time the S Corporation election for Super Kwik was terminated.
 (5) Weighted average number of shares outstanding has been calculated on a pro forma basis prior to the shares issued in the Offering.
 (6) Weighted average number of shares outstanding has been calculated on a pro forma basis after the shares issued in the Offering.

 (7) EBITDA represents operating income plus depreciation and amortization. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. Further, EBITDA does not necessarily indicate whether cash flow will be sufficient for items such as working capital, capital expenditures, or to react to change in the
    Company's industry or economic changes generally. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements and that it is one of the indicators upon which the Company, its lenders, and certain investors assess the Company's financial performance and its capacity to service debt. The Company therefore interprets the trend that EBITDA depicts as one measure of the Company's operating performance. Because EBITDA is not calculated by all companies and analysts in the same fashion, the EBITDA measures presented by the Company may not necessarily be comparable to other similarly titled measures of other companies. Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA data; actual cash flows; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of the Company's EBITDA data to similarly titled measures reported by other companies.
 (8) EBITDA margin represents EBITDA expressed as a percentage of revenues.
 (9) The pro forma financial information reflects the pending acquisitions of AWD and Atlantic by the Company subsequent to December 31, 1997 as if such acquisitions had occurred as of December 31, 1997. See "Prospectus Supplement Summary - Recent Developments," "Risk Factors-Risks Associated with Completing Pending Acquisitions," and Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus Supplement.
(10) Adjusted to reflect (i) the acquisition of the Bethlehem Landfill for $26.1 million in cash and (ii) the sale of 7,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $26 1/2 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Company's supplemental consolidated financial statements and related notes thereto included elsewhere in this Prospectus Supplement. The supplemental consolidated financial statements of the Company include the financial position and results of operations of (i) Hamm's, which was acquired on December 1, 1997, (ii) Bluegrass, which was acquired on March 9, 1998, (iii) Ecology, which was acquired on March 31, 1998, and (iv) Stamato, which was acquired on March 31, 1998. Each of these transactions was accounted for under the pooling of interests method of accounting.

  On April 1, 1998, the Company adopted a change in its fiscal year end from June 30 to December 31.

  The following discussion includes Forward Looking Statements. The accuracy of such statements depends upon a variety of factors that may affect the business and operations of the Company. The Company, in an effort to help keep its stockholders and the public informed about the Company's operations, may from time to time issue certain statements that contain or may contain forward-looking information. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. See "Disclosure Regarding Forward Looking Statements."

INTRODUCTION

  REVENUES

  The Company is a non-hazardous solid waste management company specializing in the collection, transportation, and disposal of residential, industrial, commercial, and special waste, principally in the eastern United States. The Company's revenues for the six months ended December 31, 1997 were comprised of approximately 86% solid waste collection and transportation operations, approximately 8% solid waste disposal operations, and approximately 6% other waste management services.

  The Company's solid waste collection operations earn revenues from fees collected from residential, commercial, and industrial collection and transfer station customers. Solid waste collection is provided under two primary types of arrangements depending on the customers being served. Collection services for commercial and industrial customers are generally performed under one to three year service agreements. Collection services for residential customers generally are performed under contracts with, or franchises granted by, municipalities or regional authorities that grant the Company rights to service all or a portion of the residents in their jurisdictions, except in rural areas where the Company usually contracts directly with the customer. Such contracts or franchises generally range in duration from one to five years. Recently, some municipalities have bid their residential collection contracts based on the volume of waste collected versus the number of households serviced. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or paid directly by residents receiving the services.

  As part of its solid waste collection operations, the Company's seven owned or operated transfer stations receive solid waste collected primarily by its various collection operations, compact the waste and transfer it to larger vehicles for transport to landfills. This procedure reduces the Company's costs by improving its use of collection personnel and equipment.

  The Company's solid waste landfills earn revenues from disposal fees charged to third parties and from disposal fees charged to the Company's collection and transportation operations that dispose of solid waste at the Company's landfills. These landfills receive solid waste from the Company's own collection companies and transfer stations, as well as from independent collection operators. Over the six months ended December 31, 1997, approximately 17% of the Company's revenues generated from collection operations represented solid waste collected by the Company that was delivered for disposal at its own landfills, and approximately 23% of the Company's revenue generated from landfill disposal operations represented solid waste disposed of at the Company's landfills that was delivered by the Company.

  The Company's prices for solid waste collection, transportation and disposal services are typically determined by the volume, weight, or type of waste collected, as well as other factors including the competitive pricing environment. The Company's ability to pass on cost increases may be limited by the terms of its contracts.

  COST OF REVENUES

  Cost of revenues consists primarily of tipping fees paid to third party landfills, accruals for future landfill closure and post-closure costs, direct labor and related taxes and benefits, subcontracted transportation and equipment rental charges, maintenance and repairs of equipment and facilities, environmental compliance costs and site maintenance costs for landfills, fuel, and landfill assessment fees and taxes. See " - Liquidity and Capital Resources."

  SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

  Selling, general, and administrative expenses consist primarily of management, clerical and administrative salaries and costs and overhead, professional services, facility rentals and associated costs, financial insurance bonding premiums, landfill related financial assurance bonding premiums, and costs relating to marketing and sales.

  The Company capitalizes direct incremental costs associated with purchase acquisitions. Indirect development and acquisition costs, such as executive salaries, corporate overhead, public relations, and other corporate services and overhead are expensed as incurred. The Company also charges as an expense any unamortized capitalized expenditures relating to proposed acquisitions that will not be consummated.

  At December 31, 1997, capitalized costs related directly to proposed acquisitions that were not yet consummated were $492,000. The Company periodically reviews the future realization of these capitalized project costs and makes provisions against capitalized costs that are associated with projects that are not likely to be completed.

  DEPRECIATION AND AMORTIZATION

  Depreciation and amortization consists primarily of depreciation of buildings, vehicles, and machinery and equipment, amortization of capitalized direct landfill development costs, and amortization expense related to intangible assets including goodwill. Property and equipment is depreciated over the estimated useful life of the assets using the straight line method. Intangible assets, including goodwill, are amortized using the straight line method for periods not exceeding 40 years.

  Certain direct engineering, legal, permitting, construction, and other costs associated with expansion of landfills, together with related interest costs, are capitalized and are amortized over the estimated useful life of the site using the unit of production method as airspace is consumed. Successful permitting of additional landfill disposal capacity improves the Company's profitability by increasing the airspace over which the Company may amortize capitalized costs of the landfill. At December 31, 1997, capitalized costs related directly to the acquisition and expansion of existing and future landfills and cell development were $84.7 million.

  The Company's policy is to charge as an expense any unamortized capitalized expenditures and advances relating to any landfill that is permanently closed or any landfill expansion project that is abandoned.

  MERGER COSTS

  In connection with acquisitions accounted for under the pooling of interests method, the Company records various merger costs including transaction-related expenses and costs to bring the acquired assets into conformity with corporate safety and operational standards.

  OTHER INCOME (EXPENSES)

  Other income and expense, which includes gains and losses on sales of equipment, has not historically been material to the Company's results of operations.

  TAXES

  In fiscal 1997, the Company utilized approximately $3.8 million of net operating loss carryforwards for federal income tax purposes. In fiscal 1998, the Company's provision for income taxes should more closely approximate the statutory tax rates, increased by the effect of nondeductible amortization expense.

  ACQUISITION PROGRAM

  In June 1996, the Company initiated an acquisition program to expand its operations by acquiring solid waste collection, transportation, and disposal businesses, principally in the eastern United States. Exclusive of the restatement for Bluegrass, Ecology and Stamato, each of which was acquired in pooling transactions subsequent to December 31, 1997, approximately $73 million or 94% of the Company's revenues for the six months ended December 31, 1997 and approximately $230 million or 90% of the Company's assets at December 31, 1997 resulted from 25 acquisitions consummated by the Company between July 1996 and December 1997. Of these 25 acquisitions, 21 have been accounted for under the purchase method of accounting and four have been accounted for under the pooling of interests method of accounting.

  With respect to the 21 acquisitions that have been accounted for under the purchase method of accounting, goodwill is amortized over a period not to exceed 40 years, resulting in an annual noncash charge to earnings during the amortization period. Accordingly, if the Company completes additional acquisitions which are accounted for under the purchase method of accounting, its financial position and results of operations may fluctuate significantly from period to period, as a result of additional noncash charges relating to goodwill. Amortization expense of goodwill was approximately $781,000 for the six months ended December 31, 1997.

  In addition, the Company closed into escrow on May 12, 1997 the pending acquisitions of Golden Gate and Coney Island pending approval of the transactions by the New York City Trade Waste Commission (the "TWC"). Estimated consideration relating to the Golden Gate and Coney Island acquisitions consists of an aggregate of 288,820 unregistered shares of Common Stock and the assumption of approximately $3.0 million of debt. The acquisitions of Golden Gate and Coney Island will be accounted for under the purchase method.

  In connection with each of its acquisitions, the Company attempts to implement a number of cost saving measures, including possible reductions in management levels and other personnel, the implementation of centralized management and cost controls, and the elimination of duplicate collection routes.

  Because of the relative importance of acquired business and assets to the Company's financial performance, the Company does not believe that its historical financial statements are necessarily indicative of future performance.

  SUBSEQUENT ACQUISITIONS

  From January 1, 1998 to April 30, 1998, the Company acquired the assets of ten collection companies in separate transactions. Total consideration under the agreements consisted of approximately 240,000 unregistered shares of Common Stock and cash of approximately $6.6 million. These transactions will be accounted for using the purchase method of accounting.

  On February 12, 1998, the Company acquired Kelly Run Sanitation, Inc. (the "Kelly Run Landfill") from USA Waste Services, Inc. Consideration under the agreement consisted of 250,000 shares of Common Stock in exchange for all the issued and outstanding capital stock of Kelly Run Landfill. This transaction will be accounted for using the purchase method of accounting.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 1996

  The following table presents the percentage each item in the consolidated statements of operations bears to total revenues:

                                                             SIX MONTHS ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
   Revenues.................................................    100.0%    100.0%
   Cost of revenues.........................................     68.6      78.7
   Selling, general, and administrative expenses............     12.5      11.5
   Depreciation and amortization............................      6.0       4.6
   Merger costs.............................................      2.6       2.9
                                                             --------  --------
   Operating income.........................................     10.3       2.3
   Interest expense, net....................................     (1.2)     (1.5)
   Other income (expense)...................................      0.3       0.4
                                                             --------  --------
   Income before income taxes...............................      9.4       1.2
   Income tax expense.......................................      3.3       1.2
                                                             --------  --------
   Net income...............................................      6.1%      0.0%
                                                             ========  ========

  Revenues for the six months ended December 31, 1997 were $106.9 million compared to $65.0 million for the six months ended December 31, 1996, an increase of $41.9 million, or 64.0%. The principal factor affecting the increase in revenues was the impact of acquisitions accounted for as purchases made in the past twelve months, primarily consisting of Pappy, Pine Grove, SRP and several solid waste collection companies in the New York and Florida markets, which contributed aggregate revenues of $19.7 million for the six months ended December 31, 1997. The acquisitions of Super Kwik, Donno Company, Inc. and affiliates ("Donno"), Hamm's, Bluegrass, Stamato and Ecology, which have been accounted for as poolings of interests, contributed revenue of $57.9 million for the six months ended December 31, 1997 compared to $50.1 million for the six months ended December 31, 1996, an incremental increase of $7.8 million. Additionally, Apex contributed revenues of $8.7 million for the six months ended December 31, 1997, as compared to $4.4 million for the six months ended December 31, 1996. The primary reason for this increase is that, although the acquisition of Apex was accounted for as a pooling of interests, Apex did not commence operations until October 1, 1996. Also, because R&A Bender, Inc. was acquired on December 10, 1996, it contributed only $526,000 to revenues for the six months ended December 31, 1996, as compared to revenues of $4.4 million for the six months ended December 31, 1997.

  Cost of revenues for the six months ended December 31, 1997, was $73.3 million compared to $51.2 million for the six months ended December 31, 1996, an increase of $22.1 million or 43.2%. Cost of revenues as a percentage of revenues for the six months ended December 31, 1997 was 68.6% compared to 78.7% for the same period in fiscal 1997. This decrease in percentage was primarily due to (i) the acquisition by the Company of five landfills, which operate at higher margins than the Company's other operations, (ii) economies of scale relating to the Company's increase in size over the period, and (iii) operating efficiencies.

  Selling, general, and administrative expenses for the six months ended December 31, 1997, were $13.4 million compared to $7.5 million for the six months ended December 31, 1996, an increase of $5.9 million or 79%. These expenses as a percentage of revenues for the six months ended December 31, 1997, were 12.5% compared to 11.5% for the same period in fiscal 1997. The slight increase as a percentage of revenues reflects the increased infrastructure, including accounting, finance, legal and administration, necessary to integrate the acquisitions consummated. This increase was partially offset by the elimination of redundant overhead as acquisitions in certain geographic areas were consolidated.

  Depreciation and amortization totaled $6.4 million, or 6.0% of revenues, for the six months ended December 31, 1997, versus $3.0 million, or 4.6% of revenues, for the same period in fiscal 1997. This increase was primarily due to increased depreciation, landfill amortization, and amortization of goodwill and other intangibles associated with the acquisitions.

  Merger costs incurred during the six months ended December 31, 1997, were $2.7 million, related to the acquisition of Waste X acquired on August 14, 1997, Hamm's, acquired on December 1, 1997, and an additional charge for Apex, which was acquired on March 31, 1997. These acquisitions were accounted for as pooling of interests. Merger costs for the same period in fiscal 1997 were $1.9 million and related to the acquisition of Super Kwik.

  The tax provision of $3.5 million for the six months ended December 31, 1997, principally relates to the recording of federal and state tax liabilities at statutory rates, adjusted for certain non-deductible items, and excludes S Corporation income prior to the pooling dates. The tax provision for the six months ended December 31, 1996, principally relates to the completion of the merger with Super Kwik, and reflects the recording of a deferred tax liability as of the date of the merger, the date Super Kwik's S Corporation election was terminated.

RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1997 COMPARED TO THE YEAR ENDED JUNE 30, 1996

  The following table presents the percentage each item in the consolidated statements of operations bears to total revenues:

                                                          YEAR ENDED JUNE 30,
                                                          -------------------
                                                            1997       1996
                                                          ---------  ---------
   Revenues..............................................     100.0%     100.0 %
   Cost of revenues......................................      73.0       80.2
   Selling, general, and administrative expenses.........      13.4       16.0
   Depreciation and amortization.........................       5.0        5.3
   Merger Costs..........................................       2.3        --
                                                          ---------  ---------
   Operating income (loss)...............................       6.3       (1.5)
   Interest expense, net.................................      (2.2)      (1.3)
   Other income..........................................       0.4        0.1
                                                          ---------  ---------
   Income (loss) before income taxes.....................       4.5       (2.7)
   Income tax expense....................................       1.3        0.1
                                                          ---------  ---------
   Net income (loss).....................................       3.2%      (2.8)%
                                                          =========  =========

  Revenues for the year ended June 30, 1997 were $145.3 million compared to $100.0 million for the year ended June 30, 1996, an increase of $45.3 million or 45.3%. The principal factors affecting the increase in revenues were (i) the impact of 14 acquisitions accounted for under the purchase method, which contributed aggregate revenues of $24.1 million for the year ended June 30, 1997, including the acquisitions of Allied Waste Services, Inc., Waste Services, Inc., Environmental Waste Systems, Inc., R&A Bender, Inc. and their respective affiliates, and (ii) the acquisitions of Super Kwik and Donno, which have been accounted for under the pooling of interests method, and which contributed revenue of $35.8 million for the year ended June 30, 1997 compared to $31.9 million for the year ended June 30, 1996, an incremental increase of $3.9 million. Additionally, the acquisition of Apex, which has been accounted for under the pooling of interests method, contributed revenues of $13.1 million since its inception of operations on October 1, 1996.

  Cost of revenues for the year ended June 30, 1997 was $106.1 million compared to $80.2 million for the year ended June 30, 1996, an increase of $25.9 million or 32.2%. Cost of revenues as a percentage of revenues for the year ended June 30, 1997 was 73.0% compared to 80.2% for the same period in fiscal 1996. Cost of revenues as a percentage of revenues decreased during this period primarily due to the acquisition by the Company of two landfills, which operated at relatively higher margins than the Company's other operations and due to the operating efficiencies imposed on previously private acquired companies accounted for as pooling of interests. A portion of the decrease was also attributable to economies of scale relating to the Company's increase in size over the period.

  Selling, general, and administrative expenses for the year ended June 30, 1997 were $19.5 million compared to $16.0 million for the year ended June 30, 1996, an increase of $3.5 million or 21.9%. These expenses as a percentage of revenues for the year ended June 30 ,1997 were 13.4% compared to 16.0% for the same period in fiscal 1996. This reduction as a percentage of revenue was primarily due to (i) certain cost savings related to economies of scale in restructuring the Company's insurance program and (ii) overall economies gained through elimination of redundant overhead as a result of integration of acquisitions. Additionally, in fiscal 1996 the Company incurred unusual operating costs related to the change in management control of the Company in June of 1996, and increases in certain reserves.

  Depreciation and amortization totaled $7.2 million, or 5.0% of revenues, in fiscal 1997 versus $5.3 million, or 5.3% of revenues, in fiscal 1996. This increase was due primarily to increased depreciation, landfill amortization, and amortization of goodwill and other intangibles associated with the acquisitions.

  Merger costs incurred during the year ended June 30, 1997 totaled $3.3 million relating to the acquisitions of Super Kwik, Donno, and Apex. Merger costs include $835,000 of transactions costs and $2.5 million of costs related to integrating operations.

  Net interest expense for the year ended June 30, 1997 was $3.2 million compared to $1.3 million for the year ended June 30, 1996, an increase of approximately $1.9 million. This increase is principally the result of borrowings under the Company's credit facility relating to (i) acquisitions,
(ii) the purchase of real estate and (iii) equipment financing in fiscal 1997.

  Other income, net, for the year ended June 30, 1997 was $595,000 compared to $145,000 for the year ended June 30, 1996, an increase in income of $450,000. This change was primarily due to a $489,000 one-time write down in fiscal 1996 of estimated net realizable value of landfill, hauling and real estate assets no longer considered integral to the operation of the Company after its change of management control in June 1996.

  The tax provision for the year ended June 30, 1997 included $904,000 relating to the recording of a deferred tax provision as of the date of the mergers with Super Kwik, Donno, and Apex, at which time the pooled entities' S corporation elections were terminated and excludes S Corporation income prior to the pooling dates. The Company's effective tax rate, excluding the impact of S Corporation status termination and income prior to the pooling dates, was 26.3% for fiscal 1997. The effective tax rate was less than the federal and state statutory rates primarily due to the reversal of the valuation allowance. In 1996, the tax expense relates primarily to the "C" corporation earnings of Hamm's, and a valuation allowance offsetting the current year tax benefit of net operating loss carryforwards due to a lack of certainty of realization of these loss carryforwards in future years as a result of historic reported operating losses.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's business requires substantial amounts of capital. The Company's capital requirements include acquisitions, equipment purchases, and capital expenditures for cell construction and expansion of its landfills. The Company plans to meet these capital needs from various financing sources, including borrowings, internally generated funds, and the issuance of Common Stock.

  As of December 31, 1997, the Company had working capital of $5.1 million, including cash and cash equivalents of $6.7 million. For the first six months of fiscal 1998, net cash provided by operations was approximately $4.4 million, net cash provided by financing activities was approximately $57.0 million (including net proceeds of $85.5 million from the Company's August 1997 completed public offering of Common Stock) and net cash used in investing activities was approximately $60.2 million resulting in an increase in cash and cash equivalents of $1.2 million during this period. Capital expenditures during the period included: (i) $44.1 million relating to acquisitions, (ii) $10.1 million for the purchase of operating equipment and real estate, and
(iii) $5.3 million related to the permitting and development of landfill space.

  On September 25, 1996, the Company entered into a revolving credit facility with BankBoston, N.A. (formerly known as First National Bank of Boston) and Bank of America Illinois to provide for borrowings up to $30 million (the "Credit Facility"). The Credit Facility was increased to $50 million on January 27, 1997, to $100 million on May 8, 1997, and to $150 million on October 27, 1997. The Credit Facility is available for repayment of debt, funding of acquisitions, working capital, and for up to $50 million in standby letters of credit. As of April 30, 1998, approximately $17.3 million in letters of credit were outstanding under the Credit Facility. Also, at April 30, 1998, there were approximately $49.6 million of borrowings under the Credit Facility.

  At the Company's option, the interest rate on any loan under the Credit Facility may be based on an adjusted prime rate or Eurodollar rate, as defined in the loan agreement. On April 30, 1998, the applicable interest rate was 6.4%. The facility expires in October 2002. The Credit Facility requires the payment of a commitment fee, payable in arrears, based in part on the unused balance and provides for certain restrictions on, among other things, the ability of the Company to incur borrowings, sell assets, acquire assets, make capital expenditures or pay cash dividends. The facility also requires the maintenance of certain financial ratios, including interest coverage ratios and balance sheet and cash flow leverage ratios, and requires profitable operations. The facility is collateralized by all the stock of the Company's subsidiaries, whether now owned or hereafter acquired.

  In August 1997, the Company issued 5,175,000 shares of Common Stock at $17.75 per share in a public offering. The net proceeds of $85.3 million after deducting underwriting discounts, commissions and other offering expenses were used to reduce outstanding debt under the Credit Facility by $57.5 million with the remainder to be used for future acquisitions, capital expenditures and working capital. The Company invested the unused net proceeds in short-term interest bearing securities.

  To date the Company has required substantial amounts of capital and it expects to continue to expend substantial amounts to support its acquisition program and the expansion of its disposal and transportation operations. The Company estimates aggregate capital expenditures, exclusive of acquisitions of businesses, of approximately $27 million for the twelve months ending June 30, 1998. The Company has addressed its capital needs through private and public offerings of Common Stock and by establishing the Credit Facility. The Company believes that the Credit Facility, the funds expected to be generated from operations, the net proceeds of the recently completed public offering and possible future equity offerings will provide adequate cash to fund the Company's working capital and other cash needs for the foreseeable future.

  The Company has material financial obligations relating to closure and post-closure costs of the landfills it operates. While the precise amounts of these future obligations cannot be determined, at December 31, 1997, the Company estimated the total costs to be approximately $20.0 million for final closure of its landfills, of which $4.6 million had been accrued. The Company makes an accrual for these costs based on consumed airspace in relation to the management's estimate of total available airspace of the landfills. Post-closure monitoring costs pursuant to applicable regulations (generally for a term of 30 to 40 years after final closure) are estimated at $11.0 million. At December 31, 1997, the Company had accrued $3.7 million for such projected post-closure costs. The Company will provide additional accruals based on engineering estimates of consumption of permitted landfill airspace over the useful lives of its landfills. There can be no assurance that the Company's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on the Company's business and results of operations.

SEASONALITY AND INFLATION

  The Company's revenues tend to be somewhat higher in the spring and summer months. This is primarily attributable to the fact that the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months and the volume of industrial and residential waste in the regions in which the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may affect the Company's operations by interfering with collection, transportation, and disposal operations, delaying the development of landfill capacity, and/or reducing the volume of waste generated by the Company's customers.

  The Company believes that inflation and changing prices have not had, and are not expected to have, any material adverse effect on its results of operations in the near future.

RECENT ACCOUNTING PRONOUNCEMENTS

  In October 1996, the AICPA issued SOP 96-1, Environmental Remediation Liabilities. The SOP provides guidance with respect to the recognition, measurement, and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the first quarter of fiscal 1998, and the effect of adoption was not material to the Company.

                                   BUSINESS

GENERAL

  Eastern Environmental Services, Inc. is a non-hazardous solid waste management company specializing in the collection, transportation, and disposal of residential, industrial, commercial, and special waste, principally in the eastern United States. From July 1996 through December 31, 1997, the Company acquired 25 solid waste management businesses, and thereby entered new markets in Florida, Illinois, Maryland, New Jersey, New York, and Pennsylvania. The businesses acquired operated 21 solid waste collection and transportation operations, four landfills, four solid waste transfer and processing facilities, and two special waste services operations. Largely as a result of these acquisitions, for the six months ended December 31, 1996 and 1997, respectively, the Company's revenues increased by 64% (from $65.0 million to $106.9 million) and its net income increased from $19,000 to $6.5 million. Subsequent to December 31, 1997, the Company acquired 12 solid waste collection and transportation operations and two landfills. The Company also has entered into definitive agreements to acquire seven collection and transportation operations, three transfer stations, and two landfills. There can be no assurance, however, that any of these pending acquisitions will occur.

  The Company currently operates solid waste collection and transportation operations in southern Florida, southeastern Illinois, New Jersey, the greater metropolitan New York City area, Pennsylvania and South Carolina, and owns landfills in Florida, Illinois, Kentucky, Maryland, Pennsylvania, South Carolina, and West Virginia. Of the Company's revenues for the six months ended December 31, 1997, approximately 86% was attributable to solid waste collection and transportation operations, approximately 8% was attributable to solid waste disposal operations, and approximately 6% was attributable to other waste management services. The Company currently provides solid waste collection services to approximately 34,000 commercial and industrial customers and approximately 363,000 residential customers.

INDUSTRY OVERVIEW

  Management believes that the United States non-hazardous solid waste collection and disposal industry generated revenues of approximately $35 billion in 1997. In recent years, the industry has experienced significant consolidation. The Company believes that this consolidation has been caused primarily by four factors: (i) the costs of complying with increasingly stringent environmental regulation and enforcement, especially with regard to landfill operations as a result of Subtitle D Regulations, (ii) competition from other larger companies that have developed or achieved economics of scale, (iii) an industry model that emphasizes providing both collection and disposal capabilities, and (iv) the continuing privatization by some municipalities of their collection or disposal operations.

  The overall consequences have been significant (i) increases in the technical and managerial expertise necessary to operate profitably, (ii) increases in costs and capital requirements, and (iii) increases in the competitive advantages enjoyed by larger and well capitalized companies. Many smaller companies and municipalities have found the increased costs difficult to bear, and the requisite technical and managerial sophistication difficult to obtain. As a result, a large number of smaller operators and municipalities have either closed or sold their operations. The Company anticipates that these trends will continue, and possibly intensify, in the near-term future.

COMPANY STRATEGY

  The Company's objective is to expand the geographic scope of its operations and to become one of the leading providers of non-hazardous solid waste management in each market that it serves. The Company's strategy to achieve this objective is to capitalize on the continuing consolidation of the solid waste management industry by (i) identifying and penetrating new markets and expanding its operations in its existing markets through tuck-in acquisitions that are combined with existing operations, (ii) increasing profitability by integrating its operations and achieving economies of scale, (iii) internalizing greater volumes of disposal waste through strategic landfill acquisitions, and (iv) achieving internal growth.

  EXPANSION THROUGH ACQUISITIONS. The Company has implemented an acquisition program to expand its operations by acquiring solid waste collection, transportation, and disposal companies, principally in the eastern United States. The principal components of the Company's acquisition strategy are as follows:

  . Enter New Markets. The Company typically seeks to enter a new market by acquiring one or several solid waste collection and transportation operations that can be served by a Company-owned landfill or transfer station or where there are sufficient disposal alternatives to ensure competitive disposal pricing. The Company may also acquire solid waste landfills in its targeted new markets with significant currently permitted capacity and thereafter acquire nearby solid waste collection and transfer station operations so as to secure a captive waste stream for internal disposal into the acquired landfill.

  . Expansion of Market Share and Services. After its initial entry into a new market, the Company continually seeks to expand its market share and services through (i) the acquisition of solid waste management businesses and operations that can be integrated with the Company's existing operations without increases in infrastructure or that complement the Company's existing services, and (ii) expansion into adjacent markets. Such acquisitions may involve adding collection operations, transfer stations, collection routes, and landfill capacity which allow the Company to expand market share and increase asset utilization by eliminating duplicate management, administrative, and operational functions.

  INCREASING PRODUCTIVITY AND OPERATING EFFICIENCY. The Company believes that it can reduce the total operating expenses of owned and acquired businesses by implementing centralized financial controls, consolidating certain functions performed separately by each business prior to its acquisition by the Company, and consolidating collection routes, equipment, and personnel through tuck-in acquisitions. In addition, the Company is implementing programs to take advantage of certain economies of scale in such areas by the purchase of equipment, vehicles, parts and tools, vehicle and equipment maintenance, data processing, financing arrangements, employee benefits, insurance and bonding, and communications. Through the integration of certain of its solid waste collection, transportation, and disposal operations, the Company believes that it will be able to capture profits that would otherwise be paid to third parties as tipping and other fees.

  INTERNALIZING GREATER VOLUMES. After the Company has acquired a landfill, it seeks to maximize internalization of waste it collects, and thereby intends to realize higher margins from its operations. The Company also increases the utilization of its landfills by securing captive waste streams, which includes developing and acquiring transfer stations, and entering into solid waste collection contracts.

  INTERNAL GROWTH. The Company believes that it can achieve internal growth, principally from additional sales into its current markets, by providing superior and improved service and through its existing marketing efforts. The Company also intends to selectively implement price increases when competitive advantages and appropriate market conditions exist.

ACQUISITION PROGRAM

  Given the large size and fragmentation of the United States solid waste industry, the Company believes that there are numerous potential acquisition candidates, both within the markets that it currently serves and in other eastern United States markets, which meet its acquisition criteria. The Company targets fragmented markets in the eastern United States (i) that can be served by a Company-operated landfill, a landfill that the Company believes that it can acquire, or one in which collection companies can use comparably priced third party disposal facilities, (ii) in which the Company can become one of the leading providers of solid waste management services through strategic acquisitions, (iii) where management believes additional complementary acquisitions can be effected so as to obtain the market share necessary to achieve economies of scale, and (iv) that have sufficient population density to permit the Company to operate efficiently and profitably. The Company is continually analyzing and engaging in discussions concerning potential acquisitions.

  The Company believes that significant opportunities exist to acquire additional solid waste collection, transportation, and disposal businesses in the eastern United States and to develop within its existing markets. As part of its acquisition program, the Company reviews acquisition opportunities on an ongoing basis and is currently in various stages of negotiating the acquisition of additional solid waste management businesses.

  The Company's senior management spends a substantial portion of its time identifying acquisition candidates, conducting due diligence investigations, and other evaluations in connection with acquisitions, and negotiating and consummating acquisitions. All material acquisitions are subject to the approval of the Board of Directors of the Company. Since June 1996, the Company has analyzed a substantially greater number of companies than it has acquired. In considering a potential acquisition, the Company examines a large number of factors, including historical operating results, competition in the market served, the availability of disposal facilities or whether disposal facilities can be acquired on satisfactory terms, possible synergies with existing operations or through complementary acquisitions, the types of services provided, the reputation of the entity and the entity's customers, accounts receivable, personnel, environmental and legal liability, capital needs, regulatory compliance, and workplace productivity. Because the solid waste management industry remains localized, a key component of the Company's acquisition strategy for new market entrance is to identify businesses with proven management that can be retained following the acquisition.

  The Company evaluates each acquisition on a number of industry measures, including population density of the market served by the acquired entity and the acquired entity's market share. Prior to consummating an acquisition, the Company generally develops a pro forma budget which includes capital needs, cash flow analysis, and operating details giving effect to synergies, reductions and eliminations expected to be achieved with the acquisition, and which serves as the Company's principal financial tool in evaluating an acquisition.

  While the Company's typical acquisition target is a privately held collection or transportation company or disposal facility, the Company believes that there are currently significant opportunities to acquire solid waste collection, transportation, and disposal operations, as well as particular collection routes and lines of businesses from larger publicly held companies as these companies restructure certain of their operations.

  An integration plan is developed for each business prior to its acquisition. In connection with each acquisition, the Company seeks to maintain and increase the profitability of the acquired company by imposing centralized financial controls, consolidating certain functions performed separately by each business prior to its acquisition by the Company, and consolidating collection routes, equipment, and personnel. In addition, the Company implements programs to take advantage of certain economies of scale in such areas as the purchase of equipment, vehicles, parts and tools, vehicle and equipment maintenance, data processing, financing arrangements, employee benefits, insurance and bonding, and communications. During the period immediately following the acquisition, the Company closely monitors the operations of the acquired businesses to assure conformity to pre-closing budget and pro forma analyses, and where deviations develop, to take corrective action.

  As consideration for future acquisitions the Company intends to continue to use combinations of Common Stock, cash, and assumption of indebtedness. The consideration for each future acquisition will vary on a case-by-case basis depending on the financial interests of the Company, the historic operating results, and future prospects of the business to be acquired. The Company expects to finance future acquisitions through funds provided by operations, lines of credit available under its credit facility, and the proceeds of possible future equity and debt financing. See "Shares Eligible for Future Sale."

  COMPLETED ACQUISITIONS. Since July 1, 1996, the Company has acquired 36 solid waste management businesses. The businesses acquired operated 30 solid waste collection and transportation operations, six landfills, four solid waste transfer and processing facilities, and two special waste services operations. The following is a detailed list of the completed acquisitions:

                            COMPLETED ACQUISITIONS

                         JULY 1, 1996 -- APRIL 1, 1998

                            DATE ACQUIRED          MARKET
COMPANY                   (ACCOUNTING METHOD)    (LANDFILL SITE)        PRINCIPAL BUSINESS
-------                   -------------------    ---------------        ------------------
United Container & Recy-  April 1, 1998          Southern New Jersey    Solid waste
 cling, Inc.              (Purchase)                                    collection
Richard Peterson & Son    April 1, 1998          Southern New Jersey    Solid waste
                          (Purchase)                                    collection
Ecology Systems, Inc.,    March 31, 1998         New York, New Jersey,  Solid waste
 et al.                   (Pooling of Interests) Pennsylvania           collection and
                                                                        transportation
Frank Stamato & Company,  March 31, 1998         Northern New Jersey    Solid waste
 et. al.                  (Pooling of Interests)                        collection
Bluegrass Containment,    March 9, 1998          Central Kentucky       Landfill
 Inc.                     (Pooling of Interests) (Hartford, KY)         (construction and
                                                                        demolition)
Red Ball Sanitation       February 25, 1998      New York               Solid waste
 Corp.                    (Purchase)                                    collection
Kelly Run Sanitation,     February 13, 1998      Western Pennsylvania   Landfill
 Inc.                     (Purchase)             (Pittsburgh, PA)       (municipal solid
                                                                        waste)
Minchoff Sanitation       January 16, 1998       Central Pennsylvania   Solid waste
                          (Purchase)                                    collection
J Scerbo Company & SRS    January 7, 1998        Northern New Jersey    Solid waste
 Recycling                (Purchase)                                    collection
Golden Gate Carting Co.,
 Haulaway, Inc. and       January 7, 1998        Northern New Jersey    Solid waste
 Recycling Center of      (Purchase)                                    collection
 N.J.
Lake Region Sanitation    January 1, 1998        Northeastern           Solid waste
                          (Purchase)             Pennsylvania           collection
Berger Waste Management,  December 31, 1997      Eastcentral Illinois   Solid waste
 Inc.                     (Purchase)                                    collection
Hamm's Sanitation, Inc.,  December 1, 1997       Northeastern New       Solid waste
 et al.                   (Pooling of Interests) Jersey                 collection
Pine Grove, Inc.          December 1, 1997       Central Pennsylvania   Solid waste
                          (Purchase)             (Pine Grove, PA)       collection, transfer
                                                                        station, and landfill
                                                                        (municipal solid
                                                                        waste)
Schmucker's Disposal      September 22, 1997     Southeastern Illinois  Solid waste
 Services                 (Purchase)                                    collection
Soil Remediation of       August 20, 1997        Eastern Pennsylvania   Special waste
 Philadelphia, Inc.       (Purchase)
Pappy, Inc.               August 15, 1997        Northern Maryland      Landfill
                          (Purchase)             (Joppa, MD)            (construction and
                                                                        demolition)
Waste X Services, Inc.    August 14, 1997        Southern Florida       Solid waste
                          (Pooling of Interests)                        collection
Reuben Smith Rubbish      July 9, 1997           Southern New Jersey    Solid waste
 Removal Service, Inc.    (Purchase)                                    collection

                                                 (Table continued on next page)

(Table continued from previous page)

                            DATE ACQUIRED          MARKET
COMPANY                   (ACCOUNTING METHOD)    (LANDFILL SITE)        PRINCIPAL BUSINESS
-------                   -------------------    ---------------        ------------------
A-1 Carting Corporation   May 27, 1997           Southern Florida       Solid waste
                          (Purchase)                                    collection
Ameri Carting, Inc.       May 27, 1997           Southern Florida       Solid waste
                          (Purchase)                                    collection
Waste Services, Inc., et  May 12, 1997           Brooklyn, New York     Solid waste
 al.                      (Purchase)                                    collection
C&R Waste Removal, Inc.   May 8, 1997            Southern Florida       Solid waste
                          (Purchase)                                    collection
Combined Waste Services,  May 8, 1997            Southern Florida       Solid waste
 Inc.                     (Purchase)                                    collection
Environmental Waste Sys-  May 8, 1997            Southern Florida       Solid waste
 tems Inc.                (Purchase)                                    collection
Environmental Waste
 Systems of Palm Beach,   May 8, 1997            Southern Florida       Solid waste
 Inc.                     (Purchase)                                    collection
Big T Disposal, Inc.      April 11, 1997         Southeastern Illinois  Solid waste
                          (Purchase)                                    collection and
                                                                        transfer station
Apex Waste Services,      March 31, 1997         Scranton,              Solid waste
 Inc.                     (Pooling of Interests) Pennsylvania           collection; transfer
                                                                        station and
                                                                        processing
Donno Company, Inc., et   January 31, 1997       Long Island, New York  Solid waste
 al.                      (Pooling of Interests)                        collection and
                                                                        transfer station
R&A Bender, Inc., et al.  December 10, 1996      Southcentral           Solid waste
                          (Purchase)             Pennsylvania           collection and
                                                 (Chambersburg, PA)     landfill
                                                                        (municipal solid
                                                                        waste)
Bayside of Marion, Inc.   November 5, 1996       Central Florida        Landfill
                          (Purchase)             (Ocala, FL)            (construction and
                                                                        demolition)
Super Kwik, Inc., et al.  September 27, 1996     Southern New Jersey    Solid waste
                          (Pooling of Interests)                        collection
Olney Sanitary Systems,   September 27, 1996     Southeastern Illinois  Solid waste
 Inc.                     (Purchase)                                    collection
Eastern Waste of Phila-   August 1, 1996         Philadelphia,          Solid waste
 delphia, Inc., et al.    (Purchase)             Pennsylvania           collection
K Hydraulic Truck Serv-   July 27, 1996          Philadelphia,          Solid waste
 ices, Inc.               (Purchase)             Pennsylvania           collection
Allied Waste Services,    July 2, 1996           New York, New Jersey,  Arranges for the
 Inc., et al.             (Purchase)             Pennsylvania,          transportation of
                                                 California             construction and
                                                                        demolition waste and
                                                                        disposal of soil and
                                                                        special waste
                                                                        products

  On April 29, 1997, the Company signed a 12.5-year agreement to operate the Long Island, New York Sanitary District No. 1's transfer station, which is located near John F. Kennedy International Airport. The Company has purchased all of the rights to operate the facility.

  On September 8, 1997, the Company acquired certain assets and real estate from Clean Ventures, Inc. and PJ's Environmental Services to operate a transfer station in Brooklyn, New York. The Company was granted a permit by the New York Department of Environmental Conservation to operate the transfer station with capacity to handle 1,000 tons of municipal solid waste and 2,500 tons of construction and demolition waste per day. Municipal solid waste cannot be processed until the Company constructs a building in which the municipal solid waste will be handled. The Company expects that it will have the building constructed in the spring of 1998.

  PENDING ACQUISITIONS. The Company has entered into definitive agreements to acquire seven collection and transportation operations, three transfer stations and two landfills. The collection companies include one acquisition in West Virginia, five tuck-in acquisitions in New York and one tuck-in acquisition in New Jersey. The transfer stations include two acquisitions in New York City and one acquisition in New Jersey, and the landfills include one acquisition in Pennsylvania and one acquisition in Virginia. There can be no assurance that any of these acquisitions will occur. See "Risk Factors - Risks Associated with Completing Pending Acquisitions."

  In March 1998, the Company signed definitive agreements to acquire Atlantic Waste Disposal, Inc. ("AWD") and Atlantic New York, Inc. ("Atlantic") from Brambles USA for an aggregate purchase price of $85.6 million. AWD owns a Subtitle D landfill on a 1,315 acre parcel in Waverly, Virginia which has received Part A Site Suitability approval from the state regulatory agency, for an approximate 500 acre disposal area. The landfill site has a potential capacity of approximately 190 million tons of municipal solid waste, depending on types of wastes received and compaction ratios achieved. A Part B engineering design Permit from the state regulatory agency is required prior to cell construction, and construction certification approval is required for the acceptance of waste. The facility has a Part B Permit for its 48 acre active disposal area, with 0.5 million cubic yards of remaining capacity, which is currently operating at 3,000 tons per day by truck and rail service. An additional 18 acre cell providing 3.2 million cubic yards of capacity has been constructed and is awaiting construction certification approval which the Company believes will be granted in the near future. A portion of current and future development requires wetland relocation approvals. Atlantic is a Brooklyn, New York transfer station with direct rail service that services Brooklyn and Queens, New York and is permitted for 1,000 tons of municipal solid waste and 75 tons of construction and demolition waste per day. Both acquisition agreements are subject to customary closing conditions, including the requirements of obtaining certain governmental and other third party consents. The AWD landfill is also subject to the waiver or expiration of a 90-day right of first refusal to acquire the AWD landfill held by a third party. The closing of the AWD and Atlantic acquisitions are contingent upon one another. Accordingly, there can be no assurance that the acquisition of AWD and Atlantic will occur. See "Risk Factors - Risks Associated with Completing Pending Acquisitions."

  In December 1997, the Company signed a definitive agreement to acquire the City of Bethlehem landfill (the "Bethlehem Landfill") from the City of Bethlehem, Pennsylvania for an aggregate purchase price of $26.1 million. The Bethlehem Landfill has a net remaining permitted disposal capacity of 880,000 tons, with an approximate life expectancy of 3.75 years. A potential expansion of the landfill within the limits of the presently permitted area would provide an additional disposal capacity of approximately 4 million tons of municipal solid waste, which would potentially increase its life expectancy by an additional 12 years. This agreement is subject to customary closing conditions, including the requirements of obtaining certain governmental and other third party consents. Accordingly, there can be no assurance that the acquisition of the Bethlehem Landfill will occur. See "Risk Factors - Risks Associated with Completing Pending Acquisitions."

  In May 1997, the Company also entered into definitive agreements to acquire Golden Gate and Coney Island, solid waste collection companies located in Brooklyn, New York, for approximately $4.4 million (including approximately $3.0 million of assumed debt) and $1.2 million, respectively. In May 1997, the acquisitions were closed into escrow pending the satisfaction of certain conditions, including the approval of the New York City Trade Waste Commission (the "TWC"). The Company currently operates Golden Gate and Coney Island under management agreements that have been approved by the TWC. The management agreements will stay in place, at the Company's option, until the TWC approves the acquisitions. Although the Company believes that the TWC will approve the acquisitions, no assurance can be given to that effect. See "Risk Factors-Risks Associated with Completing Pending Acquisitions."

  As part of its acquisition program, the Company reviews acquisition opportunities on an ongoing basis and is in various stages of negotiating and closing on the acquisitions of additional solid waste management businesses. There can be no assurance that any of such acquisition negotiations or executed agreements will result in the actual acquisitions of additional solid waste management businesses.

SERVICES

  The Company's services include solid waste collection, transportation, disposal, and certain other waste management services.

  WASTE COLLECTION AND TRANSPORTATION. As of March 31, 1998, the Company provided solid waste collection services to approximately 34,000 commercial and industrial customers and approximately 363,000 residential customers. The Company contracts with local generators of solid waste and transports the waste to a Company-owned or third party landfill or incinerator for disposal or to a transfer station for additional handling.

  Solid waste collection is provided under two primary types of arrangements depending on the customer being served. Collection services for commercial and industrial customers are generally performed under one to three year service agreements and fees are determined by such factors as collection frequency, the type of collection equipment furnished, the type, volume, and weight of the solid waste collected, the distance to the disposal facility, and the cost of disposal. In certain instances however, the Company may contract for a specific job. Collection services for residential customers generally are performed under contracts with, or franchises granted by, municipalities or regional authorities that grant the Company rights to service all or a portion of the residents in their jurisdictions, except in rural areas where the Company usually contracts directly with the customers. Such contracts or franchises generally range in duration from one to five years. Recently, some municipalities have bid their residential collection contracts based on the volume of waste collected versus the number of households serviced. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or paid directly by residents receiving the service.

  As part of its waste collection services, the Company provides steel containers to most of its commercial and industrial customers to store their solid wastes. These containers range in size from one to eight cubic yards and are designed to be lifted mechanically and emptied into a collection vehicle's compaction hopper. The Company also offers roll-off containers (industrial dumpsters) that range in size from eight to 45 cubic yards. The use of containers enables the Company to service most of its commercial and industrial customers with collection vehicles operated by a single employee.

  The Company's solid waste collection activities include the ownership of transfer stations in Long Island, New York, Scranton and Port Clinton, Pennsylvania, Somerset, Kentucky, and Vincennes, Indiana, and the operation of additional transfer stations in Brooklyn and Long Island, New York. The Company's transfer stations receive solid waste primarily from its collection operations, compact the waste and transfer the waste to larger vehicles for transport to landfills. This procedure reduces the Company's costs by improving its utilization of collection personnel and equipment and also extends the scope of its solid waste transportation services. During the six months ended December 31, 1997 approximately 65% of the solid waste disposed of at the Company's transfer stations was delivered by the Company and approximately 35% was delivered by third parties.

  In response to the increasing public environmental awareness and expanding federal and state regulations pertaining to waste recycling, the Company also has developed recycling as a component of its solid waste collection services. However, the Company does not presently intend to expand its recycling operations, except as necessary to comply with applicable law. See " -
 Government Regulation - State and Local Regulations."

  The Company also provides solid waste transportation services for Company-owned and third party landfills. At March 31, 1998, the Company maintained a fleet of approximately 340 trailers owned or leased by the Company, or operated under arrangements with independent owners/operators. The Company is expanding its operations to include the transportation of other non-hazardous wastes, including shredded and lead contaminated construction and demolition debris. In many states, the transportation of these wastes requires special permits, which the Company has obtained or is in the process of obtaining.

  Waste collection and transportation services generated revenues of $126.4 million and $92.1 million for the year ended June 30, 1997 and for the six months ended December 31, 1997, respectively, representing approximately 87% and 86%, respectively, of the Company's total revenue for such periods.

  WASTE DISPOSAL. The Company owns ten non-hazardous solid waste landfills, nine of which are currently operational with the remaining one expected to be operational in the fall of 1998. The following table summarizes certain information concerning the Company's landfills:

                               COMPANY LANDFILLS

                                                        APPROXIMATE  APPROXIMATE
                                                           UNUSED     REMAINING
                                  TOTAL TOTAL PERMITTED  PERMITTED     LIFE IN
LOCATION                          ACRES DISPOSAL ACRES  CAPACITY(1)   YEARS(2)
--------                          ----- --------------- ------------ -----------
Chambersburg, Pennsylvania.......  278        142       14.3 million      35
Pittsburgh, Pennsylvania.........  306         48        6.0 million      10
Bridgeport, Illinois.............   95         42        5.7 million      20
Somerset, Kentucky(3)............  244         42        5.5 million      20
Hartford, Kentucky...............  800         56        5.4 million      40
Clarksburg, West Virginia........  145         45        4.7 million      30
Pine Grove, Pennsylvania.........  157         76        4.0 million      10
Eastover, South Carolina.........   73         39        3.6 million      25
Joppa, Maryland..................   43         39        2.9 million      15
Ocala, Florida...................   31         31        1.6 million      15

--------
(1) Approximate cubic yards of unused airspace at December 31, 1997; total yards of airspace does not represent total yards of actual waste volume because liners, daily, intermediate, and final soil cover consume a portion of the total permitted airspace available for waste.
(2) Approximate figures based on existing volume limitations, anticipated operations, and current permitted capacity at December 31, 1997. Life expectancy may fluctuate depending upon the rate and type of waste disposed.
(3) The Somerset, Kentucky landfill received its final state construction permit on October 14, 1996 (reissued February 26, 1997) and construction will begin in the summer of 1998. The landfill is expected to be operational in the fall of 1998.

                               ----------------

  Chambersburg, Pennsylvania Landfill. Purchased in December 1996, this landfill is located near Chambersburg, Pennsylvania and is currently permitted to accept a quarterly average of 857 tons per day, with a daily maximum of 1,021 tons per day of municipal solid waste and non-hazardous industrial waste, petroleum contaminated soil, and asbestos waste. See "Risk Factors -
 Potential Pennsylvania Landfill Restrictions" in the accompanying Prospectus with respect to possible limitations on permitted capacity.

  Pittsburgh, Pennsylvania Landfill. Purchased in December 1997, this landfill is located 8 miles southeast of Pittsburgh and is currently permitted to accept a quarterly average of 1,250 tons per day of municipal solid waste and non-hazardous industrial waste, petroleum contaminated soil and asbestos, with a daily maximum of 1,750 tons per day.

  Bridgeport, Illinois Landfill. In May 1997, Company exercised an option to purchase this landfill. This landfill is located in southeastern Illinois, became operational in April 1998 and is currently operating at 180 tons per day. The landfill is approved to accept municipal solid waste and industrial and non-hazardous special waste.

  Somerset, Kentucky Landfill. Purchased in July 1990, this landfill is located in southcentral Kentucky and is currently permitted to accept municipal solid waste from the surrounding 18 county area of Kentucky. The facility also may accept commercial and industrial special waste approved by the State of Kentucky on a case-by-case basis, and asbestos. The landfill is expected to begin operations in the fall of 1998. The site also includes a permitted transfer station which is in operation. See "Risk Factors - Kentucky Landfill Obligations" in the accompanying Prospectus with respect to possible limitations on permitted capacity.

  Hartford, Kentucky Landfill. Purchased in February 1998, this landfill is located in Ohio County in western Kentucky and currently accepts an average of 289 tons per day of construction and demolition debris and approved industrial waste. The Solid Waste Disposal Facility Permits do not contain restrictions on the daily volume of waste accepted. The permit authorizes the acceptance of waste generated in the following states: Alabama, Arkansas, Georgia, Illinois, Indiana, Kentucky, Mississippi, Missouri, New Jersey, New York, Ohio, Pennsylvania, Tennessee, and West Virginia.

  Clarksburg, West Virginia Landfill. Purchased in August 1989, this landfill is located in northcentral West Virginia and is currently permitted to accept up to 9,999 tons per month of municipal solid waste, construction and demolition debris, non-hazardous industrial waste, shredded tires, non-infectious medical waste, petroleum contaminated soil, and asbestos waste from anywhere within the continental United States and Canada.

  Pine Grove, Pennsylvania Landfill. Purchased in December 1997, this landfill is located in the southwestern Schuylkill County between Interstate 81 and PA Route 125 and is currently permitted to accept 1,500 tons per day of municipal and residual solid waste, an increase from 1,000 tons per day effective 4/1/98, with a daily maximum of 2,000 tons per day.

  Eastover, South Carolina Landfill. Purchased in November 1990, this landfill is located near Columbia, South Carolina and is currently permitted to accept up to 122,400 in-place cubic yards per year of asbestos, construction and demolition debris (excluding "white goods" such as household appliances), plastic, fiberglass, trees, limbs, cardboard, paper, and tires from anywhere within the continental United States. This site may also accept certain other industrial and special wastes that meet certain minimum testing requirements as approved by the State of South Carolina on a case-by-case basis.

  Joppa, Maryland Landfill. Purchased in August 1997, this landfill is located near Baltimore, Maryland and is currently permitted to accept construction and demolition debris, land clearing wastes, carpet and glass from anywhere in the United States. The landfill does not contain restrictions on the daily volume of waste accepted. See " - Government Regulation - Permits and Licenses."

  Ocala, Florida Landfill. Purchased in November 1996, this landfill is located near Ocala, Florida and is currently permitted to accept Florida Class III landfill debris, which includes asbestos, construction and demolition debris, yard trash, waste tires, carpet, cardboard, glass, plastic, and other non-putrescible (i.e., non-food) materials approved by the Florida Department of Environmental Protection that are not expected to produce leachate and which do not pose a threat to public health or the environment. The landfill does not contain restrictions on the daily volume of waste accepted.

  Waste disposal services generated revenues of $8.7 million and $9.0 million for the year ended June 30, 1997 and for the six months ended December 31, 1997, respectively, representing approximately 6% and 8%, respectively, of the Company's total revenue for such periods.

  OTHER WASTE MANAGEMENT SERVICES. The Company provides other waste management services, most of which are provided on demand or are project-based, and provide additional waste volumes to the Company's landfills. These other integrated waste services include the treatment, transportation and disposal of non-hazardous contaminated soils and similar materials, the removal and transportation of special waste products, including asbestos, and arranging for the transportation of construction and demolition waste and disposal of soil and special waste products. Other waste management services generated revenues of $10.2 million for the year ended June 30, 1997 and $5.8 million for the six months ended December 31, 1997, representing approximately 7% and 6% of the Company's total revenue for such period. Revenues from other waste management services will fluctuate based on the demand for such services.

OPERATIONS MANAGEMENT

  The Company's financial, budgeting, and purchasing functions are centrally managed. At the conclusion of each acquisition, the Company typically places financial personnel with the acquired entity to centralize financial reporting. The Company's day-to-day management is conducted on a decentralized basis. The management of each operating location is responsible for local operations, profitability, the integration of acquisitions, and growth, subject to the Company's overall business plan and budget. Certain of the Company's corporate functions, including environmental compliance, and purchasing and marketing expertise, are centralized and shared among locations to improve productivity, lower operating costs, and stimulate internal growth. Permits and other governmental approvals for the Company's operations, including those related to zoning, environmental, and land use are handled by local engineers under the supervision of local and senior officers. While local management operates with a high degree of autonomy, the Company's senior officers monitor local operations and require conformance to its accounting, purchasing, marketing, and internal control policies, particularly with respect to financial matters. The performance of local management is reviewed by the Company's executive officers on a regular basis.

  As of March 31, 1998, the Company had a total of 24 operating locations all of which are located in the eastern United States. Some acquisitions create new operating locations while others are combined into existing locations. Solid waste businesses acquired by the Company that are located within an existing market are consolidated or "tucked-in" with the Company's existing operations in such markets.

MARKETING

  The solid waste management industry services customers on a local basis. The Company's marketing program is designed for implementation at the local level. The Company employs sales people at its operating locations. The salespeople are supervised by the management of the operating locations. The Company emphasizes providing quality services as well as customer satisfaction and retention and believes that it will attract customers in the future because of its reputation for quality service. The Company markets its services to a broad spectrum of commercial, industrial, and residential customers, and has a diverse customer base, with no single customer accounting for five percent or more of the Company's consolidated revenues for the six months ended December 31, 1997. The Company does not believe that the loss of any single consumer would have a material adverse effect on the Company's business or results of operations.

PROPERTY AND EQUIPMENT

  The principal fixed assets used by the Company are its landfills which are described under " - Services - Waste Disposal." The landfills currently owned by the Company are situated on sites owned by the Company.

  The Company leases approximately 10,000 square feet of office space in Mt. Laurel, New Jersey for its principal executive offices under a lease expiring in July 2007. The Company owns real estate, buildings, and other properties that it employs in substantially all of its solid waste collection, transportation, and disposal operations.

  At April 1, 1998, the Company owned or leased approximately 1,200 items of equipment, including waste collection vehicles and related support vehicles, as well as bulldozers, compactors, earth movers, trailers and related heavy equipment and vehicles used in landfill operations. At April 1, 1998, the Company also had approximately 38,000 steel containers in use, ranging from one to 45 cubic yards. The Company believes that its vehicles, equipment, and operating properties are well maintained and adequate for its current operations. However, the Company expects to make substantial investments in additional equipment and property for expansion, for replacement of assets, and in connection with future acquisitions.

COMPETITION

  The solid waste management industry is highly competitive and the Company believes that industry consolidation will increase competitive pressures. The Company competes with several large national waste management companies, including Waste Management, Inc. (formerly WMX Technologies, Inc.), Browning-Ferris Industries, Inc., USA Waste Services, Inc., and Allied Waste Industries, Inc. A number of these competitors have significantly greater financial, marketing, and other resources than the Company. The Company also competes with numerous well-established smaller, local or regional firms. In addition, municipalities that operate their own waste collection and disposal facilities often enjoy the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions. Increased competition from these companies or municipalities could have a material adverse effect on the Company's business or results of operations.

  The Company competes for waste disposal business on the basis of tipping fees, geographic location, and quality of operations. The Company's ability to acquire waste disposal business may be limited by the fact that many landfills are owned by the Company's major competitors. The Company competes for collection accounts primarily on the basis of price and the quality of its services. Intense competition is encountered for both quality of service and pricing. From time to time, competitors may reduce the price of their services and accept lower profit margins in an effort to expand or maintain market share or to win competitively bid contracts.

  At April 1, 1998, the Company provided residential collection services under 123 municipal contracts with terms ranging between one to five years. As is customary in the waste management industry, such contracts come up for competitive bidding periodically and there can be no assurance that the Company will be the successful bidder or will be able to retain such contracts. If the Company is unable to replace any contract lost through the competitive bidding process with a comparable contract within a reasonable period of time or use any surplus equipment in other service areas, the Company's business and results of operations could be adversely affected. However, during the years ended June 30, 1997 and 1996, no one commercial customer or municipal contract accounted for five percent or more of the total revenue of the Company.

  Increased public environmental awareness and certain mandated state regulations have resulted in increased recycling efforts in many areas of the country that are reducing the amount of solid waste destined for landfills. The increased public awareness and certain state regulations have also increased waste volume through programs of mandatory collection, disposal, and clean-up. In addition, the Company could face competition from companies engaged in waste incineration and other alternatives to landfill disposal. Although the Company believes that landfills will continue to be the primary depository for solid waste well into the future, there can be no assurance that recycling, incineration, and other waste reduction efforts will not affect future landfill disposal volumes. The effect, if any, on such volumes could also vary between regions of the country as well as within individual market areas in each region.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

  Companies in the solid waste management business are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies and citizen groups. These governmental agencies and citizen groups may seek to impose fines or penalties on the Company or to revoke or deny renewal of the Company's operating permits or licenses for violation or alleged violation of environmental laws or regulations or require that the Company make expenditures to remediate potential environmental problems relating to waste disposal of or stored by the Company or its predecessors, or results from its or its predecessors' transportation and collection operations. The Company is routinely involved in certain legal and administrative proceedings. All such proceedings arise in the ordinary course of business and the Company believes that although the outcome of such proceedings cannot be predicted with certainty, the cost of settlement or judgments arising from such proceedings should not have a material adverse effect on the Company's business or results of operations. See " - Government Regulation" in this Prospectus Supplement and "Risk
Factors - Possible Legal Action" and " - Potential Environmental Liability" in the accompanying Prospectus.

EMPLOYEES

  At April 1, 1998 the Company had approximately 1,320 full-time employees, of which approximately 1,050 were employed in collection, transfer and disposal operations, 210 in clerical, administrative, and sales positions and 60 in management. Approximately 470 of the Company's employees at four operating locations are covered by collective bargaining agreements. Management has not experienced a work stoppage and considers its employee relations to be good.

GOVERNMENT REGULATION

  INTRODUCTION. The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations. These regulations not only strictly regulate the conduct of the Company's operations but also are related directly to the demand for many of the services offered by the Company.

  These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental, zoning, health, and safety agencies. The Company believes that it is in substantial compliance with applicable federal, state, and local laws, permits, orders, and regulations. The Company believes that there will continue to be increased regulation, legislation, and regulatory enforcement actions related to the solid waste management industry. The Company attempts to anticipate future regulatory requirements and to plan accordingly to remain in compliance with the regulatory framework.

  In order to develop and operate its landfills, transfer stations, and other solid waste management facilities, the Company typically must go through several governmental review processes and obtain one or more permits including zoning or other land use approvals. Obtaining these permits and zoning or land use approvals is difficult, time consuming, and expensive, and they are often opposed and appealed by various local elected officials and citizens' groups. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency.

  The Company's operating facilities are subject to a variety of operational, monitoring, site maintenance, closure, post-closure, and financial assurance obligations which change from time to time and which could give rise to increased capital expenditures and operating costs. In connection with the expansion of landfills, it is often necessary to expend considerable time, effort, and money in complying with the governmental review and permitting processes necessary to increase the capacity of these landfills. Governmental authorities have broad authority to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in the case of violations. Failure to correct violations to the satisfaction of the government authorities could lead to curtailed operations, fines, and penalties or even closure of a landfill or other facility.

  The principal federal, state, and local statutes and regulations applicable to the Company's various operations are as follows:

  THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976. The Resource Conservation and Recovery Act of 1976 ("RCRA") regulates the generation, treatment, storage, handling, transportation, and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and non-hazardous. Wastes are generally classified as hazardous if they: (i) either (a) are specifically included on a list of hazardous wastes or (b) exhibit certain hazardous characteristics, and (ii) are not specifically designated as non-hazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as non-hazardous. Among the wastes that are specifically designated as non-hazardous waste are household waste and "special" waste, including items such as petroleum contaminated soils, asbestos, foundry sand, shredder fluff, and most non-hazardous industrial waste products.

  In October 1991, the EPA adopted regulations governing solid waste landfills ("Subtitle D Regulations"). The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards, and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill units meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to collect leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system operation. The Subtitle D Regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that protects human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with Subtitle D Regulation criteria. A majority of the states in which the Company currently operates or into which the Company may enter have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations. Since the Company's operating landfills are believed by the Company to be in compliance in all material respects with such laws, the Company believes that all of its present landfill operations meet or exceed the Subtitle D Regulations in all material aspects.

  THE FEDERAL WATER POLLUTION CONTROL ACT OF 1972. The Federal Water Pollution Control Act of 1972, as amended (the "Clean Water Act"), establishes rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If runoff or collected leachate from the Company's landfills or transfer stations is discharged into surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with federal storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. The Clean Water Act also requires permits for discharges of fill material into wetlands. Such permits, which are occasionally required for landfill construction or expansion, can take the form of categorical "nationwide permits," for which little paperwork is required, or site specific permits, which require detailed applications and extensive administrative review. Site-specific permits are issued by the Army Corps of Engineers, with input from the relevant state, pursuant to criteria developed by U.S. EPA, and may require mitigation measures such as the creation of substitute wetlands. The Company believes that its facilities are in compliance in all material respects with Clean Water Act requirements. The Company has secured or has applied for the required discharge permits under the Clean Water Act or comparable state-delegated programs.

  THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), establishes a regulatory and remedial program intended to provide for the investigation and cleanup of facilities where there has been, or is threatening to be, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" as defined by RCRA, but can be founded upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. If the Company were found to be liable under CERCLA, the enforcing agency could hold the Company completely responsible for all investigative and remedial costs even if other responsible parties may also be liable. CERCLA also authorizes the imposition of a lien in favor of the United States upon all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA provides a responsible party with the right to bring legal action against other responsible parties for their allocable share of investigative and remedial costs. The Company's ability to get others to reimburse it for their allocable share of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and the financial resources of such other parties.

  The Company handles and stores petroleum, motor oil, and other hazardous substances at its facilities. In the past, there may have been historical releases of these hazardous substances into the soil or ground water. The Company may be required under federal, state, or local environmental law to investigate and remediate this contamination.

  SUPERFUND LIABILITY. One of the Company's solid waste collection subsidiaries is a party to a Superfund litigation, which has been settled by substantially all of the defendants. The Company is being defended in this action by one of its insurance carriers, which did not accept a $13,000 settlement offer. Because the settlement offer was not accepted, the Company could be subject to claims for any deficiency between the amount contributed by all settling parties and the actual costs of remediating the site. While the Company has no reason to believe that any such claims will be asserted and has no meaningful basis to estimate the amount of such claims, no assurances can be given that they would not be brought or that the amount claimed would not be substantial. Were any such claim to be asserted, the Company would expect to vigorously defend them, and believes that its liability, if any, would be either covered by insurance or, under applicable law, the responsibility of the carrier because of its failure to accept settlement. However, no assurances can be given that insurance proceeds would cover the entire amount of the claim or that the Company would prevail in any action against the carrier. Accordingly, there can be no assurance that the Company's ultimate financial obligations related to this matter will not have a material adverse effect on the Company's business and results of operations. See "Risk Factors - Potential Environmental Liability - Superfund Liability" in the accompanying Prospectus.

  THE CLEAN AIR ACT, AS AMENDED IN 1990. The Clean Air Act, as amended in 1990 ("Clean Air Act"), provides for regulation, through state implementation of federal requirements, of the emission of air pollutants from certain landfills based upon the date of the landfill construction and volume per year of emissions of regulated pollutants. The EPA has recently promulgated new standards regulating air emissions of certain regulated pollutants (methane and non-methane organic compounds) from municipal solid waste landfills. Landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls and emissions limitations. The EPA and the states in which the Company operates also have adopted regulations under Title V of the Clean Air Act requiring permits for certain disposal facilities. These federal and state regulations may require one or more of the Company's landfills to install passive or active gas collection systems. In addition, the National Emission Standards for Hazardous Air Pollutants ("NESHAPs") regulate the collection, packaging, transportation, and disposal of asbestos-containing material. NESHAPs regulate visible emissions of asbestos fibers to outside air and require emissions controls and appropriate work practices. The Company transports and disposes of asbestos containing materials. There can be no assurance that the Company will not face claims resulting from environmental liabilities relating to these and other materials with respect to its solid waste management operations.

  The federal statutes described above contain provisions authorizing, under certain circumstances, the institution of lawsuits by private citizens.

  THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970. The Occupational Safety and Health Act of 1970, as amended ("OSHA"), authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of those promulgated standards, including standards for notices of hazards, safety in excavation and the handling of asbestos, may apply to certain of the Company's operations. OSHA regulations set forth requirements for the training of employees handling, or who may be exposed in the work place to, concentrations of asbestos-containing materials that exceed specified action levels. The OSHA regulations also set standards for employee protection, including medical surveillance, the use of respirators, protective clothing and decontamination units, during asbestos demolition, removal, or encapsulation as well as its storage, transportation, and disposal. In addition, OSHA specifies a maximum permissible exposure level for airborne asbestos in the workplace. The Company has no direct involvement in asbestos removal or abatement projects. However, asbestos-containing waste materials are accepted at certain of the Company's landfills that are authorized to accept such materials, and some of the Company's collection businesses receive asbestos-containing waste materials which have already been packaged and labeled. These packages are loaded onto the Company's vehicles by employees of the asbestos abatement contractors for transportation to and disposal at the Company's authorized landfills. Accordingly, OSHA regulations designed to minimize employees' exposure to airborne asbestos fibers and provide employees with proper training and protection generally apply to the Company's operations in the transportation, handling, and disposal of the asbestos waste. The Company's employees are trained to respond appropriately in the event there is an accidental spill or release of the packaged asbestos-containing materials during transportation or landfill disposal.

  FLOW CONTROL/INTERSTATE WASTE RESTRICTIONS. Certain permits and approvals may limit the types and quantity of waste that may be accepted at a landfill during a given time period. Certain permits, approvals, and state and local regulations, may seek to limit a landfill's acceptance of out-of-state waste. Legislative or regulatory restrictions on the importation of out-of-state waste generally have not to date withstood judicial challenge. From time to time, federal legislation is proposed which would allow individual states to prohibit or limit the disposal of out-of-state waste. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which the Company operates landfills could limit or prohibit the importation of out-of-state waste. Such legislation could adversely affect the Company's landfills that receive a significant portion of out-of-state waste. A restriction on out-of-state waste also could result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business and results of operations could be adversely affected.

  Certain states and localities may for economic and other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional and therefore invalidated a local ordinance that sought to impose flow controls on taking waste out of a locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions through legislation or contract. For example, certain counties in New Jersey have recently sought to impose "economic flow control" by taxing waste collected in the county and disposed of out of the county of collection. Certain waste management companies, including the Company, have brought legal action against the counties that have sought to impose such "economic flow controls." In certain cases, the Company may elect not to challenge such restrictions based upon various considerations. Federal legislation has from time to time been proposed to allow states and localities to impose flow control restrictions. The restrictions, if enacted, would result in the volume of waste going to landfills being reduced in certain areas. Flow control restrictions could adversely affect the Company's ability to operate its landfills at their full capacities and could reduce the prices that can be charged for landfill disposal services. These restrictions also may result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business and results of operations could be adversely affected.

  Certain of the Company's permits and host agreements restrict the areas from which waste can be accepted. The restrictions impose operating inefficiencies on the Company.

  NEW YORK CITY TRADE WASTE COMMISSION. In 1996, the New York City Council enacted Local Law 42 ("Local Law 42") in order to control the corrupting influence of organized crime on the waste hauling industry. Local Law 42 created the TWC and established rules for licensing and regulating the operations of the commercial and industrial waste industry in New York City. The law prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the TWC and requires TWC approval of all acquisitions or other business combinations in New York City proposed by all licensees. Each acquisition or sale transaction generally must be submitted for review by the TWC 30 days before the transaction takes effect, although the amount of time required for review depends on the complexity of the transaction and the need to investigate the background of the principals involved. In September 1997, one of the Company's subsidiaries received a license from the TWC which enables it to conduct New York City collection operations. The license, like all TWC licenses, has a term of two years. The TWC also sets maximum rates for the industry and establishes operational requirements. The Company's New York City collection operations are subject to Local

Law 42, which could preclude or materially impact the Company's operations in this region, the time and cost of completing future acquisitions in this region, and the rates which may be charged for collection services in this region.

  PUBLIC UTILITY REGULATION. The rates that the Company may charge at its West Virginia landfill for the disposal of municipal solid waste are regulated by the West Virginia Public Service Commission. Rate regulation in West Virginia and the adoption of rate regulation in other states in which the Company owns landfills could have an adverse effect on the Company's business and results of operations.

  STATE AND LOCAL REGULATIONS. Each state in which the Company currently operates, or may operate in the future, has laws and regulations governing the generation, storage, treatment, handling, transportation, and disposal of solid waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and other solid waste management facilities. Many states also have programs that require investigation and clean up of sites containing hazardous materials in a manner comparable to or more stringent than CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites. Some of the state laws provide for the imposition of liens on property owned by responsible parties. Many municipalities also have ordinances, local laws, and regulations affecting the Company's operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities.

  The permits or other land use approvals and laws with respect to a landfill may (i) limit a landfill to accepting waste that originates from a specified geographic area, (ii) specify the quantity of waste that may be accepted at the landfill during a given time period, and (iii) specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it is generally necessary to renew the permit periodically. These restrictions could result in the volume or types of waste going to landfills being reduced in certain areas, which may materially adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for solid waste disposal services. These restrictions may also result in higher operating costs for the Company. If the Company is unable to pass such increased costs to its customers, the Company's business and results of operations could be materially adversely affected.

  Effective September 1997, the Maryland Department of the Environment adopted amendments that will require liners and leachate collection systems for new rubble landfills and landfill expansions. The regulations also require upgrading of existing landfills by 2001. The Company anticipates that the cost of compliance with these requirements at its Maryland landfill will not be material.

  In 1997, the South Carolina Department of Health and Environmental Control adopted new regulations governing industrial waste landfills. These regulations are pending approval by the General Assembly and are expected to become effective by August 1998. These regulations impose additional operating, reporting, record-keeping requirements and new closure, post-closure and design requirements on the Company's South Carolina landfill. To operate after the effective date of the regulations, the Company may need to upgrade the landfill's design. The type of upgrades required would depend on the types of industrial waste the Company would choose to accept for disposal. These regulations are being evaluated by the Company, and are not expected to have a material adverse effect on the Company's business and results of operations.

  One of the Company's Pennsylvania landfill operations, acquired by the Company in December 1996, has been in existence since 1972. From 1972 to 1988, the 110-acre area of the landfill which received waste or was authorized by state permits to receive waste had either received all necessary local zoning approvals or was not required by local ordinance to receive a zoning permit or other approval to operate. In 1988, the landfill received a state expansion permit for a 32-acre lined expansion area increasing the size of the permitted disposal area to 142 acres as well as a conditional use zoning approval from the local township. However, in 1990, the township adopted a new zoning ordinance which limited the height of municipal waste landfills to 35 feet above the original land contour. The landfill, as permitted in 1988 and as currently designed and permitted, exceeds the height limit in certain areas. The Company has maintained that the current permitted area is an existing nonconforming use and is not subject to the 35 foot height limitation imposed by the 1990 ordinance. If the township seeks to impose this limitation, and is successful, the existing permitted capacity of the Company's Pennsylvania landfill would be materially reduced resulting in significant costs to the Company.

  There has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes at landfills. Many states (including states in which the Company operates) have enacted laws that require counties to adopt comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling, or other programs. Some states (including most states in which the Company operates) have adopted legislation that prohibits the disposal of yard waste, tires, and other items in landfills. These developments could result in a reduction in the volume of waste destined for landfills in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. Such effects could have a material adverse effect on the Company's business and results of operations.

PERMITS AND LICENSES

  The Company is required to obtain and maintain in effect various federal, state and local permits and licenses in connection with its solid waste collection and transportation operations. The Company also is required to obtain and maintain in effect various facility permits and other governmental approvals, including those related to environmental, zoning and land use, in order to develop and operate a landfill, a transfer station or a waste hauling operation, and is required to obtain additional permits and approvals to expand its existing landfill operations. These permits and approvals are difficult, time consuming, and costly to obtain, may be subject to community opposition, opposition by various local elected officials or citizens, regulatory delays and other uncertainties, and may be dependent upon the Company's facilities being included in state or local solid waste management plans and the Company's entering into satisfactory host agreements with local communities. In addition, operating permits may be subject to modification, renewal or revocation by the issuing agencies after issuance, which may increase the Company's obligations and reopen opportunities for opposition relating to the permits. Moreover, from time to time, regulatory agencies may impose moratoria on, or otherwise delay, the review or granting of these permits or approvals or such agencies may modify the procedures or increase the stringency of the standards applicable to the review or granting of such permits or approvals.

  There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that becomes exhausted. The failure of the Company to obtain or maintain in effect a permit or agreement significant to its business would have a material adverse effect on the Company's business and results of operations.

  CHAMBERSBURG, PENNSYLVANIA LANDFILL. Prior to 1990, the Company's Chambersburg, Pennsylvania landfill disposed of municipal solid waste in an unlined disposal area. This unlined area was operated by the former owner and has caused localized groundwater contamination. As a condition to a recent permit modification, the Company has agreed to remove all waste from unlined areas to remove the source of contamination and relocate the waste to a Subtitle D approved disposal area at the landfill. For the period of trash relocation, the Company will operate a groundwater removal and treatment system which has received a permit for the associated surface water discharge. Relocation of trash began in April 1997, is coordinated with new pad construction, and is sequenced to be completed over a 12-year period. At December 31, 1997, the Company had accrued approximately $5.4 million for such relocation. An additional condition of the permit modification requires groundwater monitoring of five private water supply wells off-site. Low levels of volatile organic compounds have been detected in two of these private water supply wells. The Company has not established a specific financial reserve for potential costs relating to this remediation or any additional potential liabilities associated with this contamination but it is not expected to be significant. The Company currently believes that ultimate resolution of these matters should not be material to it and should not have a material adverse effect on its business or results of operations. However, there can be no assurance that the Company's ultimate financial obligations related to these matters will not have a material adverse effect on the Company's business and results of operations. See "Risk Factors - Potential Environmental Liability -
 Pennsylvania Landfill" in the accompanying Prospectus.

  PITTSBURGH, PENNSYLVANIA LANDFILL. An area of the Company's landfill in Pittsburgh, Pennsylvania which is no longer used for disposal may be the source of contamination in the groundwater underlying the landfill. To address this contamination, a groundwater evaluation and abatement plan designed to control and remediate the contamination from that area has been implemented and has been approved by the State Regulatory Agency. The Company believes that the plan can be successfully implemented, however, no assurance is given that all contamination will be remediated. The Company recently received from the State Regulatory Agency a permit for development of an approximately 48-acre expansion area at the landfill. The issuance of the permit is under appeal by one person on the grounds that the criteria for the permit issuance were not satisfied. The Company will vigorously contest this appeal, and believes it will be successful although there can be no assurance on the final outcome.

  SOMERSET, KENTUCKY LANDFILL. The Company ceased operations at its Somerset, Kentucky landfill on June 30, 1995 because the existing permitted disposal area did not meet current state law design requirements. From June 30, 1995 to June 30, 1996, the Company operated a transfer station at the landfill site and disposed of waste at an alternate location. The Company simultaneously pursued a final state permit for an expansion area designed to meet the new state standards. The suspension of landfill operations and the diversion of waste to an alternate location had an adverse effect on the Company's operating results and the Company discontinued its transfer station operation on July 1, 1996. On July 1, 1997, the Company recommenced operation of its transfer station to fulfill the obligations of the disposal franchise until the Company's expansion area is completed. The Company received a final permit to construct its expansion area on October 14, 1996 (reissued February 26, 1997). The final permit issued for the Kentucky landfill expansion area incorporated the requirements contained in an October 8, 1996 Agreed Order which settled an administrative appeal filed by the Somerset Pulaski County Concerned Citizens Group. Prior to actual construction of the expansion area, the Company was required to complete an additional hydrogeologic investigation to confirm the adequacy of the groundwater monitoring program approved in the final permit. These studies are complete, reconfirming the adequacy of the groundwater monitoring program, although the Company has not received final review from the state regulatory agency with respect to the groundwater monitoring program. The Company believes the ultimate resolution of this matter will not have a material adverse effect on the Company's business or results of operations. See "Risk Factors - Kentucky Landfill Obligations" in the accompanying Prospectus.

  MARYLAND LANDFILL. Lead and other contaminants have been detected in a few of the groundwater monitoring wells of the Maryland landfill. The Company and the State regulatory agency have agreed on an action plan to investigate groundwater conditions and to identify potential sources. The Company has agreed to prepare a contingency plan to identify what actions need to be taken, if after four quarters of monitoring, the regulatory authority determines that the landfill is contaminating the groundwater. An independent consultant has issued a report concluding that the landfill is not contaminating the groundwater and the elevated lead levels are related to sampling errors. Although the Company does not believe that the landfill is contaminating the groundwater, the Company estimates that the costs associated with a remediation of the lead in the groundwater would be approximately $500,000. The Company believes that the ultimate resolution of this matter should not have a material adverse effect on the Company's business or results of operations.

CLOSURE AND POST-CLOSURE OBLIGATIONS

  The Company has material financial obligations relating to closure and post-closure costs of the landfills it operates. While the precise amounts of these future obligations cannot be determined, at December 31, 1997, the Company estimated the total costs to be approximately $20.0 million for final closure of its landfills, of which $4.6 million had been accrued as of December 31, 1997. The Company makes an accrual for these costs based on consumed airspace in relation to the management's estimate of total available airspace of the landfills. Post- closure monitoring costs pursuant to applicable regulations (generally for a term of 30 to 40 years after final closure) are estimated at $11.0 million. At December 31, 1997, the Company had accrued $3.7 million for such estimated post-closure costs. The Company will provide additional accruals based on engineering estimates of consumption of permitted landfill airspace over the useful lives of its landfills. There can be no assurance that the Company's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on the Company's business and results of operations.

INSURANCE AND BONDING

  The Company carries insurance covering its assets and operations, including pollution liability coverage. Specifically, each of the Company's landfills has pollution liability coverage of $5.0 million per occurrence or $5.0 million in the aggregate subject to a $500,000 deductible per occurrence. Nevertheless, there can be no assurance that the Company's insurance will provide sufficient coverage in the event an environmental claim was made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim against the Company of sufficient magnitude could have a material adverse effect on the Company's business and results of operations. The Company also is subject to the risk of claims by employees and others made after the expiration of the policy coverage period, including asbestos-related illnesses (such as asbestosis, lung cancer, mesothelioma, and other cancers), which may not become apparent until many years after exposure. From May 15, 1985 through April 28, 1988, the Company carried claims-made general liability coverage. Any claims presented on the basis of exposure during that period may not be covered by insurance and any resulting liability could, consequently, have an adverse effect on the Company's business and results of operations.

  The Company is required to post a form of financial assurance at its landfills to ensure proper closure and post-closure monitoring and maintenance. Additionally, some of the Company's collection and transportation contracts require performance and payout bonds to guarantee project completion and certain states may require collateral bonds to secure compliance with transportation requirements. The Company's ability to meet these bonding requirements is contingent upon the Company's performance record and creditworthiness. Any inability by the Company to maintain bonding capacity or a sizable increase in rates would have a material adverse impact on the Company's business and results of operations. At December 31, 1997, the Company had outstanding $12.3 million of bonds to secure its obligations.

  If the Company was unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it would be unable to remain in compliance with Subtitle D Regulations or comparable state requirements, and, among other things, may be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding the current directors and executive officers of the Company.

          NAME            AGE                           POSITION
          ----            ---                           --------
Louis D. Paolino, Jr....   41 Chairman of the Board, President, and Chief Executive Officer
Dennis M. Grimm.........   48 Chief Operating Officer and Executive Vice President
Gregory M. Krzemien.....   38 Chief Financial Officer and Treasurer
Robert M. Kramer........   45 General Counsel, Executive Vice President, and Secretary
Glen Miller.............   40 Executive Vice President
Willard Miller..........   61 Executive Vice President
John W. Poling..........   52 Vice President-Finance
Neal Rodrigue...........   34 Vice President-Operations
Ronald R. Pirollo.......   39 Controller and Chief Accounting Officer
Kenneth Chuan-kai Leung.   53 Director
George O. Moorehead.....   45 Director
Matthew J. Paolino......   33 Director
Constantine N.
 Papadakis..............   52 Director

  LOUIS D. PAOLINO, JR. has served as Chairman of the Board, President, and Chief Executive Officer of the Company since June 1996. Mr. Paolino has over 15 years of experience in the solid waste management industry. From 1989 to June 1996, Mr. Paolino was President of Soil Remediation of Philadelphia, Inc., a company engaged in the business of treating contaminated soil and which was sold to USA Waste Services Inc., a waste management corporation, in September 1993. From September 1993 to June 1996, Mr. Paolino served as Vice President of USA Waste Services, Inc. Mr. Paolino currently serves as President of Blue Pointe, Inc., the lessor of the Company's executive offices in Mt. Laurel, New Jersey. From November 1995 to January 1996, Mr. Paolino served on the Board of Directors of Metal Management, Inc., formerly known as General Parametrics Corp., a publicly traded company. Mr. Paolino received a B.S. degree in Civil Engineering from Drexel University. Mr. Paolino is the brother of Matthew J. Paolino, a Director of the Company.

  DENNIS M. GRIMM has served as the Chief Operating Officer of the Company since December 1, 1997. From March to December 1997, Mr. Grimm served as the Company's Vice President of Operations. Mr. Grimm has over 25 years of experience in the solid waste industry. From October 1996 to March 1997, Mr. Grimm was President and Chief Executive Officer of Apex Waste Services, Inc., which was acquired by the Company in March 1997. From 1994 to 1997, Mr. Grimm served as President of National Earth Products, Inc. and NEP Sand & Gravel. From 1984 to 1994, he served as Group Vice President and Regional Manager for WMX Technologies, Inc. (Northeast Region).

  GREGORY M. KRZEMIEN has served as Chief Financial Officer and Treasurer of the Company since August 1992. From October 1988 to August 1992, Mr. Krzemien was a senior audit manager with Ernst & Young LLP, and held other positions with that firm since 1981. Mr. Krzemien received a B.S. degree in Accounting from Pennsylvania State University and is a certified public accountant.

  ROBERT M. KRAMER has served as General Counsel, Executive Vice President, and Secretary of the Company since June 1996. Mr. Kramer is an attorney and has practiced law since 1979 with various firms, including Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania and Arent Fox Kitner Plotkin & Kahn, Washington, D.C. Mr. Kramer has represented public and private companies in the waste management industry for over 15 years. Since 1989, Mr. Kramer has been the sole partner of Robert M. Kramer & Associates, P.C., a law firm consisting of three lawyers. Although Mr. Kramer will continue his private practice of law at Robert M. Kramer & Associates, P.C., he has and will devote a substantial amount of time performing his duties for the

Company. From December 1989 to December 1997, Mr. Kramer served on the Board of Directors of American Capital Corporation, a registered securities broker dealer. Mr. Kramer received a J.D. degree from Temple University Law School.

  GLEN MILLER has served as Executive Vice President of Collection Operations of the Company since September 1996. Prior to joining the Company, Mr. Miller had 23 years in the solid waste industry, most recently as Vice President and Chief Operating Officer of Super Kwik, Inc. since January 1980 and President of Waste Maintenance Services, Inc. from May 1987 to September 1996.

  WILLARD MILLER has served as an Executive Vice President of the Company since September 1996. In 1972, Mr. Miller founded Super Kwik, Inc. where he held the positions of President and Chief Executive Officer for 24 years.

  JOHN W. POLING has served as a Vice President of Finance of the Company since November 1996. Mr. Poling has held senior financial positions in publicly-held environmental services companies since 1979, and served as Vice President and Treasurer of Smith Technology Inc. from 1994 to 1996, Vice President, Finance and Chief Financial Officer of Envirogen, Inc. from 1993 to 1994, President of Tier Inc. from December 1992 to September 1993, and Vice President--Finance and Chief Financial Officer of Roy F. Weston, Inc. from 1989 to 1992. Mr. Poling received a B.S. degree in Accounting from Rutgers University.

  NEAL RODRIGUE has served as Vice President of Operations of the Company since December 1997. From October 1996 to December 1997 Mr. Rodrigue served as Vice President of Acquisitions of the Company. From October 1991 to October 1996, Mr. Rodrigue held various financial positions with USA Waste Services, Inc. Mr. Rodrigue received a B.S. in accounting from Louisiana State University and is a certified public accountant.

  RONALD R. PIROLLO has served as Vice President and Corporate Controller of the Company since July 1997. Prior to joining the Company, Mr. Pirollo was with Envirite Corporation for ten years, where he served in various financial management positions including Vice President-Finance. Mr. Pirollo received a B.S. degree in Accounting from Villanova University in 1981.

  KENNETH CHUAN-KAI LEUNG has served as a Director of the Company since June 1996. Mr. Leung has been a managing director of investment banking at Sanders Morris Mundy Inc. since March 1995 and chief investment officer of Environmental Opportunities Fund, L.P. and Environmental Opportunities Fund (Cayman), L.P. since January 1996. From 1988 to 1994, Mr. Leung was a managing director of Smith Barney Inc. Mr. Leung has over 28 years of experience with the environmental services industry as a securities analyst and investment banker. Mr. Leung will resign from the Board of Directors on July 1, 1998.

  GEORGE O. MOOREHEAD has served as a Director of the Company since June 1996. Mr. Moorehead has over 25 years of experience in the solid waste management industry. Since 1993, Mr. Moorehead has been a director and was a principal stockholder of EMCO Recycling Corp., a company engaged in the business of metal recycling in Arizona and now a subsidiary of Metal Management, Inc., and has served as President and Chief Executive Officer of EMCO Recycling Corp. since February 1995. From 1990 to 1993, Mr. Moorehead was President, Chief Executive Officer, and a director of Custom Disposal, Inc., a solid waste disposal company serving the Phoenix, Arizona area. Mr. Moorehead is a director of Metal Management, Inc.

  MATTHEW J. PAOLINO was appointed by the Board of Directors in May 1998 to serve as a Director of the Company. Mr. Paolino has served as Vice President of Risk Management, Asset Management and Special Waste Divisions of the Company since 1996. From 1993 to 1996, Mr. Paolino served as Vice President and General Manager - Soil Remediation Division of USA Waste Services, Inc., which was acquired by the Company in August 1997. Mr. Paolino received a B.S. degree in Civil Engineering from Villanova University in 1986 and a J.D. degree from The Widener School of Law in 1994. Mr. Paolino is the brother of Louis D. Paolino, Jr., the Chairman of the Board, President, and Chief Executive Officer of the Company.

  CONSTANTINE N. PAPADAKIS, PHD was appointed by the Board of Directors in May 1998 to serve as a Director of the Company. Dr. Papadakis has served as the President of Drexel University since 1995. From 1986 to 1995, Dr. Papadakis served as the Dean of the College of Engineering, Geier Professor of Engineering Education, and Professor of Civil Engineering, at the University of Cincinnati. Dr. Papadakis is a director of Fidelity Federal Bank, the Philadelphia Stock Exchange and Corcell, Inc.

EMPLOYEE AGREEMENTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL
ARRANGEMENTS

  In May 1997, Mr. Paolino entered into an amended and restated employment agreement with the Company that provides for an initial annual base salary of $150,000, which has subsequently been increased by the Board to $350,000, and certain fringe benefits, including life and health insurance and an automobile allowance. Upon a change in control of the Company, Mr. Paolino is entitled to receive a bonus in cash or Common stock equal to $1.00 less than three times the sum of (i) his annual salary, (ii) any bonus he was paid during the twelve months prior to the change of control, and (iii) the value of any option granted to him within the twelve months prior to the change in control. Mr. Paolino's agreement terminates in June 2002, subject to earlier termination by either party. If Mr. Paolino's employment is terminated for any reason, he will be entitled to receive his annual salary in effect at the date of termination through the term of his employment agreement. During the term of employment, Mr. Paolino may not directly or indirectly engage in the waste disposal industry within up to 75 miles of any Company business operation.

  In December 1997, Mr. Grimm entered into an amended employment agreement with the Company that provides for an initial base salary of $300,000 and certain fringe benefits, including life and health insurance and an automobile allowance. Mr. Grimm's agreement is for a term of four years, subject to earlier termination by either party. Upon a change in control of the Company, all of Mr. Grimm's outstanding stock options shall immediately vest and if his employment with the Company is terminated thereafter, Mr. Grimm shall be entitled to two times his annual salary. During the term of employment and for a period of up to one year thereafter, Mr. Grimm may not directly or indirectly engage in the waste disposal industry within up to 50 miles of any Company business operation.

  In June 1996, Mr. Krzemien entered into an 18-month employment agreement with the Company, subject to earlier termination, that provides for an initial annual base salary of $90,000 and certain fringe benefits, including life and health insurance and automobile allowances. Mr. Krzemien's salary was subsequently increased to $110,000. Upon termination of employment, Mr. Krzemien is entitled to receive up to the greater of six months of his annual salary or the balance of his annual salary for the remainder of the term of the agreement, depending on the circumstances of the termination. Upon a change in control, Mr. Krzemien is entitled to receive one year's annual salary.

  In May 1997, Mr. Kramer entered into an amended and restated employment agreement with the Company that provides for initial annual base salary of $125,000 and certain fringe benefits, including life and health insurance and automobile allowances. Upon a change in control of the Company, Mr. Kramer is entitled to receive a bonus in cash or Common stock equal to $1.00 less than three times the sum of (i) his annual salary and (ii) any bonus he was paid during the twelve months prior to the change of control. Mr. Kramer's agreement terminates in June 2000, subject to earlier termination by either party. If Mr. Kramer's employment is terminated by the Company for any reason, including unsatisfactory performance of his duties, he will be entitled to receive a severance payment of an amount equal to two times his then annual salary. In addition, all of his outstanding stock options shall immediately vest.

  In September 1996, Glen Miller entered into an employment agreement with the Company that provides for an initial base salary of $150,000 and certain fringe benefits, including life and health insurance and an automobile allowance. The term of the agreement is four years, subject to earlier termination by either party. Upon termination of employment, Mr. Miller is entitled to receive up to six months annual salary. If a change of control of the Company occurs within three months of resignation, Mr. Miller is entitled to two years salary. The agreement also provides that during the term of employment, and for a period of one year thereafter, Mr. Miller will not compete with the Company in the waste disposal business in an area that includes southern New Jersey and Philadelphia, Pennsylvania.

  In November 1996, Mr. Poling entered into a three-year employment agreement with the Company, subject to earlier termination, that provides for an initial annual base salary of $90,000 and certain fringe benefits, including life and health insurance and automobile allowances. Upon termination of employment, Mr. Poling is entitled to receive up to three months of his annual salary. Upon a change in control, Mr. Poling is entitled to receive one year's annual salary.

  In February 1998, Mr. Rodrigue entered into a three-year employment agreement with the Company, subject to earlier termination, that provides for an initial annual base salary of $200,000 and certain fringe benefits, including life and health insurance and automobile allowances. If Mr. Rodrigue's employment is terminated by the Company in the event of the Company's merger, consolidation or other business combination with another entity where the Company is not the surviving entity or the Company's sale of substantially all of its assets, he will be entitled to receive $300,000, and the Company will continue all of his medical insurance benefits for two years after the date of termination. During the term of employment and for a period of one year thereafter, Mr. Rodrigue may not directly or indirectly engage in the waste disposal industry within 75 miles of any Company business operation.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth, as of April 1, 1998, certain information regarding the beneficial ownership of the Common Stock by: (i) each person known to the Company to own beneficially, as defined in Rule 13d-3 under the Exchange Act, five percent or more of the outstanding shares of Common Stock, based upon Company records, (ii) each of the Company's directors, (iii) each of the Selling Stockholders, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                           SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                 OWNED                                       OWNED
                          BEFORE OFFERING(1)(2)          NUMBER OF   AFTER OFFERING(1)(2)
                          ----------------------------    SHARES     --------------------------
NAME OF BENEFICIAL OWNER    NUMBER          PERCENT    BEING OFFERED   NUMBER         PERCENT
------------------------  -------------    ----------- -------------   ------         -------
Willard Miller..........      1,430,688(3)       5.7%         --        1,430,688(3)      4.4%
 230 Orono Place
 Sommerdale, NJ 08083
Louis D. Paolino, Jr. ..      1,288,465(4)       5.1          --        1,288,465(4)      3.9
 1000 Crawford Place
 Mt. Laurel, NJ 08054
Environmental                   889,699          3.5      444,850         444,849         1.4
 Opportunities Fund,
 L.P.(5) ...............
Environmental
 Opportunities Fund
 (Cayman), L.P.(5) .....        110,303            *       55,150          55,153           *
Kenneth Chuan-kai Leung.      1,060,419(6)       4.2          --          560,419(6)      1.7
George O. Moorehead.....        437,714(7)       1.7          --          437,714(7)      1.4
Matthew J. Paolino......        110,583(8)         *          --          110,583(8)        *
Constantine N.                      --             *          --              --            *
 Papadakis..............
All executive officers
 and directors as a
 group (13 persons).....      6,069,493(9)      23.1          --        5,569,493(9)     16.7

--------
 * Less than 1%.
 (1) The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.
 (2) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option or warrant ("currently exercisable") are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.
 (3) Includes 19,412 shares held of record by W&G Miller Family Limited Partnership, of which Mr. Miller serves as a general partner, and 131,907 shares purchasable under currently exercisable warrants held by such partnership.
 (4) Includes 35,000 shares held of record by entities controlled by Mr. Paolino, 82,333 shares held by family members, and 348,391 shares purchasable under currently exercisable options.
 (5) The chief investment officer of Environmental Opportunities Fund, L.P. and Environmental Opportunities Fund (Cayman), L.P. (the "Funds") is Kenneth Chuan-kai Leung, a director of the Company.
 (6) Includes 60,417 shares purchasable under currently exercisable options. Also includes an aggregate of 1,000,002 shares held of record by the Funds prior to the Offering and 500,002 shares to be held by the Funds after the Offering.
 (7) Includes 80,417 shares purchasable under currently exercisable options.
 (8) Includes 18,750 shares purchasable under currently exercisable options. Also includes 3,000 shares held by Mr. Paolino's children.
(9) See footnotes 3 through 8 above. Also includes an aggregate of 1,412,485 shares and 500,305 shares purchasable under currently exercisable options held by seven executive officers of the Company who are not listed in the table.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales in the public market of substantial amounts of Common Stock could have an adverse effect on the market price of the Common Stock and may make it more difficult for the Company to sell its equity securities in the future at times and prices that it deems appropriate. Upon completion of the Offering, the Company will have outstanding 32,140,462 shares of Common Stock. Of these shares, approximately 27,879,932 shares of Common Stock, including the 7,500,000 shares of Common Stock sold in the Offering, will be tradeable without restriction or limitation under the Securities Act, except for any shares owned by "affiliates" of the Company which will be subject to the resale limitations under Rule 144 of the Securities Act. The remaining approximately 4,260,530 outstanding shares of Common Stock held by existing stockholders are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including that provided by Rule 144. Subject to compliance with Rule 144, 961,312 of these restricted shares are currently saleable in the public market, an additional 269,959 of these restricted shares will become saleable in the public market 90 days following the date of this Prospectus Supplement and an additional 867,106 of these restricted shares will become saleable in the public market 180 days following the date of this Prospectus Supplement.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from the Company or an affiliate of the Company, the acquiror or subsequent holder thereof would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 321,400 shares after the Offering, assuming no exercise thereafter of outstanding options or warrants) or the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities (such as shares of Common Stock acquired by affiliates in the Offering). Under Rule 144(k) as currently in effect, if two years have elapsed since the date of acquisition of restricted shares from the Company or any "affiliate" of the Company and the acquiror or subsequent holder is not deemed to have been an affiliate of the Company for at least 90 days prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144(k) without regard to the limitations and requirements described above. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

  Upon consummation of the Offering, the Company will have outstanding options and warrants to purchase a total of 3,336,707 shares of Common Stock, 1,713,279 of which will then be exercisable, and an additional 4,903,464 shares reserved for issuance pursuant to future option grants under the Company's stock option plans. The Company has filed registration statements on Form S-8 under the Securities Act that registers all shares of Common Stock issuable under the Company's 1987 Stock Option Plan, 1991 Stock Option Plan, 1996 Stock Option Plan, and 1997 Stock Option Plan. Shares covered by such registration statements are eligible for resale in the public market subject to Rule 144 limitations applicable to affiliates, the vesting provisions of each option grant (generally up to five years), and the lock-up agreement described below, if applicable. In addition, in connection with certain of the Company's acquisitions, the Company has held back a certain portion of the purchase price that was payable in Common Stock to generally secure the sellers' indemnification obligations to the Company under the acquisition agreements. Such Common Stock will be issued to the sellers upon the occurrence of certain events and/or the satisfaction of certain liabilities by the sellers. At April 1, 1998, a total of 723,632 shares of unissued Common Stock (the "Hold Back Shares") were subject to such hold backs.

  Certain stockholders of the Company that hold restricted securities have registration rights for an aggregate of up to 922,833 shares of Common Stock. Such registration rights may begin to be exercised at various times beginning July 1998. In addition, the Company has agreed to register 597,655 of the Hold Back Shares at various times beginning July 1998. The Company has agreed to pay substantially all expenses incident to such registrations other than underwriting discounts and commissions.

  The Company has filed a registration statement on Form S-4 under the Securities Act (the "Acquisition Shelf") that registers five million shares of Common Stock for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons who are not affiliates of the Company; however, the Company has agreed that resales of these shares during the 120-day period following the date of this Prospectus Supplement would require the prior written consent of Smith Barney Inc. As of April 1, 1998, 3,613,656 shares of Common Stock remain available for issuance under such registration statement.

  The foregoing notwithstanding, the Company and the directors and certain executive officers and stockholders of the Company, who owned of record an aggregate of 1,587,331 shares of Common Stock and options and warrants to purchase 1,647,004 shares of Common Stock at April 1, 1998, and the Selling Stockholders who will own an aggregate of 500,002 shares after the Offering, have agreed, except for certain limited exceptions or with the prior written consent of Smith Barney Inc., that they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 120 days after the date of this Prospectus Supplement. In addition, the other executive officers and certain other employees and stockholders of the Company who owned or record an aggregate of 3,643,441 shares of Common Stock and options and warrants to purchase 913,649 shares of Common Stock at April 1, 1998 also have agreed to such transferability restrictions, except that the restrictive period is for 90 days following the date of this Prospectus Supplement. Notwithstanding this restriction, certain executive officers of the Company have the right to sell up to an aggregate of 185,000 shares of Common Stock during the period. Furthermore, certain stockholders of the Company that acquired 1,386,344 shares of Common Stock under the Company's Acquisition Shelf in connection with an acquisition by the Company have agreed, except for certain limited exceptions or with the prior written consent of Smith Barney Inc., that they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, an aggregate of 924,230 shares until March 1999. The remaining 462,114 shares are also subject to transferability restrictions, except that the restrictive period will terminate in June 1998. In addition, Kenneth Chuan-kai Leung, a director of the Company, has agreed with the Company that in June 1998 he will exercise in full his options to purchase 15,000 shares of Common Stock. Mr. Leung also agreed that he will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of any such shares for a period of one year from the date of exercise. See "Underwriting."

  Since the Company has issued, and may continue to issue, a significant number of shares of Common Stock in connection with acquisitions of other businesses, the number of outstanding shares of Common Stock that are likely to be eligible for sale in the future is likely to increase significantly. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options and warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement, each of the Underwriters named below has severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                                        NUMBER
UNDERWRITER                                                            OF SHARES
-----------                                                            ---------
Smith Barney Inc......................................................
CIBC Oppenheimer Corp.................................................
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated ....................................................
Pacific Growth Equities, Inc..........................................

                                                                       ---------
  Total............................................................... 7,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc., CIBC Oppenheimer Corp., Merrill Lynch & Co. and Pacific Growth Equities, Inc. are acting as representatives (the "Representatives"), propose to offer part of the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus Supplement and part of the shares to certain
dealers at a price which represents a concession not in excess of $    per
share under the public offering price. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $    per share to certain
other dealers. After the public offering, the public offering price and such concessions may be changed by the Representatives.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional 1,125,000 shares of Common Stock at the price to the public set forth on the cover page of this Prospectus Supplement, minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the proceeding table bears to the total number of shares listed in such table.

  The Company and its directors and certain of its executive officers and stockholders, including the Selling Stockholders, have agreed that, for a period of 120 days from the date of this Prospectus Supplement, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, except for (a) in the case of the

Company, (i) the Common Stock offered hereby, (ii) certain exceptions pertaining to the Company's stock option plans, (iii) issuances of Common Stock upon the conversion of securities or the exercise of warrants outstanding on the date the Underwriting Agreement is executed, and (iv) issuances and sales of Common Stock in connection with acquisitions by the Company, other than shares of Common Stock issued pursuant to the Company's Acquisition Shelf, (b) in the case of the aforementioned directors, executive officers and stockholders of the Company, (i) shares of Common Stock disposed of as gifts to their "immediate family" or to one or more trusts established for the benefit of their immediate family, provided that the recipient of such Common Stock agrees to the foregoing restrictions on transferability and (ii) the 500,000 shares of Common Stock being offered by the Selling Stockholders in the Offering, and (c) in the case of certain directors and executive officers of the Company, up to an aggregate of 185,000 shares of Common Stock. In addition, other executive officers and certain employees and other stockholders of the Company designated by the Representatives have also agreed to transferability restrictions, except that the restrictive period is 90 days following the date of this Prospectus Supplement. Notwithstanding the foregoing restrictions on transferability, one executive officer who has entered into such an agreement may sell shares of Common Stock to pay tax obligations incurred in connection with the exercise of stock options that expire during the restrictive period.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters and certain related persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is a bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                           VALIDITY OF COMMON STOCK

  The validity of the issuance of the Common Stock offered will be passed upon for the Company by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, counsel for the Company. Certain legal matters relating to the offering of the Common Stock will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA FINANCIAL INFORMATION
Summary Pro Forma Financial Information...................................   F-2
Pro Forma Consolidated Balance Sheet as of December 31, 1997..............   F-4
Pro Forma Consolidated Statement of Operations for the Year Ended June 30,
 1997.....................................................................   F-5
Pro Forma Consolidated Statement of Operations for the Six Months Ended
 December 31, 1997........................................................   F-6
Notes to Unaudited Pro Forma Consolidated Financial Information...........   F-7
AUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors............................................  F-11
Supplemental Consolidated Balance Sheets as of June 30, 1997 and June 30,
 1996.....................................................................  F-12
Supplemental Consolidated Statements of Operations for each of the three years in the period ended June 30, 1997..................................  F-13
Supplemental Consolidated Statements of Stockholders' Equity for each of the three years in the period ended June 30, 1997........................  F-14
Supplemental Consolidated Statements of Cash Flows for each of the three years in the period ended June 30, 1997..................................  F-15
Notes to Supplemental Consolidated Financial Statements...................  F-16
UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Supplemental Condensed Consolidated Balance Sheet as of December 31,
 1997.....................................................................  F-34
Supplemental Condensed Consolidated Statements of Operations for the six
 months ended December 31, 1997 and 1996..................................  F-35
Supplemental Condensed Consolidated Statement of Stockholders' Equity for
 the six months ended December 31, 1997...................................  F-36
Supplemental Condensed Consolidated Statements of Cash Flows for the six
 months ended December 31, 1997 and 1996..................................  F-37
Notes to Supplemental Condensed Consolidated Financial Statements.........  F-38

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

  The following Unaudited Pro Forma Consolidated Financial Statements give retroactive effect to the acquisition with Bluegrass Containment, Inc. ("Bluegrass"), Frank Stamato & Company and its affiliates ("Stamato"), and Ecology Systems, Inc. and its affiliates ("Ecology") accounted for as poolings of interests and give effect to certain acquisition transactions described below and in the Offering.

  On December 10, 1996, the Company consummated the acquisition of R&A Bender, Inc. ("Bender") and certain real estate owned by R&A Bender Property, Ltd. ("Bender Property"). The total purchase price was approximately $17,500,000 and the acquisition has been accounted for as a purchase.

  The Company completed the acquisition of Waste Services, Inc. and affiliates on May 12, 1997 in exchange for 1,159,982 shares of Common Stock and the assumption of $6,176,690 of debt. The Company has assumed, as part of its purchase price, a $6,200,000 liability which will be paid upon the resolution of certain events and is payable in either cash or a future-maximum issuance of 221,170 shares of Common Stock. The Company has accounted for this acquisition as a purchase. In connection with this acquisition, the Company has also executed definitive purchase agreements to acquire Coney Island Rubbish Removal, Inc. ("Coney Island") and Golden Gate Carting, Co. Inc. ("Golden Gate"), two hauling companies which operate under common operational and management control with Waste Services, Inc. Estimated consideration relating to the Golden Gate and Coney Island acquisitions consists of 288,859 unregistered shares of Common Stock and the assumption of $3,050,273 of debt. The Golden Gate and Coney Island acquisitions are contingent upon the approval of the New York City Trade Waste Commission. Pending closing of the acquisitions, the Company is operating the business of Golden Gate and Coney Island under management agreements. Waste Services, Inc., Golden Gate, and Coney Island are collectively referred to as ("WSI").

  On August 15, 1997, the Company consummated the acquisition of Pappy, Inc. ("Pappy"). The total purchase price was approximately $12 million, and the acquisition has been accounted for as a purchase.

  On August 20, 1997, the Company purchased all of the stock of Soil Remediation of Philadelphia, Inc. ("SRP") in exchange for 270,000 shares of the Common Stock. SRP provides remediation services for petroleum contaminated soil. This transaction has been accounted for as a purchase. Simultaneously, with the closing of the SRP transaction, the Company entered into an agreement to acquire all of the stock of USA Waste of Fairless Hills, Inc. and Clean Soils of Fairless Hills, Inc. (collectively, "Clean Soils"). The closing of the acquisition of the stock of Clean Soils is pending upon satisfaction of certain customary closing conditions that the Company believes will be resolved.

  On December 1, 1997, the Company acquired from Delmarva Capital Technology all of the outstanding stock of Pine Grove, Inc. ("Pine Grove") for approximately $46.0 million. The purchase price was comprised of approximately $34.3 million in cash and the assumption of approximately $11.7 million in debt. The acquisition has been accounted for as a purchase.

  On March 25, 1998, the Company entered into stock purchase agreements for the pending acquisitions of all the outstanding stock of Atlantic Waste Disposal, Inc. and Atlantic of New York, Inc. (collectively, "Atlantic") for total anticipated cash consideration to be paid of $85.6 million. The acquisition is anticipated to be accounted for as a purchase.

  The pro forma consolidated statements of operations for the year ended June 30, 1997 and the six months ended December 31, 1997 reflect the results of operations of the Company as if the above acquisitions of Bender, WSI, Pappy, SRP, Clean Soils, Pine Grove, and Atlantic had occurred at the beginning of the periods presented. The pro forma consolidated balance sheet as of December 31, 1997 reflects the financial position of the Company as if the acquisition of Atlantic had occurred as of December 31, 1997.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  The Company also acquired Apex Waste Services, Inc. ("Apex") on March 31, 1997. This business combination has been accounted for under the pooling of interests method. Apex began operations on October 1, 1996 as a result of its acquisition of certain assets of Waste Management, Inc., Northeast Pennsylvania Division, which was accounted for under the purchase method. The results of operations of Apex have been included in the Company's consolidated financial statements since the date of inception of Apex. The pro forma consolidated financial information includes the results of operations of the predecessor company of Apex for the year ended June 30, 1996 and for the period July 1, 1996 to September 30, 1996.

  The unaudited pro forma consolidated financial statements are based upon preliminary estimates, available information, and certain assumptions that management deems appropriate. Management does not expect material changes to the final transaction adjustments. The unaudited pro forma consolidated financial information presented herein is not necessarily indicative of the results of operations or financial position that the Company would have obtained had such events occurred at the beginning of the period, as assumed, or the future results of the Company. The pro forma consolidated financial information should be read in connection with the supplemental consolidated financial statements and notes thereto included in this Prospectus Supplement.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                             EASTERN
                          ENVIRONMENTAL             PRO FORMA      PRO FORMA                   PRO FORMA
                          SERVICES, INC. ATLANTIC  ADJUSTMENTS    CONSOLIDATED ADJUSTMENTS    AS ADJUSTED
                          -------------- --------  -----------    ------------ -----------    -----------
ASSETS
Current assets
 Cash and cash
  equivalents...........     $  6,693    $    88    $    --         $  6,781    $ 16,181 (3)   $ 22,962
 Accounts receivable,
  net of allowance......       26,267      3,363                      29,630         --          29,630
 Deferred income taxes..        1,410        --          --            1,410         --           1,410
 Prepaid expenses and
  other current assets..        4,913        220         --            5,133         --           5,133
                             --------    -------    --------        --------    --------       --------
  Total current assets..       39,283      3,671         --           42,954      16,181         59,135
Net property, plant and
 equipment..............      145,226     33,385      51,699 (1)     230,310      26,100 (2)    256,410
Excess cost over fair
 market value of net
 assets acquired........       71,286        --          --           71,286         --          71,286
Intangible assets, net..       14,546     24,811     (24,811)(1)      14,546         --          14,546
Notes receivable from
 stockholders /
 officers...............          433        --          --              433         --             433
Deferred income taxes...          --       8,969      (8,969)(1)         --          --             --
Other assets............        3,443        668         --            4,111         --           4,111
                             --------    -------    --------        --------    --------       --------
  Total assets..........     $274,217    $71,504    $ 17,919        $363,640    $ 42,281       $405,921
                             ========    =======    ========        ========    ========       ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable.......     $  9,858    $ 1,959    $    --         $ 11,817    $    --        $ 11,817
 Accrued expenses and
  other current
  liabilities...........       13,457      1,274        (290)(1)      14,441         --          14,441
 Income taxes payable...          352        --          --              352         --             352
 Current portion of
  accrued landfill
  closure and other
  environmental costs...        2,278        --          --            2,278         --           2,278
 Current portion of
  long-term debt........        3,308        --          --            3,308      (3,308)(3)        --
 Current portion of
  capitalized lease
  obligations...........        1,239        --          --            1,239         --           1,239
 Deferred revenue.......        3,661        --          --            3,661         --           3,661
 Due to affiliated
  company...............          --      60,391     (60,391)(1)         --          --             --
                             --------    -------    --------        --------    --------       --------
  Total current
   liabilities..........       34,153     63,624     (60,681)         37,096      (3,308)        33,788
                             --------    -------    --------        --------    --------       --------
Deferred income taxes...        3,069        --          --            3,069                      3,069
Long-term debt, less
 current portion........       55,803        --       85,600 (1)     141,403      26,100 (2)     11,700
                                                                                (155,803)(3)
Capitalized lease
 obligations, less
 current portion........        1,259        --          --            1,259         --           1,259
Accrued landfill closure
 and other environmental
 costs..................       11,772        845         --           12,617         --          12,617
Other liabilities.......       13,221         35         --           13,256         --          13,256
Stockholders' equity
 Common stock...........          247                                    247          70 (3)        317
 Additional paid-in
  capital...............      141,624     21,701     (21,701)(1)     141,624     175,222 (3)    316,846
 Retained earnings
  (deficit).............       13,145    (14,701)     14,701(1)       13,145                     13,145
 Less treasury stock at
  cost--39,100 common
  shares................          (76)       --          --              (76)                       (76)
                             --------    -------    --------        --------    --------       --------
  Total stockholders'
   equity...............      154,940      7,000      (7,000)        154,940     175,292        330,232
                             --------    -------    --------        --------    --------       --------
  Total liabilities and
   stockholders' equity.     $274,217    $71,504    $ 17,919        $363,640    $ 42,281       $405,921
                             ========    =======    ========        ========    ========       ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                       EASTERN                    R&A
                       ENVIRON-                  BENDER
                        MENTAL         R&A      PROPERTY                          CLEAN    PINE               PRO FORMA
                    SERVICES, INC. BENDER, INC.   LTD.     WSI    PAPPY    SRP    SOILS    GROVE   ATLANTIC  ADJUSTMENTS
                    -------------- ------------ -------- -------  ------ -------  ------  -------  --------  -----------
                                                                                                               $   (41)(a)
                                                                                                                  (211)(b)
                                                                                                               -------
Revenues........       $145,274       $4,295      $214   $16,597  $2,804 $ 3,649  $1,513  $14,560  $17,189        (252)
Cost of
revenues........        106,109        2,198         2     9,809     911   6,945   1,755    9,805   14,356        (206)(a)
Selling, general
and
administrative
expenses........         19,501        1,950         7     3,492     431     704     166    1,274    2,535         (86)(c)
                                                                                                                    (6)(a)
                                                                                                                  (211)(b)
                                                                                                                  (963)(d)
                                                                                                                  (610)(e)
                                                                                                               -------
                                                                                                                (1,876)
Depreciation and
amortization....          7,202          495        10     3,396     108     975     299    4,728    1,979         745 (f)
                                                                                                                (1,256)(g)
                                                                                                                (2,308)(h)
                                                                                                                  (119)(i)
                                                                                                                    51 (j)
                                                                                                                (1,583)(k)
                                                                                                               -------
                                                                                                                (4,470)
Merger costs....          3,337          --        --        --      --      --      --       --       --          --
                       --------       ------      ----   -------  ------ -------  ------  -------  -------     -------
Operating income
(loss)..........          9,125         (348)      195      (100)  1,354  (4,975)   (707)  (1,247)  (1,681)      6,300
                                                                                                                    10 (l)
                                                                                                                (1,976)(m)
                                                                                                                (1,937)(n)
                                                                                                                  (530)(o)
                                                                                                                   714 (p)
                                                                                                               -------
Interest
(expense), net..         (3,164)          (7)             (1,268)     14     --      --      (151)  (5,114)     (3,719)
Other income, net.          595          246       --         84     --      --      --        58      709         --
                       --------       ------      ----   -------  ------ -------  ------  -------  -------     -------
Income (loss)
before income
taxes...........          6,556         (109)      195    (1,284)  1,368  (4,975)   (707)  (1,340)  (6,086)      2,581
Income tax
(expense)
benefit.........         (1,879)         --        --        200     --    1,990     283      507    2,229        (859)(q)
                       --------       ------      ----   -------  ------ -------  ------  -------  -------     -------
Net income
(loss)..........       $  4,677       $ (109)     $195   $(1,084) $1,368 $(2,985) $ (424) $  (833) $(3,857)    $ 1,722
                       ========       ======      ====   =======  ====== =======  ======  =======  =======     =======
Diluted earnings
(loss) per
share...........
Weighted average
number of shares
outstanding.....
                        PRO
                        FORMA
                    CONSOLIDATED PREDECESSOR                 PRO                      PRO
                       BEFORE      COMPANY      APEX        FORMA                    FORMA
                    PREDECESSOR      TO       PRO FORMA    CONSOLI-     ADJUST-        AS
                      COMPANY       APEX     ADJUSTMENTS    DATED        MENTS      ADJUSTED
                    ------------ ----------- ------------ ------------- ---------- --------------
Revenues........      $205,843     $4,675       $ --      $  210,518    $   --     $  210,518
Cost of
revenues........       151,684      3,366                    155,050        --        155,050
Selling, general
and
administrative
expenses........        28,184        420                     28,604        --         28,604
Depreciation and
amortization....        14,722        679        (271)(r)     15,130        --         15,130
Merger costs....         3,337        --          --           3,337        --          3,337
                    ------------ ----------- ------------ ------------- ---------- --------------
Operating income
(loss)..........         7,916        210         271          8,397                    8,397
Interest
(expense), net..       (13,409)      (173)       (177)(s)    (13,759)    11,305(u)     (2,454)
Other income, net.       1,692          4         --           1,696        --          1,696
                    ------------ ----------- ------------ ------------- ---------- --------------
Income (loss)
before income
taxes...........        (3,801)        41          94         (3,666)    11,305         7,639
Income tax
(expense)
benefit.........         2,471        --          --           2,471    (4,827)(u)     (2,356)
                    ------------ ----------- ------------ ------------- ---------- --------------
Net income
(loss)..........      $ (1,330)    $   41       $  94     $   (1,195)   $ 6,478    $    5,283
                    ============ =========== ============ ============= ========== ==============
Diluted earnings
(loss) per
share...........                                          $     (.07)              $      .21
                                                          =============            ==============
Weighted average
number of shares
outstanding.....                                          17,760,693(t)            25,724,386 (v)
                                                          =============            ==============

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                             EASTERN                                                                              PRO
                             ENVIRON-                                                PRO         ADJUSTMENTS     FORMA
                              MENTAL                                 PRO FORMA      FORMA           FROM           AS
                          SERVICES, INC. PAPPY PINE GROVE ATLANTIC  ADJUSTMENTS  CONSOLIDATED     OFFERING      ADJUSTED
                          -------------- ----- ---------- --------  -----------  ------------    -----------   ----------
Revenues................     $106,870    $197    $6,265   $12,610      $ --       $  125,942       $   --      $  125,942
Cost of revenues........       73,323      92     3,424     8,461        --           85,300                       85,300
Selling, general and
administrative expenses.       13,377      86       387     1,126        (11)(a)      14,965                       14,965
Depreciation and
amortization............        6,435      12     2,172     1,458        140 (b)       9,303                        9,303
                                                                        (958)(c)
                                                                          44 (d)
Merger costs............        2,725     --        --        --         --            2,725                        2,725
                             --------    ----    ------   -------      -----      ----------       -------     ----------
Operating income........       11,010       7       282     1,565        785          13,649           --          13,649
Interest (expense)
income, net.............       (1,279)      1      (110)   (2,812)         1 (e)      (5,131)        4,838 (j)       (293)
                                                                        (641)(f)
                                                                        (291)(g)
Other income, net.......          256       1         3       143        --              403           --             403
                             --------    ----    ------   -------      -----      ----------       -------     ----------
Income (loss) before
income taxes............        9,987       9       175    (1,104)      (146)          8,921         4,838         13,759
Income tax (expense)
benefit.................       (3,518)    --       (143)      401         59 (h)      (3,201)       (2,129)(j)     (5,330)
                             --------    ----    ------   -------      -----      ----------       -------     ----------
Net income..............     $  6,469    $  9    $   32   $  (703)     $ (87)     $    5,720       $ 2,709     $    8,429
                             ========    ====    ======   =======      =====      ==========       =======     ==========
Diluted earnings per
share...................                                                          $      .23                   $      .26
                                                                                  ==========                   ==========
Weighted average number
of shares outstanding...                                                          25,036,541 (i)               32,036,541 (k)
                                                                                  ==========                   ==========

                     EASTERN ENVIRONMENTAL SERVICES, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

 THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1997 HAS BEEN ADJUSTED TO REFLECT THE FOLLOWING:

  (1) On March 25, 1998, the Company entered into stock purchase agreements for the pending acquisitions of all the outstanding stock of Atlantic Waste Disposal, Inc. and Atlantic of New York, Inc. (collectively, "Atlantic") for total anticipated cash consideration to be paid by Eastern Environmental Services, Inc. of $85.6 million. The acquisition is anticipated to be accounted for under the purchase method. Pursuant to the terms of the stock purchase agreements, certain property, equipment, intangible assets, other assets and working capital will be acquired and certain liabilities will be assumed.With respect to the closure and post-closure liabilities, the Company anticipates recording an estimate of closure and post-closure liability for the entire site utilizing engineering studies and state requirements as compared to the percentage of airspace utilized at the date of the acquisition. The allocation of the purchase price is preliminary and assumes the historical book value of tangible assets approximates fair value. The actual allocation will be based on management's final evaluation of such assets and liabilities. The excess of the purchase price over the historic cost of net assets was allocated to the value of the landfill site; however, this excess may ultimately be allocated to other specific tangible and intangible assets. The final allocation of the purchase price and the resulting effect on operations may differ significantly from the pro forma amounts included herein. The preliminary allocation of the purchase price is as follows:

   Property, equipment and landfill site.......................... $85,084,000
   Current assets acquired........................................   3,671,000
   Other assets acquired..........................................     668,000
   Other liabilities..............................................  (2,978,000)
   Landfill closure, post-closure, and other environmental costs..    (845,000)
                                                                   -----------
   Borrowings under the Company's revolving credit facility to effect the acquisition of Atlantic............................ $85,600,000
                                                                   ===========


  (2) To record the pending purchase of the Bethlehem Landfill and certain related assets for cash consideration of $26.1 million.

  (3) To record the issuance of 7,000,000 shares of Common Stock offered in connection with the Offering at an assumed offering price of $26 1/2 per share, and the application of the estimated net proceeds therefrom.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                         NOTES TO UNAUDITED PRO FORMA
                CONSOLIDATED FINANCIAL INFORMATION--(CONTINUED)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

 THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1997 HAS BEEN ADJUSTED TO REFLECT THE FOLLOWING:

  (a) To reflect the elimination of revenues and operating expenses relating to certain operations of Bender not acquired by the Company.

  (b) To reflect the elimination of intercompany rental revenues and expenses between Bender and Bender Property.

  (c) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

  (d) To reflect the decrease in Bender's selling, general, and administration expenses consisting of a contractual reduction made to the former owners' salaries of $706,000 and for the termination of Bender's profit sharing plan of $257,000. The contracted reduction in owner salaries and the termination of Bender's profit sharing plan were directly attributable to the acquisition transaction.

  (e) To reflect a reduction in WSI's selling, general, and administrative salaries of employees terminated at the time of acquisition pursuant to restrictive covenants mandated by the New York City Trade Waste Commission as conditional approval for the Company to consummate the WSI acquisition. The reduction is net of the estimated cost of replacement employees.

  (f) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

  (g) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets as if the purchase of SRP and Clean Soils had been completed on July 1, 1996 net of historical depreciation and amortization expense of SRP and Clean Soils.

  (h) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

  (i) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Bender and Bender Property had been completed on July 1, 1996 net of historical depreciation and amortization expense of Bender and Bender Property and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and cost-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

  (j) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                         NOTES TO UNAUDITED PRO FORMA
                CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  (k) To adjust depreciation and amortization expense for the change in the basis of equipment and intangible assets, net of historical depreciation and amortization which would have occurred had the purchase of WSI been completed on July 1, 1996.

  (l) To eliminate interest expense of $10,000 related to debt of Pappy not acquired by the Company.

  (m) To record additional interest expense of $2.0 million from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of approximately $27.0 million incurred to consummate the acquisition of Pine Grove, net of historical interest expense of $318,000, excluding interest on debt assumed.

  (n) To record additional interest expense of $1.9 million from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of $85.6 million incurred to consummate the acquisition of Atlantic, net of historical interest expense of $5.1 million.

  (o) To record additional interest expense of $530,000 resulting from borrowings under the Company's revolving credit facility of approximately $15.8 million incurred to consummate the acquisition of Bender, net of historical interest expense of $38,000.

  (p) To reflect a reduction in interest expense of $714,000 resulting from debt not acquired net of Company interest expense of $554,000 on borrowings at the Company's average borrowing rate of 8.0% to finance acquisitions.

  (q) The Company's pro forma effective tax provision is after consideration of the realization of federal net operating loss carryforwards and the reversal of the related valuation allowance previously recorded. Excluding the effect of the valuation allowance, pro forma taxes at an effective rate of 44% would be $3.4 million, an increase of $1.0 million ($.04 per share).

  (r) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets, net of historical depreciation and amortization expense of Waste Management, Inc. of Northeast Pennsylvania (predecessor company to Apex) had the purchase of Waste Management Inc. of Northeast Pennsylvania been completed on July 1, 1996.

  (s) To record additional interest expense of $177,000 from borrowings of Apex of $16.4 million (at an interest rate of 8.5%) to consummate the acquisition of Waste Management of Northeast Pennsylvania, net of historical interest expense of $173,000.

  (t) For the purposes of determining pro forma diluted earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the mergers, respectively, were considered to have been outstanding from July 1, 1996.

  (u) Reduction in interest expense to reflect the use of proceeds of the Offering to pay down borrowings on long term debt outstanding, excluding capitalized leases and revenue bonds, at an average annual interest rate of 8.5%, net of related income tax expense.

  (v) For purpose of determining pro forma as adjusted diluted earnings per share, the issuance of 7,000,000 shares in the Offering were considered to have been outstanding since July 1, 1996, and the dilutive effect of outstanding options and warrants have been included.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                         NOTES TO UNAUDITED PRO FORMA
                CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 HAS BEEN ADJUSTED TO REFLECT THE FOLLOWING:

  (a) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

  (b) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

  (c) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

  (d) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

  (e) To eliminate interest expense of $1,000 related to debt of Pappy not acquired by the Company.

  (f) To record additional interest expense of $640,000 from borrowings (at the Company's average borrowing rate of 7.25% under the Company's revolving credit facility) of approximately $27.0 million incurred to consummate the acquisition of Pine Grove, net of historical interest expense of $175,000, excluding interest expense on debt assumed.

  (g) To record additional interest expense of $291,000 from borrowings (at the Company's average borrowing rate of approximately 7.25% under the Company's revolving credit facility) of $85.6 million incurred to consummate the acquisition of Atlantic, net of historical interest expense of $2.8 million.

  (h) The Company's pro forma tax provision reflects an effective rate of 44% considering federal and state income taxes and the effect of certain non-deductible costs principally relating to acquisitions consummated.

  (i) For the purposes of determining pro forma diluted earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the mergers, respectively, were considered to have been outstanding from July 1, 1997.

  (j) Reduction in interest expense to reflect the use of proceeds of the Offering to pay down borrowings on long term debt outstanding, excluding capitalized leases and revenue bonds, at an average interest rate of 7.25%, net of related income tax expense.

  (k) For the purpose of determining pro forma diluted earnings per share as adjusted, the issuance of 7,000,000 shares in the Offering were considered to have been outstanding since July 1, 1997.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Eastern Environmental Services, Inc.

  We have audited the supplemental consolidated balance sheets of Eastern Environmental Services, Inc. (formed as a result of the consolidation of Eastern Environmental Services, Inc., Bluegrass, the Stamato Companies, and the Ecology Companies) as of June 30, 1997 and 1996 and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. The supplemental consolidated financial statements give retroactive effect to the mergers of Eastern Environmental Services, Inc. and (i) Bluegrass on March 9, 1998, (ii) the Stamato Companies on March 31, 1998, and (iii) the Ecology Companies on March 31, 1998 which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Eastern Environmental Services, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the 1996 and 1995 financial statements of Super Kwik and Donno, which statements reflect total assets constituting 27% in 1996, and total revenues constituting 32% in 1996, and 35% in 1995, of the related supplemental consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Super Kwik and Donno, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and, for each of the two years in the period ended June 30, 1996, the reports of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eastern Environmental Services, Inc. at June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, after giving retroactive effect to the mergers of Bluegrass, the Stamato Companies and the Ecology Companies, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 29, 1998

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                             JUNE 30,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
                      ASSETS
Current assets:
 Cash and cash equivalents.........................  $  5,453,397  $ 2,480,650
 Accounts receivable, less allowance for doubtful
  accounts of $2,078,000 and $1,036,000............    19,251,478    7,945,959
 Deferred income taxes.............................     3,369,014      372,445
 Tax refund receivable.............................           --        74,467
 Prepaid expenses and other current assets.........     5,556,259    3,285,958
                                                     ------------  -----------
  Total current assets.............................    33,630,148   14,159,479
Property and equipment:
 Land..............................................     7,407,856      670,501
 Landfill sites....................................    34,111,494   13,471,186
 Buildings and leasehold improvements..............     7,596,576    2,639,537
 Vehicles..........................................    38,613,136   31,525,735
 Machinery and equipment...........................    23,441,315   12,507,835
 Furniture and fixtures............................     1,729,008    1,706,440
                                                     ------------  -----------
  Total property and equipment.....................   112,899,385   62,521,234
 Accumulated depreciation and amortization.........    33,691,391   31,310,841
                                                     ------------  -----------
                                                       79,207,994   31,210,393
Assets held for sale...............................       358,758      859,262
Excess cost over fair market value of net assets
 acquired, net of $875,000 and $440,000 accumulated
 amortization......................................    60,302,159      372,096
Other intangible assets, net of $3,779,000 and
 $3,468,000 accumulated amortization...............     6,747,659      844,313
Notes receivable from officers.....................       432,902      432,902
Other assets (including $533,000 and $433,000 of
 restricted cash on deposit for landfill closure
 and insurance bonding)............................     2,503,544    1,282,600
                                                     ------------  -----------
  Total assets.....................................  $183,183,164  $49,161,045
                                                     ============  ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings.............................  $    155,000  $   595,000
 Accounts payable..................................    10,384,052    6,192,329
 Accrued expenses and other current liabilities....    11,708,860    2,454,833
 Income taxes payable..............................     1,080,123      430,728
 Current portion of accrued landfill closure and
  other environmental costs........................     2,428,000    1,070,000
 Current portion of long-term debt.................     3,891,833    2,883,412
 Current portion of capitalized lease obligations..     1,474,656    1,499,124
 Deferred revenue..................................     2,968,306      626,117
                                                     ------------  -----------
  Total current liabilities........................    34,090,830   15,751,543
Deferred income taxes..............................     5,889,097      673,443
Long-term debt, less current portion...............    65,070,500   10,000,022
Capitalized lease obligations, less current
 portion...........................................     1,843,914    3,196,024
Accrued landfill closure and other environmental
 costs.............................................     7,293,648    2,625,421
Other liabilities..................................     9,151,246          --
Commitments and contingencies
Stockholders' equity:
 Common stock, $.01 par value:
 Authorized shares--50,000,000
 Issued and outstanding shares--18,608,220 and
  11,979,050.......................................       186,082      119,790
 Class A common stock (convertible to common
  stock), $.01 par value:
 Authorized shares--10,000,000
 Issued and outstanding shares--none...............           --           --
 Additional paid-in capital........................    50,748,718   11,337,554
 Retained earnings.................................     8,985,388    5,533,507
                                                     ------------  -----------
                                                       59,920,188   16,990,851
 Less treasury stock at cost--39,100 common shares.       (76,259)     (76,259)
                                                     ------------  -----------
  Total stockholders' equity.......................    59,843,929   16,914,592
                                                     ------------  -----------
  Total liabilities and stockholders' equity.......  $183,183,164  $49,161,045
                                                     ============  ===========

                            See accompanying notes.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                YEAR ENDED JUNE 30,
                                        --------------------------------------
                                            1997         1996         1995
                                        ------------  -----------  -----------
Revenues............................... $145,273,584  $99,988,418  $91,244,597
Cost of revenues.......................  106,109,330   80,239,389   68,486,847
Selling, general, and administrative
 expenses..............................   19,501,121   16,003,386   13,456,298
Depreciation and amortization..........    7,202,122    5,339,347    5,369,772
Merger costs...........................    3,336,792          --           --
                                        ------------  -----------  -----------
Operating income (loss)................    9,124,219   (1,593,704)   3,931,680
Interest expense, net..................   (3,163,673)  (1,286,995)  (1,103,319)
Other income, net......................      595,010      145,107      171,982
                                        ------------  -----------  -----------
Income (loss) before income taxes......    6,555,556   (2,735,592)   3,000,343
Income tax expense.....................    1,878,578       96,064      262,402
                                        ------------  -----------  -----------
Net income (loss)...................... $  4,676,978  $(2,831,656) $ 2,737,941
                                        ============  ===========  ===========
Basic earnings (loss) per share........ $        .29  $      (.25) $       .27
                                        ============  ===========  ===========
Weighted average number of shares
 outstanding...........................   16,220,259   11,473,345   10,299,624
                                        ============  ===========  ===========
Diluted earnings (loss) per share...... $        .27  $      (.25) $       .26
                                        ============  ===========  ===========
Weighted average number of shares
 outstanding...........................   17,183,952   11,473,345   10,392,232
                                        ============  ===========  ===========



                            See accompanying notes.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                           NUMBER OF SHARES         PAR VALUE
                         ---------------------  -----------------
                                     CLASS A             CLASS A   ADDITIONAL
                           COMMON     COMMON     COMMON   COMMON     PAID-IN    RETAINED    TREASURY
                           STOCK      STOCK      STOCK    STOCK      CAPITAL    EARNINGS     STOCK       TOTAL
                         ---------- ----------  -------- --------  ----------- -----------  --------  -----------
Balance at June 30,
 1994...................  8,739,496  1,591,201  $ 87,394 $ 15,912  $ 9,666,118 $ 9,527,341  $(76,259) $19,220,506
 Exercise of common
  stock options.........     30,000        --        300      --        25,950         --        --        26,250
 Issuance of common
  stock.................    300,000        --      3,000      --       297,000         --        --       300,000
 Net income.............        --         --        --       --           --    2,737,941       --     2,737,941
 Dividends paid to
  former stockholders of
  pooled companies......        --         --        --       --           --   (2,380,285)      --    (2,380,285)
Other...................        --         --        --       --           --        5,701       --         5,701
                         ---------- ----------  -------- --------  ----------- -----------  --------  -----------
Balance at June 30,
 1995...................  9,069,496  1,591,201    90,694   15,912    9,989,068   9,890,698   (76,259)  19,910,113
 Exercise of common
  stock options.........    140,000        --      1,400      --       141,100         --        --       142,500
 Exercise of common
  stock warrants........    303,353        --      3,034      --       424,312         --        --       427,346
 Issuance of common
  stock.................    875,000        --      8,750      --       783,074         --        --       791,824
 Conversion of common
  stock.................  1,591,201 (1,591,201)   15,912  (15,912)         --          --        --           --
 Net loss...............        --         --        --       --           --   (2,831,656)      --    (2,831,656)
 Dividends paid to
  former stockholders of
  pooled companies......        --         --        --       --           --   (1,525,500)      --    (1,525,500)
Other...................        --         --        --       --           --          (35)      --           (35)
                         ---------- ----------  -------- --------  ----------- -----------  --------  -----------
Balance at June 30,
 1996................... 11,979,050        --    119,790      --    11,337,554   5,533,507   (76,259)  16,914,592
 Exercise of common
  stock options and
  warrants..............    478,076        --      4,781      --       425,780         --        --       430,561
 Proceeds from sale of
  common stock, less
  commissions and
  issuance expenses of
  $724,248..............  2,670,000        --     26,700      --     9,929,052         --        --     9,955,752
 Common stock issued in
  connection with the
  incorporation of Apex.    796,927        --      7,970      --     3,242,030         --        --     3,250,000
 Common stock issued in
  purchase acquisitions.  2,636,542        --     26,365      --    25,255,278         --        --    25,281,643
 Common stock issued for
  consulting services...      5,625        --         56      --        44,944         --        --        45,000
 Stock issued to satisfy
  debt obligation.......     42,000        --        420      --       514,080         --        --       514,500
 Adjustment for
  companies with
  different fiscal year
  end...................                                                          (385,958)              (385,958)
 Net income.............        --         --        --       --           --    4,676,978       --     4,676,978
 Dividends paid to
  former stockholders of
  pooled companies......        --         --        --       --           --     (839,994)      --      (839,994)
Other...................        --         --        --       --           --          855       --           855
                         ---------- ----------  -------- --------  ----------- -----------  --------  -----------
Balance at June 30,
 1997................... 18,608,220        --   $186,082 $    --   $50,748,718 $ 8,985,388  $(76,259) $59,843,929
                         ========== ==========  ======== ========  =========== ===========  ========  ===========

                            See accompanying notes.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED JUNE 30,
                                        ---------------------------------------
                                            1997          1996         1995
                                        ------------  ------------  -----------
OPERATING ACTIVITIES
Net income (loss).....................  $  4,676,978  $ (2,831,656) $ 2,737,941
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
 Depreciation and amortization........     7,202,122     5,339,347    5,369,772
 Provision for losses on receivables..       631,871       358,795      472,356
 Landfill closure costs...............       512,772     1,317,310      291,804
 Noncash severance and transition
  costs...............................           --        740,827          --
 Noncash compensation expense.........        45,000       138,173          --
 Deferred income taxes................       913,494         3,374     (163,869)
 Loss on write-down of assets held for
  sale................................           --        402,616          --
 Gain on sale of property and
  equipment...........................      (679,173)     (195,976)    (150,145)
 Changes in operating assets and
  liabilities:
 Accounts receivable..................    (8,714,452)   (1,453,400)    (823,725)
 Income taxes.........................       963,375       (20,687)     147,565
 Accounts payable.....................     1,612,862     1,118,066      (60,959)
 Deferred revenue.....................     2,575,485       237,315       (6,193)
 Other................................      (992,851)      816,008      748,258
                                        ------------  ------------  -----------
Net cash provided by operating
 activities...........................     8,747,483     5,970,112    8,562,805
INVESTING ACTIVITIES
Acquisition of businesses, net of cash
 acquired.............................   (39,336,838)          --           --
Development of landfill sites.........    (5,066,039)   (2,094,436)  (1,783,394)
Proceeds from sale of property and
 equipment............................       989,893       826,859      437,835
Purchase of property and equipment....   (15,869,966)  (11,175,467)  (6,517,847)
(Advances made) payments received on
 notes receivable, net................       (22,090)     (243,973)      62,810
Payments for intangible assets........    (2,682,110)     (122,500)    (574,950)
Landfill closure and insurance bonding
 deposits.............................       (57,837)      111,485      (18,145)
Other, net............................       307,654       (81,871)    (196,376)
                                        ------------  ------------  -----------
Net cash used in investing activities.   (61,737,333)  (12,779,903)  (8,590,067)
FINANCING ACTIVITIES
Proceeds from revolving line of
 credit, long-term debt and
 capitalized lease obligations........    69,360,762    10,510,920    7,201,440
Payments on revolving line of credit,
 long-term debt and capitalized lease
 obligations..........................   (26,194,484)   (4,900,202)  (4,335,686)
Net (payments) borrowings on note
 payable to shareholder/officer.......           --       (229,695)     229,705
Proceeds from the incorporation of
 Apex.................................     3,250,000           --           --
Proceeds from issuance of common
 stock, net of expenses...............    10,386,313     1,361,670      326,250
Dividends paid to former stockholders
 of pooled companies..................      (839,994)   (1,525,500)  (2,380,285)
                                        ------------  ------------  -----------
Net cash provided by financing
 activities...........................    55,962,597     5,217,193    1,041,424
                                        ------------  ------------  -----------
Net increase (decrease) in cash and
 cash equivalents.....................     2,972,747    (1,592,598)   1,014,162
Cash and cash equivalents at beginning
 of year..............................     2,480,650     4,073,248    3,059,086
                                        ------------  ------------  -----------
Cash and cash equivalents at end of
 year.................................  $  5,453,397  $  2,480,650  $ 4,073,248
                                        ============  ============  ===========

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

  The accompanying supplemental consolidated financial statements include the accounts of Eastern Environmental Services, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  The supplemental consolidated financial statements reflect the merger of Eastern Environmental Services, Inc. and (i) Bluegrass Containment, Inc. ("Bluegrass") on March 9, 1998, (ii) Hudson Jersey Sanitation Co., West Milford Haulage, Inc., Frank Stamato & Company, and Specialized Recycling Technologies (collectively the "Stamato Companies") on March 31, 1998, and
(iii) Ecology Systems, Inc., Tactical Management Inc., and Transpro Inc. (collectively the "Ecology Companies") on March 31, 1998, which have been accounted for as poolings of interests. Upon release of financial information covering the period in which these transactions were consummated, these supplemental financial statements will become the historical financial statements of the Company.

  Prior to combination, the fiscal year end of both the Ecology Companies and the Stamato Companies was December 31. The consolidated results of operations of the Company for the year ended June 30, 1997 include the results of operations of the Ecology Companies and the Stamato Companies for the same period while the consolidated results of operations of the Company for the year ended June 30, 1996 and 1995 include the results of operations of the Ecology Companies and the Stamato Companies for the year ended December 31, 1996 and 1995. A net decrease to equity of approximately $386,000 has been made to reflect the activity of the Ecology Companies and the Stamato Companies for the six-month period ended December 31, 1996. A summary of the results of operations of the Ecology Companies and the Stamato Companies for the six-month period ended December 31, 1996 is as follows:

            Revenues......................... $23,189,000
            Net income....................... $   386,000

 DESCRIPTION OF BUSINESS

  The Company is engaged in the business of providing integrated solid waste management services, consisting of collection, transportation, and disposal services through nonhazardous waste disposal facilities and waste hauling operations. The Company's customers include municipal, commercial, industrial, and residential customers, both local and national companies, in various geographic regions primarily throughout the eastern United States.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Such estimates include the Company's accounting for closure and post-closure obligations, amortization of landfill development costs, and estimates of reserves such as the allowance for doubtful accounts.

 PROPERTY AND EQUIPMENT

  Property and equipment is stated on the basis of cost. The Company provides depreciation over the estimated useful lives of assets using the straight-line method for its property and equipment except for landfill sites. The estimated useful lives are ten to 40 years for buildings and improvements, three to 12 years for vehicles, machinery, and equipment, five to 12 years for containers and three to ten years for furniture and fixtures.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  Landfill site costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest, and certain direct site preparation costs which management believes are recoverable. The Company commences depreciation of landfill site costs when the construction is completed and the constructed area begins to accept waste. Landfill site costs for facilities currently in use are depreciated based upon consumed airspace using the unit-of-production method of airspace filled during the fiscal year in relation to estimates of total available airspace.

  Annually, the Company prepares topographic analyses of the sites using various survey techniques to confirm airspace utilization during the current year and remaining capacity. Engineering, legal, and other costs associated with the expansion of permitted capacity of existing sites are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill development projects on a periodic basis. The portion of landfill sites currently under development for future expansion and thus excluded from depreciation totaled $3,159,000 and $2,701,000 at June 30, 1997 and 1996, respectively.

  The Company capitalizes interest costs as part of the cost of developing landfill sites and constructing disposal space. Interest costs of $178,000, $84,000, and $48,000 were capitalized for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

  Depreciation expense includes depreciation recognized on assets under capitalized lease obligations.

 EXCESS COST OVER FAIR MARKET VALUE OF NET ASSETS ACQUIRED

  The excess cost over fair market value of net assets acquired is amortized on a straight-line basis over 40 years commencing on the dates of the respective acquisitions. Amortization expense of excess cost over fair value of net assets acquired was $435,000, $81,000, and $75,000, for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

 OTHER INTANGIBLE ASSETS

  Other intangible assets consist principally of noncompete agreements and waste collection and hauling contracts acquired in the acquisition of landfill sites and waste collection operations. Noncompete agreements and waste collection and hauling contracts are currently being amortized over a period of three to 15 years. Amortization of other intangible assets was $350,000, $233,000, and $330,000, for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

 LANDFILL CLOSURE, POST-CLOSURE, AND OTHER ENVIRONMENTAL COSTS

  Accrued landfill closure and other environmental costs include the cost of closure and post-closure monitoring and maintenance of landfills, as well as, environmental and remediation costs all of which are estimated based on currently available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a 30-year period subsequent to the closure of the landfill. The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on the unit-of-production method based on consumed airspace in relation to management's estimate of total available airspace. Environmental costs relating to remediation work are accrued and charged to operations in the period the potential environmental liability is known.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

 STATEMENT OF CASH FLOWS

  For the purposes of reporting cash flows, cash and cash equivalents consists of money market accounts and certificates of deposit with original maturities of three months or less.

  Noncash investing and financing activities of the Company excluded from the statement of cash flows include property and equipment additions financed by debt of $2,200,000, $22,000, and $109,000 and financed insurance premiums of $1,211,000, $462,000, and $458,000 for the fiscal years ended 1997, 1996, and
1995, respectively.

 REVENUE RECOGNITION

  The Company recognizes revenues upon receipt and acceptance of waste material at its landfills and upon collection of waste material at its waste collection and hauling operations. Amounts billed prior to services being performed are classified as deferred revenue.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, investments in closure trust funds, trade payables and debt instruments. The book value of cash and cash equivalents, trade receivables, investments in closure trust funds and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximates fair value based on current rates and terms.

 LONG-LIVED ASSETS

  Long-lived assets consist primarily of property and equipment, excess cost over fair market value of net assets acquired and other intangible assets. The recoverability of long-lived assets is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has current operating losses and based upon projections there is a likelihood that such operating losses will continue, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows from operations before interest for the remaining period. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value.

 NEW ACCOUNTING STANDARDS

  In October 1996, the AICPA issued SOP 96-1, Environmental Remediation Liabilities. The SOP provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the first quarter of fiscal 1998, and the effect of adoption was not material to the Company.

2. ACQUISITIONS

 ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD

  On September 27, 1996, the Company completed its merger with Super Kwik, Inc. and its affiliate ("Super Kwik") and 2,308,176 unregistered shares of Common Stock were issued in exchange for all outstanding shares of Super Kwik. Super Kwik operates a municipal solid waste collection business in southern New Jersey, operating over 75 collection vehicles and serving more than 29,000 customers. The transaction has been accounted for using the pooling of interests method; and, accordingly, the accompanying consolidated financial statements include the accounts of Super Kwik for all periods presented.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  On January 31, 1997, the Company completed its merger with Donno Company, Inc., Suffolk Waste Systems, Inc., Residential Services, Inc. and N.R.T. Realty Corporation (collectively referred to as the "Donno Companies" or "Donno") with 1,137,951 unregistered shares of Common Stock issued in exchange for all issued and outstanding shares of the Donno Companies. The Donno Companies operate over 75 vehicles and a transfer station and service over 60,000 residential and commercial customers in Nassau and Suffolk Counties of Long Island, New York. The transaction has been accounted for using the pooling of interests method; and, accordingly, the accompanying consolidated financial statements include the accounts of the Donno Companies for all periods presented.

  On March 31, 1997, the Company completed its merger with Apex Waste Services, Inc. ("Apex"), with 796,927 unregistered shares of Common Stock (including 2,482 shares representing an adjustment for long-term debt being less than $15,000,000 at March 31, 1997) issued in exchange for all issued and outstanding shares of Apex. Apex operates over 65 collection vehicles and a transfer and processing station and provides services to approximately 10,000 residential and 4,000 commercial customers in Northeastern Pennsylvania. The transaction has been accounted for using the pooling of interests method. Apex was formed on October 1, 1996 as a result of the acquisition of certain assets from Waste Management of Pennsylvania, Incorporated, including $6.2 million excess cost over fair market value of net assets acquired. The results of operations of Apex have been included in the Company's consolidated financial statements since the date of inception of Apex.

  On December, 1, 1997, the Company completed its merger with Hamm's Sanitation, Inc. and H.S.S., Inc. (collectively "Hamm's") and 715,032 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of Hamm's. Hamm's provides municipal solid waste collection services to approximately 21,000 commercial and residential customers in several northwestern New Jersey counties. The transaction has been accounted for using the pooling of interests method of accounting and, accordingly, the accompanying consolidated financial statements include the accounts of Hamm's for all periods presented.

  On March 9, 1998, the Company completed its merger with Bluegrass and 198,224 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of Bluegrass. Bluegrass owns and operates a landfill in Louisville, Kentucky. The transaction has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements include the accounts of Bluegrass for all periods presented.

  On March 31, 1998, the Company completed its merger with the Ecology Companies and 155,665 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of the Ecology Companies. The Ecology Companies operate a hauling operation out of Lyndhurst, New Jersey. The transaction has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements include the accounts of the Ecology Companies for all periods presented.

  On March 31, 1998, the Company completed its merger with the Stamato Companies and 1,386,344 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of the Stamato Companies. The Stamato Companies provide municipal solid waste collection services in New Jersey. The transaction has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements include the accounts of the Stamato Companies for all periods presented.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  A detail of revenues and net income (loss) of the separate companies were as follows (unaudited):

                                                                   NET INCOME
                                                        REVENUES     (LOSS)
                                                      ------------ -----------
   Year ended June 30, 1997
     Eastern Environmental Services, Inc. ........... $ 30,759,984 $ 1,499,755
     Pooled companies................................  114,513,600   3,177,223
                                                      ------------ -----------
     Combined........................................ $145,273,584 $ 4,676,978
                                                      ============ ===========
   Year ended June 30, 1996
     Eastern Environmental Services, Inc. ........... $  7,632,503 $(3,500,043)
     Pooled companies................................   92,355,915     668,387
                                                      ------------ -----------
     Combined........................................ $ 99,988,418 $(2,831,656)
                                                      ============ ===========
   Year ended June 30, 1995
     Eastern Environmental Services, Inc. ........... $  8,650,945 $(1,547,550)
     Pooled companies................................   82,593,652   4,285,491
                                                      ------------ -----------
     Combined........................................ $ 91,244,597 $ 2,737,941
                                                      ============ ===========

  Super Kwik, Donno, Apex, H.S.S., Inc., Bluegrass, Hudson Jersey Sanitation, West Milford Haulage, Transpro, Inc. and Tactical Management were Subchapter S Corporations prior to the mergers, whereby, the taxable income or loss flowed through to the individual shareholders. The effects of pro forma income taxes as a C Corporation would result in additional income tax expense of $1,200,000, $280,000, and $1,500,000 for the years ended June 30, 1997, 1996, and 1995, respectively.

  In the fiscal year ended June 30, 1997, the Company incurred approximately $1,148,000, $955,000, and $1,234,000 in merger-related costs associated with the Super Kwik, Donno, and Apex mergers, respectively, of which approximately $2,040,000 is remaining in accrued liabilities at June 30, 1997. The $3,337,000 of merger costs includes $835,000 of transaction-related expenses and $2,502,000 of costs to integrate operations. Additionally, tax provisions of $660,000, $8,000, and $236,000 were recorded at the date of the mergers relating to net deferred tax liabilities with respect to the termination of the previous S Corporation elections of Super Kwik, Donno, and Apex, respectively. This total tax provision of $904,000 is included within income tax expense for 1997.

 ACQUISITIONS ACCOUNTED FOR UNDER THE PURCHASE METHOD

  During the fiscal year ended June 30, 1997, the Company consummated fourteen acquisitions that were accounted for under the purchase method of accounting. Results of operations of companies that were acquired and subject to purchase accounting are included from the dates of such acquisitions. The total costs of acquisitions, including liabilities assumed, accounted for under the purchase method were $88,229,000. The excess cost over the fair market value of the net assets acquired was $54,208,000. This amount is being amortized over 40 years from the dates of respective acquisitions on a straight-line basis. Certain purchase price allocations are based on preliminary estimates as of the acquisition dates.

  The unaudited pro forma information set forth below assumes the three significant acquisitions accounted for under the purchase method had occurred at the beginning of the periods presented. In addition this information includes the predecessor operations of Apex. Apex was formed on October 1, 1996 as a result of the acquisition of certain assets from Waste Management of Pennsylvania, Incorporated. The unaudited pro forma

                     EASTERN ENVIRONMENTAL SERVICES, INC.

information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                         YEAR ENDED JUNE 30,
                                                      -------------------------
                                                          1997         1996
                                                      ------------ ------------
     Revenues........................................ $172,612,000 $160,660,000
     Net income...................................... $  6,525,000 $  2,621,000
     Diluted earnings per share...................... $        .35 $        .19

  The Company closed into escrow on May 12, 1997 the pending acquisitions of Golden Gate Carting Co. Inc., ("Golden Gate") and Coney Island Rubbish Removal, Inc. ("Coney Island") pending satisfaction of certain customary closing conditions which the Company believes will be resolved. Estimated consideration relating to the Golden Gate and Coney Island acquisitions consists of 288,820 unregistered shares of Common Stock and the assumption of approximately $3.0 million of debt. The acquisitions of Golden Gate and Coney Island will be accounted for under the purchase method.

3. ACCOUNTS RECEIVABLE

  The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses. The following is a rollforward of the Company's allowance for bad debts:

                                                    YEAR ENDED JUNE 30,
                                              ---------------------------------
                                                 1997        1996       1995
                                              ----------  ----------  ---------
     Balance at beginning of year............ $1,036,000  $  977,000  $ 650,000
     Additions (charged to expense)..........    632,000     359,000    472,000
     Deductions..............................   (785,000)   (300,000)  (145,000)
     Other--purchase price allocation........  1,195,000         --         --
                                              ----------  ----------  ---------
     Balance at end of year.................. $2,078,000  $1,036,000  $ 977,000
                                              ==========  ==========  =========


4. LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

  In September 1996, the Company entered into a new revolving credit facility with two major banks, BankBoston, N.A. and Bank of America Illinois, which provides for borrowings of up to $100,000,000 (as amended on May 8, 1997) for repayment of certain debt, funding of acquisitions, and includes up to $15,000,000 of standby letters of credit availability. At the Company's option, the interest rate on any loan under the revolving credit facility will be based on an adjusted prime rate or Eurodollar rate, as defined in the agreement. The facility matures on April 30, 2000. The revolving credit facility, among other conditions, requires the payment of a commitment fee range of .25% to .50% on the unused balance, payable in arrears, and provides for certain restrictions on the ability of the Company, to incur borrowings, sell assets, or pay cash dividends. The facility also requires the maintenance of certain financial ratios, including interest coverage ratios, leverage ratios, and profitable operations. The facility is collateralized by all the stock of the Company's subsidiaries, whether now owned or hereafter acquired. A portion of the credit facility was utilized to refinance the remaining balances of an existing revolving credit facility and note payable. Subsequent to June 30, 1997, the Company amended the terms of the credit facility which, among other things, increased the amount available for borrowings to $150,000,000 of which $50,000,000 may be utilized for letters of credit. The amended credit agreement also revised the maturity date to October 2002.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  Debt and capital lease obligations consist of the following:

                                                               JUNE 30,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
   Revolving credit facility with BankBoston, N.A. and
    Bank of America Illinois, maturity date of April
    30, 2000, variable interest rates ranging from
    8.0% to 8.5%......................................  $55,500,000 $       --
   Revolving credit facility..........................          --      237,500
   Note payable.......................................          --    1,096,875
   Note payable secured by certain real estate.
    Interest at 8.5% payable monthly, principal due
    June 2002.........................................    1,450,000         --
   Notes payable to various financial institutions,
    with various maturities payable through September
    2013, interest rates (fixed and variable) ranging
    from 6.56% to 12.5%, and monthly installments
    ranging from $1,179 to $22,755....................    4,478,427   5,084,661
   Machinery and equipment notes payable, secured by
    equipment, with various maturities payable through
    February 2005, interest rates ranging from 6% to
    13.5%, payable monthly in installments ranging
    from $599 to $34,201..............................    7,958,195  10,422,894
   Other..............................................    2,894,281     736,652
                                                        ----------- -----------
                                                         72,280,903  17,578,582
   Less current portion...............................    5,366,489   4,382,536
                                                        ----------- -----------
                                                        $66,914,414 $13,196,046
                                                        =========== ===========

  Certain machinery and equipment notes payable discussed above have been classified as capital lease obligations in the balance sheet. Cost and accumulated depreciation related to assets under capital leases are as follows:

                                                                JUNE 30,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Cost.................................................. $4,280,592 $4,492,355
   Accumulated depreciation..............................  1,403,794    934,210
                                                          ---------- ----------
                                                          $2,876,798 $3,558,145
                                                          ========== ==========

  Maturities of long-term debt are as follows: 1998--$5,366,489; 1999-- $3,448,719; 2000--$3,240,180; 2001--$1,819,704; 2002 and thereafter--
$58,405,811.

  Interest paid on all indebtedness was $3,290,000, $1,351,000, and $1,088,000, for the fiscal years ended 1997, 1996, and 1995, respectively.

  Letters of credit have been provided to the Company supporting performances of landfill closure and post-closure requirements, insurance contracts, and other contracts. Letters of credit outstanding at June 30, 1997 aggregated $4,242,000.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accrued expenses and other current liabilities consisted of the following:

                                                                JUNE 30,
                                                         ----------------------
                                                            1997        1996
                                                         ----------- ----------
   Accrued compensation................................. $   959,496 $  460,814
   Accrued professional fees............................     277,148    165,500
   Miscellaneous taxes..................................     721,821    178,276
   Accrued severance costs..............................     165,869    583,832
   Accrued transition costs.............................   5,136,451     97,000
   Other................................................   4,448,075    969,411
                                                         ----------- ----------
                                                         $11,708,860 $2,454,833
                                                         =========== ==========

6. ACCRUED LANDFILL CLOSURE AND OTHER ENVIRONMENTAL COSTS

  The Company owns or operates six non-hazardous solid waste landfills, all of which are permitted and four of which are operating. The Company will have financial obligations related to closure and post-closure monitoring and maintenance of these currently permitted and operating landfills. While the exact amount of future closure and post-closure obligations cannot be determined, the Company has developed procedures to estimate these total projected costs based on currently available facts, existing technology, and presently enacted laws and regulations. Accordingly, the Company will continue to periodically review and update underlying assumptions and projected costs and record required adjustments. The closure and post-closure requirements are established under the standards of the U.S. Environmental Protection Agency's Subtitle D regulations as implemented and applied on a state-by-state basis. Final closure and post-closure accruals consider estimates for the final cap and cover for the site, methane gas control, leachate management and groundwater monitoring, and other operational and maintenance costs to be incurred after the site discontinues accepting waste, which is generally expected to be for a period of up to thirty years after final site closure.

  For disposal sites that were previously operated by others, the Company assessed and recorded a final closure and post-closure liability at the time the Company assumed closure responsibility based upon the estimated total closure and post-closure costs and the percentage of airspace utilized as of such date. Thereafter, the difference between the final closure and post-closure costs accrued and the total estimated closure and post-closure costs to be incurred is accrued and charged to expense as airspace is consumed. As of June 30, 1997, the Company estimates that the costs of final closure of the currently permitted and operating areas at the Company's landfills will be approximately $14,400,000 million, of which $3,700,000 million has been accrued as of June 30, 1997. In addition, the Company estimates that the costs of post-closure monitoring of groundwater and methane gas and other required maintenance procedures for the currently permitted and expansion areas will approximate $90,000--$125,000 per year for 30 years after closure at each of the Company's two municipal solid waste accepting facilities and $13,000-- $16,000 per year for 30 years after closure at the Company's industrial landfill sites. The Company has accrued $1,700,000 million for post-closure obligations as of June 30, 1997.

  Funding of closure and post-closure obligations and other environmental costs accrued to date are estimated as follows: 1998--$2,428,000; 1999-- $1,102,000; 2000--$700,000; 2001 and thereafter--$5,492,000.

  Also included in accrued landfill closure and other environmental costs is $4,000,000 for waste relocation costs at the Company's Chambersburg, Pennsylvania landfill.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  Pursuant to certain statutory requirements regarding financial assurance for the closure and post-closure monitoring cost requirements at each of the Company's landfills, the Company maintains bonding facilities, collateralized by irrevocable letters of credit and cash deposits. Financial assurance as of June 30, 1997 is as follows:

                            CURRENT FINANCIAL
                          ASSURANCE REQUIREMENTS   BONDS    DEPOSITS  PENDING
                          ---------------------- ---------- -------- ----------
   Kentucky..............       $1,637,000       $1,637,000 $128,000 $3,300,000
   Pennsylvania..........       $6,380,000       $3,780,000      --  $2,600,000
   West Virginia.........       $  382,000       $  214,000 $204,000 $6,600,000
   Florida...............       $  608,000              --  $ 81,000 $  527,000
   Illinois..............       $  646,000       $  646,000      --         --

  Irrevocable letters of credit outstanding at June 30, 1997 related to closure and post-closure care were $1,126,000.

7. OTHER LIABILITIES

  In connection with certain acquisitions made by the Company during 1997, the Company has accrued liabilities totaling $9,151,246 for common stock and/or cash issuable to sellers upon satisfactory resolution of certain contingencies. These amounts have been included in the purchase price allocations of the respective acquisitions.

8. COMMON STOCK

  Each share of Common Stock is entitled to one vote.

  In 1996, William C. Skuba, the former President, Chief Executive Officer, Chairman of the Board, and controlling stockholder of the Company, sold 500,000 shares of Common Stock ("Skuba Stock") at a price of $2.00 per share to a group of investors ("Purchasers") pursuant to a Stock Purchase Agreement dated as of May 8, 1996 by and among Mr. Skuba and the Purchasers (the "Stock Purchase Agreement").

  Pursuant to the Stock Purchase Agreement, Mr. Skuba also converted all of his Class A common stock of the Company which carried four votes per share into common stock which carries one vote per share. Mr. Skuba also granted to the purchasers an irrevocable proxy over his remaining 1,111,101 shares of Common Stock for a period that expired on June 20, 1997.

  In fiscal 1995, the Company, through a private placement, issued 300,000 shares of Common Stock for cash of $1.00 per share or $300,000, pursuant to stock subscription agreements with two individual accredited investors. In fiscal 1996, the Company, through additional private placements of stock with accredited investors, issued an additional 875,000 shares of Common Stock for cash of $1.00 per share or $875,000. Certain of the private placements included the issuance of warrants to purchase a total of 525,000 additional shares of Common Stock at an exercise price of $1.50 per share expiring three years from the date of grant. The Company registered these securities in February of 1996.

  On August 9, 1996, the Company completed a private placement ("Placement") of 2,500,000 shares of Common Stock at $4.00 per share with various accredited investors for the purpose of raising funds to construct disposal space at the Company's landfills, to provide for closure of certain filled disposal areas, and to provide working capital. Net proceeds, after deduction of agent fees and related costs, were $9,350,000. The shares sold in the Placement are not registered, and registration rights do not commence for two years.

  The Company also issued 125,000 shares of Common Stock at $4.00 per share to a bank at substantially the same terms as the Placement.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

9. STOCK OPTION PLANS

  The Company's Stock Option Plans provide for the grant of incentive stock options or nonqualified stock options to directors, officers or employees of the Company. Under the 1987 and 1991 Stock Option Plans, as amended, 700,000 total shares were reserved effective January 1, 1991 for issuance upon the exercise of such options. Incentive stock options have an exercise price of at least 100% of the fair market value of the Common Stock at the date of grant (or 110% of fair market value in the case of employees or officers holding ten percent or more of the voting stock of the Company). Nonqualified options have an exercise price of not less than 90% of the fair market value of the Common Stock at the date of grant. The options generally expire five years from the date of grant and are generally exercisable after two years based upon graduated vesting schedules.

  In August 1996, the Company's stockholders approved the 1996 Stock Option Plan providing for the granting of incentive stock options or nonqualified stock options to directors, officers, or employees of the Company. Under this plan, 2,500,000 shares are reserved for issuance. Incentive stock options have an exercise price consistent with the provisions of the previously existing plans. Nonqualified options have an exercise price which is determined by the Company's Stock Option Committee (the "Committee") in its discretion. The options generally expire ten years from the date of grant and are exercisable based upon graduated vesting schedules as determined by the Committee. As of June 30, 1997, 2,140,745 options have been granted under this Plan including 1,243,922 nonqualified stock options.

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that are not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for grants in 1997 and 1996; risk-free interest rate of 6%; dividend yield of 0%; expected volatility of the market price of the Common Stock of 70%; and a weighted-average expected life of the option of 4 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma results are not likely to be representative of the effects on reported or pro forma results of operations for future years. The Company's pro forma information is as follows:

                                                         YEAR ENDED JUNE 30,
                                                        ----------------------
                                                           1997       1996
                                                        ---------- -----------
   Pro forma net income (loss)......................... $2,984,000 $(3,067,000)
   Pro forma diluted earnings (loss) per share......... $      .17 $      (.27)

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  Options outstanding have been granted to officers and employees to purchase Common Stock at prices ranging from $.01 to $14.50 per share. A summary of the option transactions is as follows:

                                                      YEAR ENDED JUNE 30,
                                                  -----------------------------
                                                    1997       1996      1995
                                                  ---------  ---------  -------
   Options outstanding, beginning of period......   880,900    366,900  417,200
   Options granted............................... 1,590,736    655,000   20,000
   Options exercised.............................   (76,945)  (140,000) (30,000)
   Options canceled..............................       --      (1,000) (40,300)
                                                  ---------  ---------  -------
   Options outstanding, end of period............ 2,394,691    880,900  366,900
                                                  =========  =========  =======
   Options exercisable...........................   657,379    338,333  350,650
                                                  =========  =========  =======
   Options available for grant...................   359,264  2,113,667  300,100
                                                  =========  =========  =======

  The weighted average fair values of options granted during fiscal 1997 and 1996 were $5.14 and $3.14 per share, respectively. The weighted average exercise price of options outstanding and exercisable at June 30, 1997 was $4.41.

  Compensation expense has been recognized for those options granted with exercise prices below the fair market value of the Common Stock on the date of grant.

  Stock options outstanding at June 30, 1997 are summarized as follows:

                                                    WEIGHTED AVERAGE           WEIGHTED
                                                       REMAINING               AVERAGE
          RANGE OF              NUMBER                CONTRACTUAL              EXERCISE
       EXERCISE PRICES        OUTSTANDING                 LIFE                  PRICE
       ---------------        -----------           ----------------           --------
        $  .01-$ 5.00            253,946               1.5 years                $ 1.02
        $ 5.01-$10.00          1,527,945               8.9 years                $ 6.41
        $10.01-$14.50            612,800               9.8 years                $13.19
                               ---------
        $  .01-$14.50          2,394,691               8.4 years                $ 7.57
                               =========

  The Company's Employee Stock Bonus Plan and Employee Benefit Stock Purchase Plan (the "Employee Plans") are for eligible employees. Shares are awarded under the Employee Stock Bonus Plan at the Company's discretion based on the employees' performance. Under the Employee Benefit Stock Purchase Plan, employees may purchase shares of Common Stock at a purchase price of 85% of the fair market value at the date of purchase. A total of 450,000 shares of Common Stock are reserved under the Employee Plans. At June 30, 1997, 27,311 shares have been issued under the Employee Plans. At June 30, 1997, the Company has 973,464 warrants outstanding of which 573,464 are exercisable to purchase shares of Common Stock. Terms of warrants have been established by the Board of Directors at prices between $1.25 and $14.53 expiring at various dates through 2007.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

10. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                             JUNE 30,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
  Deferred tax liabilities:
    Tax over book depreciation and amortization...... $(3,335,190) $  (794,844)
    Landfill permitting costs........................  (3,366,989)         --
    Other, net.......................................    (906,429)    (123,583)
                                                      -----------  -----------
      Total deferred tax liabilities.................  (7,608,608)    (918,427)
  Deferred tax assets:
    Allowance for doubtful accounts..................     906,998      158,915
    Accrued refurbishing costs.......................   2,191,797          --
    Reserve for loss on assets held for sale.........      62,205      255,933
    Net operating loss carryforwards.................     194,284    1,484,833
    Environmental costs..............................   1,623,741          --
    AMT credit.......................................     109,500       24,376
    Reserve for severance and transition costs.......         --       269,232
    Other, net.......................................         --        68,140
                                                      -----------  -----------
      Total deferred assets..........................   5,088,525    2,261,429
  Valuation allowance for deferred tax assets........         --    (1,644,000)
                                                      -----------  -----------
  Net deferred tax assets............................   5,088,525      617,429
                                                      -----------  -----------
  Net deferred tax liabilities....................... $(2,520,083) $  (300,998)
                                                      ===========  ===========

  At June 30, 1997, the Company has net operating loss carryforwards for federal income tax purposes of $571,000 that expire through 2011. However, due to a change in control, these net operating loss carryforwards may be limited. For financial reporting purposes, the valuation allowance has been reversed due to the fact that the Company has concluded that it is more likely than not that the tax benefits will be realized in the future.

  Significant components of the provision for income taxes are as follows:

                                                        FISCAL YEAR ENDED
                                                   ----------------------------
                                                      1997     1996     1995
                                                   ---------- ------- ---------
   Current:
     Federal...................................... $  453,347 $29,028 $ 275,016
     State........................................    511,737  63,662   151,255
                                                   ---------- ------- ---------
                                                      965,084  92,690   426,271
   Deferred:
     Federal......................................    838,504     600   (65,452)
     State........................................     74,990   2,774    40,693
     Operating loss carryforward..................        --      --   (139,110)
                                                   ---------- ------- ---------
                                                      913,494   3,374  (163,869)
                                                   ---------- ------- ---------
     Provision for income taxes................... $1,878,578 $96,064 $ 262,402
                                                   ========== ======= =========

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  The reconciliation of income tax computed at the U.S. federal statutory tax rates to the provision for income taxes is:

                                                   FISCAL YEAR ENDED
                                           -----------------------------------
                                              1997         1996        1995
                                           -----------  -----------  ---------
   Tax at U.S. federal statutory rates.... $ 2,235,678  $(1,160,387) $(332,989)
   S Corporation income prior to pooling
    date..................................    (971,200)         --         --
   State income taxes, net of federal tax
    benefit...............................     326,650       66,436    204,631
   Nondeductible costs and other
    acquisition accounting adjustments....   1,019,829       24,918     24,918
   S Corporation status termination.......     904,563          --         --
   Valuation allowance for deferred tax
    assets................................  (1,644,000)   1,154,000    340,000
   Other..................................       7,058       11,097     25,842
                                           -----------  -----------  ---------
   Provision for income taxes............. $ 1,878,578  $    96,064  $ 262,402
                                           ===========  ===========  =========

  Net income tax payments made during fiscal 1997, 1996, and 1995 were $174,000, $70,000, and $43,000, respectively.

11. COMMITMENTS AND CONTINGENCIES

  The Company is obligated under various operating leases, primarily for certain office facilities and transportation equipment. Lease agreements frequently include renewal options and require that the Company pay for taxes, insurances, and maintenance expense. Future minimum lease payments under operating leases with initial or remaining noncancelable lease terms in excess of one year as of June 30, 1997, are as follows: 1998--$986,000, 1999--
$821,000, 2000--$495,000, 2001--$194,000, and 2002--$35,000. Total rental expense under operating leases was approximately $623,000, $370,000, and $411,000 for the fiscal years 1997, 1996, and 1995, respectively.

  The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations in the United States and elsewhere that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of expenditures necessary to comply with environmental laws and regulations are made in the normal course of business. Although the Company, to the best of its knowledge, is in compliance in all material respects with the laws and regulations affecting its operations, there is no assurance that the Company will not have to expend substantial amounts for compliance in the future.

  In October 1996, the Company received a final permit to construct its expansion area at its Somerset, Kentucky landfill. Prior to the actual construction of the expansion area, the Company is required to complete certain investigations to confirm the adequacy of the groundwater monitoring program approved in the final permit. The final permit also requires closure of the original disposal area. In addition, the Company has entered into an exclusive waste disposal franchise agreement with Pulaski County, Kentucky, to service the municipal waste needs of the county at the Company's Kentucky landfill through the year 2002. The Company's obligations under this franchise agreement were suspended on July 1, 1996 for a one-year period ending July 1, 1997 due to the Company's cessation of operations at the original permit area and delay in initiating operations at the expansion area. As of July 1, 1997, the Company has resumed operation of the transfer station in accordance with the franchise agreement and expects to continue such operations until construction begins on the expansion area. Failure to continue to comply with the franchise agreement, or timely closure of the original disposal area, could result in the forfeiture of the performance bond of $1,300,000.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  The Company is subject to various contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior disposal practices or releases of chemicals or petroleum substances by the companies or other parties. At June 30, 1997, the Company has accrued for certain potential environmental remediation activities as other long-term accrued environmental costs. Such accrual amounted to $335,680, and in management's opinion, was appropriate based on existing facts and circumstances. Under the most adverse circumstances, however, this potential liability could reach $860,000 as provided in independent engineering studies and evaluations. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

  The Company carries insurance covering its assets and operations, including pollution liability coverage. Specifically, each of the Company's five landfills has pollution liability coverage of $5,000,000 per occurrence or $5,000,000 in the aggregate subject to a $500,000 deductible per occurrence. Nevertheless, there can be no assurance that the Company's insurance will provide sufficient coverage in the event an environmental claim were made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim against the Company of sufficient magnitude could have a material adverse effect on its business and results of operations. The Company is also subject to the risk of claims by employees and others made after the expiration of the policy coverage period, including asbestos-related illnesses (such as asbestosis, lung cancer, mesothelloma and other cancers), which may not become apparent until many years after exposure. From May 15, 1985 through April 28, 1988, the Company carried claims-made general liability coverage. Any claims presented on the basis of exposure during that period may not be covered by insurance and any liability resulting therefrom could, consequently, have an adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial position, results of operations, or liquidity.

  Certain of the Company's executive officers have entered into employment agreements whereby they will be entitled to receive certain bonuses in cash or common stock upon a change in control of the Company. The Company estimates that the total of these payments based on current salaries would be approximately $1,835,000. Such agreements also include severance provisions and immediate vesting provisions of issued options should the officer be terminated.

12. UNUSUAL OPERATING COSTS

  Unusual operating costs and other adjustments of $3,027,000 were included in the fourth quarter of fiscal 1996 results of operations. A charge of $900,000 to cost of revenues to accrue for certain closure and post-closure monitoring costs was recorded for the Somerset, Kentucky landfill resulting from a reduction in the Company's estimate of future probable airspace since the draft permit was being adjudicated, providing a valuation allowance for possible impairment of this asset. In October 1996, the Company received approval of its expansion permit, and in May 1997, the Company decided to continue to operate the landfill. As the Company proceeds with construction of the landfill, the adequacy of the closure and post-closure accruals will be reevaluated based on current assessments of future probable airspace and closure and post-closure cost estimates. Additionally, charges totaling approximately $879,000 were charged to selling, general, and administrative expenses relating to the change in control of the Company, as discussed in
Note 8. Of the $879,000 charge, $672,000 related to recorded severance costs, $97,000 reflected management's estimate of various transition costs in moving the Company's corporate offices, and $110,000 related to certain legal and other professional costs incurred in completing the transaction. Additionally, management refined its estimates of necessary reserves

                     EASTERN ENVIRONMENTAL SERVICES, INC.

against past-due receivables, outstanding contingencies, and deferred acquisition costs and increased such reserves by $221,000, $468,000, and $70,000, respectively. The increase in contingency reserves included the $336,000 accrued for certain long-term environmental remediation activities (see Note 11). Additionally, in the fourth quarter, management made a decision to replace certain of its equipment utilized in the landfill and hauling operations, in addition to selling certain real estate previously used in operations and currently being leased to unrelated parties. A charge of $489,000 was recorded to other expenses to write down these assets held for sale to estimated net realizable value. Finally, in the second quarter, management recorded a provision of $331,000 related to a severance agreement settlement with a unionized workforce.

  Unusual operating costs of $532,000 were included in the fourth quarter of fiscal 1995 results of operations. A total charge to cost of revenues of $339,000 related to the Company's cessation of waste acceptance at the Somerset, Kentucky landfill on June 30, 1995, and the Company's decision to simultaneously permit and operate a waste transfer facility to continue to service the waste needs of the local host county under the ten-year waste disposal franchise agreement previously awarded to the Company expiring in the year 2002. Of the $339,000 of unusual operating costs, $150,000 reflected the Company's estimate of operating losses at the Kentucky facility through fiscal 1996, and $189,000 reflected a noncash charge to write off remaining capitalized costs relating to a disposal cell closed on June 30, 1995.

  Additionally, a charge of $78,000 was recorded in the fourth quarter of fiscal 1995 to reduce the remaining net assets of All Waste Refuse Services, Inc. ("AWRS"), the Company's waste collection business located in Beaufort County, South Carolina, to their estimated net realizable value at June 30, 1995. The $78,000 charge included a write-down of $58,000 for certain operating assets, receivables, and supplies inventory and the establishment of a reserve at June 30, 1995, for the anticipated loss on final divestiture of assets of $20,000. During fiscal 1995, the Board of Directors of the Company made a decision to exit the local hauling business in Beaufort County as a result of limited integration with the Company's landfill operation and continued operating losses resulting from significant competitive pressures. The majority of the operating assets of AWRS were sold in fiscal 1995 through several asset sale transactions. Also in 1995, the Company refined its estimate of necessary reserves against past-due receivables resulting in a charge to operations of $118,000.

  During 1995, Hudson Jersey Sanitation Co. agreed to a settlement with the pension provider for their union known as Central States, Southeast and Southwest Pension Fund. This settlement pertains to an audit of their pension contributions. The Company paid $381,588 to satisfy the settlement, which covers the period from December 31, 1989 to December 31, 1994. The entire amount was charged to expense in 1995 and has been recorded as other income on the statement of operations.

13. RELATED PARTY TRANSACTIONS

  In connection with the consummation of the Stock Purchase Agreement (see
Note 8), the Company entered into a series of agreements with Mr. Skuba, including a Severance Agreement dated June 20, 1996. Pursuant to the severance agreement, virtually all prior agreements between Mr. Skuba and the Company were terminated, including the Company's obligation to make certain cash payments to Mr. Skuba upon his resignation from the Company, and in consideration therefor; the Company, among other benefits (i) conveyed to Mr. Skuba or a company controlled by Mr. Skuba (a) all of the outstanding capital stock of a corporation that owns certain real property, (b) certain real and personal property, and (c) certain vehicles owned by the Company, (ii) transferred to Mr. Skuba certain potential business opportunities that the Company decided that it had no interest in pursuing, (iii) agreed to provide Mr. Skuba with certain health benefits at the Company's cost until June 1997, and (iv) agreed to indemnify Mr. Skuba to the extent provided by the Company's Certificate of Incorporation and to maintain director and officer liability insurance for him until June 2002. The Company recorded a total of $459,100 noncash expense related to the Severance Agreement including $259,600 of compensation expense, loss on the sale of certain assets of $156,000, and $43,500 of benefits related to a Consulting Agreement with Mr. Skuba that expires in June 1998.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  The Company entered into an agreement in July 1996 to lease office space from a company that is controlled by an officer of the Company. The lease is for a period of five years and provides for a monthly rental of $6,250 subject to annual increases derived from increases in the Consumer Price Index. The lease is terminable at any time by the Company by payment of a termination fee equal to one year's rent.

  The Company received management services from a company that is 50% owned by certain stockholders of the Company. The amount of these services charged to expense was $56,000, $590,000, and $414,000 for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

  The notes receivable from officers are due in fiscal 2006. The interest rate on these loans was 6% at June 30, 1997 and 1996, and 8% at June 30, 1995.

  In August 1996, the Company acquired all of the assets of Eastern Waste of Philadelphia, Inc. in consideration of 391,250 shares of Common Stock valued at $4.00 per share, or $1,600,000 in the aggregate. The stockholders of Eastern Waste of Philadelphia, Inc. are brothers of directors of the Company. Substantially all of the assets the Company acquired from Eastern Waste of Philadelphia, Inc. were acquired by Eastern Waste of Philadelphia, Inc. in May 1996 in separate transactions with Tri-County Disposal & Recycling, Inc. and National Ecosystems Inc. for an aggregate of approximately $1,600,000 in cash and stock.

  In connection with the Company's acquisition of Super Kwik in September 1996, the Company executed a $750,000 mortgage note in favor of Spruce Avenue Associates, a general partnership whose partners are two officers of the Company. The note bears interest at the rate of ten percent per annum and is due and payable on September 27, 1999. The note is secured by mortgage on certain real property of the Company located in Voorhees, New Jersey. The principal amount outstanding under the mortgage note at June 30, 1997 was $750,000.

  The Company paid a professional corporation owned by an officer of the Company approximately $76,000 during fiscal 1997 for legal services rendered to the Company.

  In October 1996, the Company hired a corporation owned by an employee of the Company for excavation services for the Company's landfills in West Virginia and Pennsylvania. The Company estimates that the total amount to be paid will be approximately $850,000. The selected corporation was the lowest bidder that satisfied all bid requirements for such job.

  Bluegrass leased certain operating equipment and employees from Rust of Kentucky, Inc., a company owned by an individual who also owned 49% of Bluegrass at the time. Amounts for these transactions totaled $192,000, $262,000, and $253,000 for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

  The Company believes that each of the transactions described above was entered into on an arm's-length basis in the ordinary course of the Company's business and on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

14. SUBSEQUENT EVENTS

 ACQUISITIONS

  On July 9, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Reuben Smith Rubbish Removal Service, Inc. ("Reuben Smith") in exchange for 92,369 unregistered shares of Common Stock and the assumption of $574,000 of debt. Reuben Smith, which conducts a waste collection business in Atlantic City, New Jersey, was integrated into Super Kwik, the Company's southern New Jersey regional collection operation. This transaction will be accounted for as a purchase.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

  On August 15, 1997, the Company completed the purchase of all the stock of Pappy, Inc. ("Pappy") for total consideration of approximately $12,000,000 in cash. Pappy operates as the Oak Avenue Landfill and is permitted to accept construction and demolition debris and other residual wastes. The facility is located north of Baltimore, Maryland. In addition to local waste, Pappy will accept waste for the Company's various collection operations located in New York, New Jersey, and Pennsylvania markets. This transaction will be accounted for as a purchase.

  On August 20, 1997, the Company purchased all of the stock of Soil Remediation of Philadelphia, Inc. ("SRP") in exchange for 270,000 unregistered shares of Common Stock. SRP provides remediation services for petroleum contaminated soil. This transaction will be accounted for as a purchase.

  On August 14, 1997, the Company completed its merger with Waste X and approximately 216,667 unregistered shares of Common Stock were issued in exchange for all outstanding stock of Waste X. An additional issuance of Common Stock of up to 30% of the total consideration given may be issuable pending the resolution of certain specific and general contingencies. Waste X operates a municipal solid waste collection business in the Miami and Ft. Lauderdale, Florida markets and was integrated into the Company's South Florida regional operation. The transaction will be accounted for using the pooling of interests method. Periods prior to the consummation of the merger have not been restated to include the accounts and operations of Waste X as combined results are not materially different from the results as presented.

  On December 1, 1997, the Company acquired from Delmarva Capital Technology all of the outstanding stock of Pine Grove, Inc. ("Pine Grove"), its wholly owned subsidiary, for approximately $46,000,000. The purchase price was comprised of approximately $34,300,000 in cash and the assumption of approximately $11,700,000 of debt. Pine Grove owns 100% of the outstanding stock of Pine Grove Landfill, Inc., a 174-acre subtitle D solid waste disposal facility located in east-central Pennsylvania, and Pine Grove Hauling Company, an integrated solid waste collection company servicing residential and commercial customers. This transaction will be accounted for using the purchase method of accounting.

  On December 31, 1997, the Company acquired substantially all the assets of Berger Waste Management, Inc. ("Berger") in exchange for $200,000 in cash. The assets consisted primarily of vehicles, containers and customer lists. Berger, which conducted a waste collection business in Illinois, was integrated into Olney Sanitary System, Inc., the Company's Illinois collection operation. This transaction will be accounted for using the purchase method of accounting.

  From January 1, 1998 to April 1, 1998, the Company acquired the assets of ten collection companies in separate transactions. Total consideration under the agreements consists of approximately 240,000 unregistered shares of Common Stock and cash of approximately $6,600,000 to the sellers. These transactions will be accounted for using the purchase method of accounting.

  On February 12, 1998, the Company acquired the Kelly Run Landfill from USA Waste Services, Inc. Consideration under the agreement consisted of 250,000 shares of Common Stock in exchange for all the issued and outstanding shares of Kelly Run Landfill. This transaction will accounted for using the purchase method of accounting.

 SALE OF COMMON STOCK

  In August 1997, the Company completed its registration and sale of 5,175,000 shares of Common Stock for $17.75 per share, for the purpose of reducing its outstanding indebtedness under its credit facility, and to fund future acquisitions, capital expenditures and working capital needs. Net proceeds, after deduction of fees and

                     EASTERN ENVIRONMENTAL SERVICES, INC.

related costs, were approximately $85,500,000. The unaudited pro forma diluted earnings per share for the year ended June 30, 1997, assuming the issuance of these shares and receipt of related proceeds on July 1, 1996, and the reduction of outstanding indebtedness and related interest expense, net of income taxes, would have been $.26 per share.

 ANNUAL MEETING OF STOCKHOLDERS

  On January 14, 1998, the Company held its Annual Meeting of Stockholders. The following proposals were submitted to a vote: (i) to amend the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock of the Company from 50,000,000 shares to 150,000,000 shares, (ii) to amend the Company's Certificate of Incorporation, as amended, to eliminate Class A common stock, (iii) to amend the Company's Certificate of Incorporation, as amended, to create a class of undesignated Preferred Stock authorizing the Board of Directors to issue up to 50,000,000 shares of such Preferred Stock, and (iv) to approve and adopt the Company's 1997 Stock Option Plan. The terms of the 1997 Stock Option Plan are essentially the same as the 1996 Stock Option Plan (see Note 9). The aggregate maximum number of shares of Common Stock for which options may be granted under the 1997 Stock Option Plan is 5,000,000. All proposals were adopted by the stockholders.

 EARNINGS PER SHARE

  In 1997, the Financial Accounting Standards Board issued a Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the Statement 128 requirements.

  The following table sets forth the computation of basic and diluted earnings per share:

                                                   YEAR ENDED JUNE 30,
                                           ------------------------------------
                                              1997        1996         1995
                                           ----------- -----------  -----------
Numerator:
  Net income (loss)....................... $ 4,676,978 $(2,831,656) $ 2,737,941
                                           =========== ===========  ===========
Denominator:
  Denominator for basic earnings per
   share--weighted average shares.........  16,220,259  11,473,345   10,299,624
  Effect of dilutive options and warrants.     963,693         --        92,608
                                           ----------- -----------  -----------
Denominator for diluted earnings per
 share....................................  17,183,952  11,473,345   10,392,232
                                           =========== ===========  ===========
Basic earnings (loss) per share........... $       .29 $      (.25) $       .27
                                           =========== ===========  ===========
Diluted earnings (loss) per share......... $       .27 $      (.25) $       .26
                                           =========== ===========  ===========

                      EASTERN ENVIRONMENTAL SERVICES, INC.

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                  DECEMBER 31,
                                                                      1997
                                                                  ------------
                             ASSETS
Current assets:
 Cash and cash equivalents......................................  $  6,692,627
 Accounts receivable, less allowance for doubtful accounts of
  $2,869,000 ...................................................    26,267,643
 Deferred income taxes..........................................     1,410,000
 Prepaid expenses and other current assets......................     4,913,052
                                                                  ------------
  Total current assets..........................................    39,283,322
Property and equipment:
 Land...........................................................    12,377,629
 Landfill sites.................................................    84,710,540
 Buildings and leasehold improvements...........................    10,400,392
 Vehicles.......................................................    45,969,093
 Machinery and equipment........................................    29,397,545
 Furniture and fixtures.........................................     2,394,509
                                                                  ------------
  Total property and equipment..................................   185,249,708
Accumulated depreciation and amortization.......................    40,024,060
                                                                  ------------
                                                                   145,225,648
Excess cost over fair market value of net assets acquired, net
 of $1,656,000 accumulated amortization.........................    71,285,712
Other intangible assets, net of $5,571,000 accumulated
 amortization...................................................    14,545,933
Notes receivable from officers..................................       432,902
Other assets (including $556,000 of restricted cash on deposit
 for landfill closure and insurance bonding)....................     3,443,251
                                                                  ------------
  TOTAL ASSETS..................................................  $274,216,768
                                                                  ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...............................................  $  9,858,114
 Accrued expenses and other current liabilities.................    13,457,136
 Income taxes payable...........................................       351,761
 Current portion of accrued landfill closure and other
  environmental costs...........................................     2,278,000
 Current portion of long-term debt..............................     3,308,245
 Current portion of capitalized lease obligations...............     1,238,789
 Deferred revenue...............................................     3,661,501
                                                                  ------------
  Total current liabilities.....................................    34,153,546
Deferred income taxes...........................................     3,068,221
Long-term debt, less current portion............................    55,802,918
Capitalized lease obligations, less current portion.............     1,258,993
Accrued landfill closure and other environmental costs..........    11,772,644
Other liabilities...............................................    13,221,023
Stockholders' equity:
 Common stock, $.01 par value:
 Authorized shares--50,000,000
 Issued and outstanding shares 24,731,765 ......................       247,317
 Additional paid-in capital.....................................   141,623,620
 Retained earnings..............................................    13,144,745
                                                                  ------------
                                                                   155,015,682
 Less treasury stock at cost--39,100 common shares..............       (76,259)
                                                                  ------------
  Total stockholders' equity....................................   154,939,423
                                                                  ------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................  $274,216,768
                                                                  ============

                            See accompanying notes.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                          SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------  -----------
Revenues............................................. $106,870,060  $64,990,530
Cost of revenues.....................................   73,323,208   51,173,193
Selling, general, and administrative expenses........   13,376,915    7,461,931
Depreciation and amortization........................    6,435,331    2,961,019
Merger costs.........................................    2,725,000    1,856,340
                                                      ------------  -----------
Operating income.....................................   11,009,606    1,538,047
Interest expense, net................................   (1,278,584)    (991,903)
Other income, net....................................      256,281      261,688
                                                      ------------  -----------
Income before income taxes...........................    9,987,303      807,832
Income tax expense...................................    3,518,187      789,067
                                                      ------------  -----------
Net income........................................... $  6,469,116  $    18,765
                                                      ============  ===========
Basic earnings per share............................. $        .28  $       --
                                                      ============  ===========
Weighted average number of shares outstanding........   23,421,362   15,381,031
                                                      ============  ===========
Diluted earnings per share........................... $        .26  $       --
                                                      ============  ===========
Weighted average number of shares outstanding........   24,968,299   15,921,031
                                                      ============  ===========

                      EASTERN ENVIRONMENTAL SERVICES, INC.

     SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                    ADDITIONAL
                           COMMON    PAID-IN     RETAINED    TREASURY
                           STOCK     CAPITAL     EARNINGS     STOCK       TOTAL
                          -------- ------------ -----------  --------  ------------
Balance at June 30,
 1997...................  $186,082 $ 50,748,718 $ 8,985,388  $(76,259) $ 59,843,929
Exercise of common stock
 options and warrants...     3,537    1,739,707         --        --      1,743,244
Income tax benefit from
 exercise of
 non-qualified stock
 options................       --     1,245,469         --        --      1,245,469
Proceeds from sale of
 5,175,000 shares of
 common stock, less
 commissions and
 issuance expenses of
 $6,579,880.............    51,750   85,224,620         --        --     85,276,370
Common stock issued for
 acquisition accounted
 for as a pooling of
 interests..............     2,167      140,833         --        --        143,000
Transactions of pooled
 company................       --           --     (617,150)      --       (617,150)
Common stock issued to
 satisfy debt
 obligation.............       158      291,421         --        --        291,579
Common stock issued in
 purchase acquisitions..     3,623    2,232,852         --        --      2,236,475
Dividends to former
 stockholders of pooled
 companies..............       --           --    1,690,202       --      1,690,262
Other...................       --           --       (2,347)      --         (2,347)
Net income..............       --           --    6,469,116       --      6,469,116
                          -------- ------------ -----------  --------  ------------
Balance at December 31,
 1997...................  $247,317 $141,623,620 $13,144,745  $(76,259) $154,939,423
                          ======== ============ ===========  ========  ============

                      EASTERN ENVIRONMENTAL SERVICES, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        SIX MONTHS ENDED
                                                          DECEMBER 31,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
OPERATING ACTIVITIES
Net income......................................... $  6,469,116  $     18,765
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................    6,435,331     2,961,019
  Provision for losses on receivables..............      711,864       431,567
  Landfill closure costs...........................      402,587       161,914
  Deferred income taxes............................     (682,485)      650,200
  Gain on sale of property and equipment...........     (102,668)     (184,202)
  Changes in operating assets and liabilities:
    Accounts receivable............................   (4,314,748)   (3,946,902)
    Accounts payable...............................   (1,958,990)      214,698
    Accrued expenses...............................   (3,697,760)    1,583,594
    Income taxes...................................      404,780        (9,740)
    Deferred revenue...............................      630,403     1,268,832
    Prepaid expenses and other current assets......    1,148,202       373,262
    Other..........................................   (1,061,251)     (196,278)
                                                    ------------  ------------
Net cash provided by operating activities..........    4,384,381     3,326,729
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired....  (44,082,331)  (34,309,203)
Proceeds from sale of property and equipment.......      635,221       557,226
Development of landfill sites......................   (5,259,781)   (1,275,711)
Purchase of property and equipment.................  (10,119,058)   (9,417,553)
Payments for intangibles...........................     (816,713)     (540,000)
Landfill closure and insurance bonding deposits....     (534,439)     (142,745)
                                                    ------------  ------------
Net cash used in investing activities..............  (60,177,101)  (45,127,986)
FINANCING ACTIVITIES
Proceeds from revolving line of credit, long-term
 debt and capital lease obligations................   36,254,128    40,679,360
Payments on revolving line of credit, long-term
 debt and capital lease obligations................  (64,878,530)   (6,860,447)
Payments on note payable to shareholder/officer....          --        (59,407)
Proceeds from the incorporation of Apex............          --      3,250,000
Proceeds from issuance of common stock, net of
 expenses and commissions..........................   87,019,614    10,221,503
Cash dividends paid to former stockholders of
 pooled companies..................................   (1,363,262)     (270,405)
                                                    ------------  ------------
Net cash provided by financing activities..........   57,031,950    46,960,604
                                                    ------------  ------------
Net increase in cash and cash equivalents..........    1,239,230     5,159,347
Cash and cash equivalents at beginning of period...    5,453,397     2,231,604
                                                    ------------  ------------
Cash and cash equivalents at end of period......... $  6,692,627  $  7,390,951
                                                    ============  ============

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

       NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

  The accompanying unaudited supplemental condensed consolidated financial statements include the accounts of Eastern Environmental Services, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. These supplemental condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals), which in the opinion of management, are necessary for a fair presentation of results of operations for the interim periods presented. The results of operations for the six month period ended December 31, 1997 is not necessarily indicative of the operating results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These supplemental interim financial statements should be read in conjunction with the audited supplemental consolidated financial statements contained elsewhere in this report.

  The supplemental consolidated financial statements reflect the merger of Eastern Environmental Services, Inc. and (i) Bluegrass Containment, Inc. ("Bluegrass") on March 9, 1998, (ii) Hudson Jersey Sanitation Co., West Milford Haulage, Inc., Frank Stamato & Company, and Specialized Recycling Technologies (collectively the "Stamato Companies") on March 31, 1998, and
(iii) Ecology Systems, Inc., Tactical Management Inc., and Transpro Inc. (collectively the "Ecology Companies") on March 31, 1998, which have been accounted for as poolings of interests. Upon release of financial information covering the period in which these transactions were consummated, these supplemental financial statements will become the historical financial statements of the Company.

2. BUSINESS COMBINATIONS

  From July 2, 1996 to December 31, 1997, the Company expanded its waste collection and hauling operations through the acquisition of twenty five businesses. The aggregate of these business acquisitions is significant to the Company. Twenty of the twenty five acquisitions completed were accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values at the dates of acquisition and their results of operations are included in the accompanying condensed consolidated statements of operations since the date of acquisition. The excess of purchase price over the estimated fair market value of identifiable net assets acquired is being amortized on a straight-line basis over forty years from the date of acquisition. The purchase price allocations are based on preliminary estimates as of the acquisition dates and are finalized within one year from the date of acquisition.

  On July 9, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Reuben Smith Rubbish Removal Service, Inc. ("Reuben Smith") in exchange for 92,369 unregistered shares of Common Stock and the assumption of $574,000 of debt. Reuben Smith, which conducts a waste collection business in Atlantic City, New Jersey, was integrated into Super Kwik, the Company's southern New Jersey regional collection operation. This transaction was accounted for as a purchase.

  On August 15, 1997, the Company completed the purchase of all the stock of Pappy, Inc. ("Pappy") for total consideration of approximately $12,000,000 in cash. Pappy operates as the Oak Avenue Landfill and is permitted to accept construction and demolition debris and other residual wastes. The facility is located north of Baltimore, Maryland. In addition to local waste, Pappy will accept waste for the Company's various collection operations located in New York, New Jersey, and Pennsylvania markets. This transaction was accounted for as a purchase.

  On August 20, 1997, the Company purchased all of the stock of Soil Remediation of Philadelphia, Inc. ("SRP") in exchange for 270,000 unregistered shares of Common Stock. SRP provides remediation services for petroleum contaminated soil. This transaction was accounted for as a purchase.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                        NOTES TO SUPPLEMENTAL CONDENSED
          CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED) (CONTINUED)

  On August 14, 1997, the Company completed its merger with Waste X and approximately 216,667 unregistered shares of Common Stock were issued in exchange for all outstanding stock of Waste X. An additional issuance of the Common Stock of up to 30% of the total consideration given may be issuable pending the resolution of certain specific and general contingencies. Waste X operates a municipal solid waste collection business in the Miami and Ft. Lauderdale, Florida markets and was integrated into the Company's South Florida regional operation. The transaction has been accounted for using the pooling of interests method, and accordingly, the accompanying condensed consolidated financial statements include the accounts of Waste X for the six months ended December 31, 1997. Periods prior to the consummation of the merger were not restated to include the accounts and operations of Waste X as combined results are not materially different from the results as presented.

  On December 1, 1997, the Company completed its merger with Hamm's Sanitation, Inc., and H.S.S., Inc. (collectively "Hamm's") and 715,032 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of Hamm's. Hamm's provides municipal solid waste collection services to approximately 21,000 commercial and residential customers in several northwestern New Jersey counties. The transaction has been accounted for using the pooling of interests method of accounting and, accordingly, the accompanying condensed consolidated financial statements include the accounts of Hamm's for all periods presented.

  On December 1, 1997, the Company acquired from Delmarva Capital Technology all of the outstanding stock of Pine Grove, Inc. ("Pine Grove"), its wholly owned subsidiary, for approximately $46,000,000. The purchase price was comprised of approximately $34,300,000 in cash and the assumption of approximately $11,700,000 of debt. Pine Grove owns 100% of the outstanding stock of Pine Grove Landfill, Inc., a 174-acre subtitle D solid waste disposal facility located in east-central Pennsylvania, and Pine Grove Hauling Company, an integrated solid waste collection company servicing residential and commercial customers. This transaction was accounted for using the purchase method of accounting.

  On December 31, 1997, the Company acquired substantially all the assets of Berger Waste Management, Inc. ("Berger") in exchange for $200,000 in cash. The assets consisted primarily of vehicles, containers and customer lists. Berger, which conducted a waste collection business in Illinois, was integrated into Olney Sanitary System, Inc., the Company's Illinois collection operation. This transaction was accounted for using the purchase method of accounting.

  On March 9, 1998, the Company completed its merger with Bluegrass and 198,224 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of Bluegrass. Bluegrass owns and operates a landfill in Louisville, Kentucky. The transaction has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements include the accounts of Bluegrass for all periods presented.

  On March 31, 1998, the Company completed its merger with the Ecology Companies and 155,665 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of the Ecology Companies. The Ecology Companies operate a hauling operation out of Lyndhurst, New Jersey. The transaction has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements include the accounts of the Ecology Companies for all periods presented.

  On March 31, 1998, the Company completed its merger with the Stamato Companies and 1,386,344 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of the Stamato Companies. The Stamato Companies provide municipal solid waste collection services in New Jersey. The

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                        NOTES TO SUPPLEMENTAL CONDENSED
          CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED) (CONTINUED)

transaction has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements include the accounts of the Stamato Companies for all periods presented.

  The combined and separate results of operations of the Company and the pooled companies for the six months ended December 31, 1997 were as follows (in thousands):

                            EASTERN
   SIX MONTHS ENDED      ENVIRONMENTAL             ECOLOGY   STAMATO
   DECEMBER 31, 1997     SERVICES, INC. BLUEGRASS COMPANIES COMPANIES  COMBINED
   -----------------     -------------- --------- --------- ---------- --------
   Revenues.............    $77,959      $1,029    $15,272   $12,610   $106,870
   Net income (loss)....    $ 4,657      $  464    $   (70)  $ 1,418   $  6,469

  Combined and separate results of operations of the Company and the pooled companies for the six months ended December 31, 1996 were as follows (in thousands):

                             EASTERN
   SIX MONTHS ENDED       ENVIRONMENTAL             ECOLOGY   STAMATO
   DECEMBER 31, 1996      SERVICES, INC. BLUEGRASS COMPANIES COMPANIES COMBINED
   -----------------      -------------- --------- --------- --------- --------
   Revenues..............    $41,349       $453     $12,023   $11,166  $64,991
   Net income (loss).....    $  (442)      $ 75     $   130   $   256  $    19

3. USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Such estimates include the Company's accounting for closure and post-closure obligations; amortization of landfill development costs; and estimates of reserves such as the allowance for doubtful accounts receivable, and the Company's estimate of merger costs.

4. INCOME TAXES

  The Company has recorded an income tax provision of $3,500,000 for the six months ended December 31, 1997. This provision primarily relates to the recording of federal and state tax liabilities at statutory rates, adjusted for certain non-deductible items, and excludes S Corporation income prior to the pooling dates.

5. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                            SIX MONTHS ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Numerator:
     Net income (loss)................................... $6,469,116 $   18,765
                                                          ========== ==========
   Denominator:
     Denominator for basic earnings per share--weighted
      average shares..................................... 23,421,362 15,381,031
     Effect of dilutive options and warrants.............  1,546,937    540,000
                                                          ---------- ----------
   Denominator for diluted earnings per share............ 24,968,299 15,921,031
                                                          ========== ==========
   Basic earnings (loss) per share....................... $      .28 $      --
                                                          ========== ==========
   Diluted earnings (loss) per share..................... $      .26 $      --
                                                          ========== ==========

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                        NOTES TO SUPPLEMENTAL CONDENSED
          CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED) (CONTINUED)


6. SUBSEQUENT EVENTS

 ACQUISITIONS

  From January 1, 1998 to April 1, 1998, the Company acquired the assets of ten collection companies in separate transactions. Total consideration under the agreements consists of approximately 240,000 unregistered shares of Common Stock and cash of approximately $6,600,000 to the sellers. These transactions will be accounted for using the purchase method of accounting.

  On February 12, 1998, the Company acquired the Kelly Run Landfill from USA Waste Services, Inc. Consideration under the agreement consisted of 250,000 shares of Common Stock in exchange for all the issued and outstanding shares of Kelly Run Landfill. This transaction will be accounted for using the purchase method of accounting.

 ANNUAL MEETING OF STOCKHOLDERS

  On January 14, 1998, the Company held its Annual Meeting of Stockholders. The following proposals were submitted to a vote: (i) to amend the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company from 50,000,000 million shares to 150,000,000 shares, (ii) to amend the Company's Certificate of Incorporation, as amended, to eliminate Class A common stock, (iii) to amend the Company's Certificate of Incorporation, as amended, to create a class of undesignated Preferred Stock authorizing the Board of Directors to issue up to 50,000,000 shares of such Preferred Stock, and (iv) to approve and adopt the Company's 1997 Stock Option Plan. The terms of the 1997 Stock Option Plan are essentially the same as the Company's 1996 Stock Option Plan. The aggregate maximum number of shares of Common Stock for which options may be granted under the 1997 Stock Option Plan is 5,000,000. All proposals were adopted by the stockholders.

PROSPECTUS
                               U.S. $400,000,000

         [LOGO OF EASTERN ENVIRONMENTAL SERVICES, INC. APPEARS HERE]

                                 COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITORY SHARES
                                DEBT SECURITIES
                                   WARRANTS
                               ----------------
                                500,000 SHARES
                                 COMMON STOCK
                               ----------------

  Eastern Environmental Services, Inc. (the "Company") may offer from time to time (i) shares of Common Stock, par value $.01 per share ("Common Stock"),
(ii) shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), in one or more series, which may be issued in form of Depository Shares (as defined herein) evidenced by Depository Receipts (as defined herein), (iii) debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, or (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock, at an aggregate initial offering price not to exceed U.S. $400,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depository Shares, Debt Securities, and Warrants are collectively referred to herein as the "Securities."

  The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered
(i) in the case of Common Stock, the aggregate number of shares offered, the initial public offering price, and the other terms of the offering thereof;
(ii) in the case of Preferred Stock, the designation, aggregate principal amount, and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable and dates from which interest shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, any listing of the Preferred Stock on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock; (iii) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency, currencies or currency unit), maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities; (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and
                                                       (Continued on next page)

                               ----------------
   THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               ----------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 1, 1998

(Continued from previous page)

any other terms in connection with the offering, sale and exercise of the Warrants; and (v) in the case of Depository Shares, the fractional share of Preferred Stock represented by each such Depository Share. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  The Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters will be set forth in, and any applicable commissions or discounts will be set forth in or may be calculated from, the Prospectus Supplement with respect to such Securities.

  This Prospectus also relates to an aggregate of 500,000 shares of Common Stock (the "Stockholder Shares") owned by the Environmental Opportunities Fund, L.P. and the Environmental Opportunities Fund (Cayman), L.P. (the "Selling Stockholders") that may be offered for the account of the Selling Stockholders. The Stockholder Shares will be offered pursuant to this Prospectus and the applicable Prospectus Supplement only in connection with an underwritten offering of Securities by the Company.

  The Company's Common Stock is included for quotation on the National Market tier of the Nasdaq Stock Market under the trading symbol "EESI." Any Common Stock sold by the Company pursuant to a Prospectus Supplement will be similarly so included, subject to official notice of issuance.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THOSE SECURITIES TO WHICH THEY RELATE IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND/OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's Common Stock is quoted on the National Market tier of the Nasdaq Stock Market, and reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement, or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference.

  This Prospectus and the Prospectus Supplement contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results could differ materially. In evaluating such statements prospective investors should specifically consider any factors identified in this Prospectus, the Prospectus Supplement and in the documents incorporated by reference herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus as of their respective dates:

    (i) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (as amended on Form 10-K/A filed October 28, 1997), excluding the financial statements and notes thereto, selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations which have been
  (a) superseded by the financial statements and notes thereto, the selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Current Report on Form 8-K dated February 27, 1998 and (b) supplemented by the financial statements and notes thereto, the selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Current Report on Form 8-K dated April 29, 1998.

    (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 (filed November 13, 1997) and December 31, 1997 (filed February 17, 1998); the financial statements and notes thereto contained in the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 are deemed to be outdated as they are not on a basis consistent with the consolidated financial statements and notes thereto included in the Company's Current Report on Form 8-K dated February 27, 1998 as they do not reflect:

      (a) pooling of interests accounting for an acquisition that occurred subsequent to September 30, 1997; and

      (b) earnings per share information calculated in accordance with the recently issued pronouncement FASB 128, Earnings Per Share.

    (iii) The following Current Reports on Form 8-K of the Company:

      (a) five Forms 8-K/A filed July 10, 1997, for the purpose of: (1) amending the Company's Form 8-K/A dated July 2, 1996; (2) amending the Company's Form 8-K dated September 27, 1996; (3) amending the Company's Form 8-K dated December 10, 1996; (4) amending the Company's Form 8-K dated January 31, 1997; and (5) amending the Company's Form 8-K dated March 31, 1997;

      (b) Form 8-K dated May 12, 1997 (as amended on Form 8-K/A filed July 11, 1997 and as amended on Form 8-K/A filed July 25, 1997);

      (c) Form 8-K dated August 15, 1997 (as amended on Form 8-K/A filed October 10, 1997);

      (d) Form 8-K dated August 20, 1997 (as amended on Form 8-K/A filed November 3, 1997);

      (e) Form 8-K dated October 17, 1997;

      (f) Form 8-K dated October 27, 1997;

      (g) Form 8-K dated December 1, 1997 (as amended on Form 8-K/A filed February 17, 1998);

      (h) Form 8-K dated December 1, 1997 (as amended on Form 8-K/A filed February 13, 1998);

      (i) Form 8-K dated February 12, 1998 (as amended on Form 8-K/A filed April 27, 1998);

      (j) Form 8-K dated February 27, 1998;

      (k) Form 8-K dated March 9, 1998 (as amended on Form 8-K/A filed April 8, 1998);

      (l) Form 8-K dated March 31, 1998 (as amended on Form 8-K/A filed April 24, 1998);

      (m) Form 8-K dated March 31, 1998;

      (n) Form 8-K dated April 1, 1998;

      (o) Form 8-K dated April 29, 1998; and

      (p) Form 8-K dated April 30, 1998.

    (iv) The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 0-16102), including all amendments and reports filed for the purpose of updating such description prior to the termination of the Offering.

  Additionally, all documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates. Requests for such copies should be submitted in writing to Eastern Environmental Services, Inc., 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054, Attention: Investor Relations, or by telephone to
(609) 235-6009.

                                  THE COMPANY

  The Company is a non-hazardous solid waste management company specializing in the collection, transportation and disposal of residential, industrial, commercial and special waste, principally in the eastern United States. In June 1996, the Company's Board of Directors and management team implemented an acquisition program in the solid waste industry.

  The Company believes that opportunities exist to acquire solid waste collection, transportation and disposal businesses in the eastern United States and to develop within its existing markets. As part of its acquisition program, the Company reviews acquisition opportunities on an ongoing basis and is currently in various stages of negotiating the acquisition of additional solid waste management businesses. There can be no assurance that any of such acquisition negotiations will result in the actual acquisition of additional solid waste management businesses.

  The Company's principal executive offices are located at 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054, and its telephone number is
(609) 235-6009.

                                 RISK FACTORS

  In addition to the other information in this Prospectus and any applicable Prospectus Supplement, the following factors and the factors set forth in the applicable Prospectus Supplement should be considered carefully in evaluating an investment in the Securities. To the extent that any risk factor contained in any Prospectus Supplement conflicts with or supersedes any risk factor contained in this Prospectus, the risk factor in such Prospectus Supplement shall control.

HISTORY OF LOSSES; WORKING CAPITAL DEFICITS; CONTINUING CHARGES

  The Company has reported net losses and working capital deficits in prior fiscal years. In connection with the financing of its acquisitions and business growth, the Company has incurred, and anticipates that it will continue to incur, significant debt and interest charges under its revolving credit facility. In addition, the Company will continue to recognize a significant amount of goodwill amortization charges in connection with its acquisitions of collection and transportation businesses and transfer stations that are accounted for under the "purchase" method of accounting. Such goodwill is amortized over a period not to exceed 40 years depending on the business acquired, resulting in an annual non-cash charge to earnings during that period. As the Company continues to pursue its acquisition program, its financial position and results of operations may fluctuate significantly from period to period.

ABILITY TO MANAGE GROWTH

  The Company's strategy of growing primarily through acquisitions has placed, and is expected to continue to place, significant burdens on the Company's management and on its operational and other resources. The Company will need to attract, train, motivate, retain and supervise its senior managers, technical professionals and other employees. Any failure to expand its management information system capabilities, to implement and improve its operational and financial systems and controls or, to recruit appropriate additional personnel in an efficient manner and at a pace consistent with the Company's business growth, could have a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

  The rate of future growth and profitability of the Company is largely dependent on its ability to identify and acquire additional solid waste collection, transportation, and disposal businesses. This strategy involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with unanticipated problems or latent liabilities. There can be no assurance that acquisition opportunities will be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses, or that any business acquired by the Company will be integrated successfully into the Company's operations or prove profitable.

AVAILABILITY OF ACQUISITION TARGETS

  Increased competition for acquisition candidates may result in fewer acquisition opportunities being made available to the Company as well as less advantageous acquisition terms which may increase acquisition costs to levels that are beyond the Company's financial capability or that may have an adverse effect on the Company's business and results of operations. Accordingly, no assurance can be given as to the number or timing of the Company's acquisitions or as to the availability of financing necessary to complete an acquisition. The Company also believes that a significant factor in its ability to consummate acquisitions following the Offering will be the attractiveness of the Common Stock as an investment to potential acquisition candidates. Such attractiveness may, in large part, be dependent upon the market price and capital appreciation prospects of the Common Stock compared to the equity securities of the Company's competitors. Many of the Company's competitors for acquisitions are larger, more established companies with significantly greater capital resources than the Company and whose equity securities may be more attractive than the Common Stock. To the extent the Common Stock is less attractive to acquisition candidates, the Company's acquisition program may be adversely affected.

ABILITY TO INTEGRATE ACQUIRED BUSINESSES AND ACHIEVE OPERATING EFFICIENCIES

  The Company is in the process of combining the businesses and assets that it has recently acquired into an integrated operating structure. This process may require, among other things, changes in the operation methods and strategies of these separate businesses. The future growth and profitability of the Company will be substantially dependent upon its ability to operate recently acquired companies as well as additional businesses that may be acquired in the future, and integrate them in the Company's operations. The Company's strategy is to achieve economies of scale and operating efficiencies through increases in its size resulting from acquisitions. There can be no assurance that the Company's efforts to integrate acquired operations will be effective or that expected efficiencies and economies of scale will be realized. The failure to achieve any of these results could have a material adverse effect on the Company's business and results of operations.

POTENTIAL LIABILITIES ASSOCIATED WITH ACQUISITIONS

  The businesses acquired by the Company may have liabilities that the Company does not discover or may be unable to discover during its preacquisition investigations, including liabilities arising from environmental contamination or noncompliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. Certain environmental liabilities, even if not expressly assumed by the Company, may nonetheless be imposed on the Company under certain legal theories of successor liability, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The businesses acquired by the Company handled and stored petroleum, motor oil, and other hazardous substances at their facilities. In the past, there may have been releases of these hazardous substances into the soil or groundwater. The Company may be required under federal, state, or local law to investigate and remediate this contamination, if any. Any indemnities or warranties, due to their limited scope, amount, duration, the financial limitations of the indemnitor or warrantor, or other reasons, may not fully cover such liabilities.

NEED FOR ADDITIONAL CAPITAL; POTENTIAL DILUTION

  The Company's acquisition program required a steady increase in capital, which is expected to continue in the future as the Company pursues its strategy. The Company has used with respect to completed acquisitions and intends to use with respect to future acquisitions a combination of Common Stock, cash and the assumption of debt as consideration. In the event the Company issues Common Stock to make future acquisitions, the Company's stockholders may experience dilution in the net tangible book value per share of Common Stock and a regular infusion of additional Common Stock into the capital markets. To the extent the Company is unable to use Common Stock to make future acquisitions, its ability to grow may be adversely affected. The Company's capital requirements also include working capital needs to maintain daily operations and significant capital expenditures for cell construction and expansion of its landfills, closure and post-closure care costs associated with its landfills, equipment purchases, and debt repayment obligations and/or financial assurance obligations. To the extent that generated cash is not sufficient to meet the Company's capital needs, the Company will be required to raise additional funds through bank borrowings (such as its existing credit facility) and significant additional equity and/or debt financings. No assurance can be given that additional funding will be available on terms favorable to the Company.

DEPENDENCE ON KEY PERSONNEL

  The Company's operations are substantially dependent upon the services of its executive officers, particularly Louis D. Paolino, Jr., the Chairman of the Board, Chief Executive Officer, and President of the Company. The loss of the services of Mr. Paolino or one or more of the other executive officers of the Company could have a material adverse effect on the Company's business and results of operations. The Company does not maintain key-man life insurance policies on its executive officers.

DEPENDENCE ON THIRD PARTY LANDFILLS

  A substantial portion of the solid waste collected by the Company is delivered to third party landfills under informal arrangements or without long-term contracts. If these third parties increase their disposal fees and the Company is unable to pass along the increase to its customers, or if these third parties discontinue their arrangements with the Company and the Company is unable to locate alternative disposal sites, the Company's business and results of operations would be materially adversely affected.

EXTENSIVE PERMITTING AND LICENSING REQUIREMENTS

  The Company is required to obtain and maintain in effect various federal, state and local permits and licenses in connection with its solid waste collection and transportation operations. The Company also is required to obtain and maintain in effect various facility permits and other governmental approvals, including those related to environmental, zoning and land use, in order to develop and operate a landfill, a transfer station or a waste hauling operation, and is required to obtain additional permits and approvals to expand its existing landfill operations. These permits and approvals are difficult, time consuming, and costly to obtain, may be subject to community opposition, opposition by various local elected officials or citizens, regulatory delays and other uncertainties, and may be dependent upon the Company's facilities being included in state or local solid waste management plans and the Company's entering into satisfactory host agreements with local communities. In addition, operating permits may be subject to modification, renewal or revocation by the issuing agencies after issuance, which may increase the Company's obligations and reopen opportunities for opposition relating to the permits. Moreover, from time to time, regulatory agencies may impose moratoria on, or otherwise delay, the review or granting of these permits or approvals or such agencies may modify the procedures or increase the stringency of the standards applicable to the review or granting of such permits or approvals.

  There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that becomes exhausted. The failure of the Company to obtain or maintain in effect a permit or approval significant to its business would have a material adverse effect on the Company's business and results of operations.

POTENTIAL PENNSYLVANIA LANDFILL RESTRICTIONS

  One of the Company's Pennsylvania landfill operations, acquired by the Company in December 1996, has been in existence since 1972. From 1972 to 1988, the 110-acre area of the landfill which received waste or was authorized by state permits to receive waste had either received all necessary local zoning approvals or was not required by local ordinance to receive a zoning permit or other approval to operate. In 1988, the Company received a state expansion permit for a 32-acre lined expansion area increasing the size of the permitted disposal area to 142 acres as well as a conditional use zoning approval from the local township. However, in 1990, the township adopted a new zoning ordinance which limited the height of municipal waste landfills to 35 feet above the original land contour. The landfill, as permitted in 1988 and as currently designed and permitted, exceeds the height limit in certain areas. The Company has maintained that the current permitted area is an existing nonconforming use and is not subject to the 35 foot height limitation imposed by the 1990 ordinance. If the township seeks to impose this limitation, and is successful, the existing permitted capacity of the landfill would be materially reduced resulting in significant costs to the Company.

KENTUCKY LANDFILL OBLIGATIONS

  The Company ceased operations at its Somerset, Kentucky landfill on June 30, 1995 because the existing permitted disposal area did not meet current state law design requirements. From June 30, 1995 to June 30, 1996, the Company operated a transfer station at the landfill site and disposed of waste at an alternate location. The Company simultaneously pursued a final state permit for an expansion area designed to meet the new state standards. The suspension of landfill operations and the diversion of waste to an alternate location had an adverse effect on the Company's operating results and the Company discontinued its transfer station operation on July 1, 1996. On July 1, 1997, the Company recommenced operation of its transfer station to fulfill the obligations of the disposal franchise until the Company's expansion area is completed. The Company received a final permit to construct its expansion area on October 14, 1996 (reissued February 26, 1997). The final permit issued for the Kentucky landfill expansion area incorporated the requirements contained in an October 8, 1996 Agreed Order which settled an administrative appeal filed by the Somerset Pulaski County Concerned Citizens Group. Prior to actual construction of the expansion area, the Company was required to complete an additional hydrogeologic investigation to confirm the adequacy of the groundwater monitoring program approved in the final permit. These studies are complete and indicate that the groundwater monitoring program is adequate. The Company, however, has not yet received final approval from the state regulatory authority with respect to the final permit.

GOVERNMENT REGULATION

  The Company is subject to extensive and evolving federal, state and local environmental laws and regulations that have become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations affect the Company's business in many ways and will continue to impose substantial costs on the Company.

  The design, operation and closure of landfills is extensively regulated. These regulations include, among others, the regulations establishing minimum federal requirements adopted by the United States Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D (the "Subtitle D Regulations") of the Resource Conservation and Recovery Act of 1976 ("RCRA"). The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards, and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill units meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to collect leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system operation. The Subtitle D Regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that protects human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with Subtitle D Regulations' criteria. Most states have adopted extensive landfill regulations that have been updated or replaced with new regulations consistent with, or more stringent than, the Subtitle D Regulations. Failure to comply with these regulations could require the Company to undertake investigatory or remedial activities, to curtail or modify operations, or to close a landfill temporarily or permanently. Future changes in federal or state regulations may require the Company to modify, supplement or replace equipment or facilities at costs that may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or its state counterparts. The Company's ultimate financial obligations related to any failure to comply with these regulations could have a material adverse effect on the Company's business and results of operations.

  The Company is also regulated under the Federal Water Pollution Control Act of 1972 (the "Clean Water Act") and the Clean Air Act, as amended in 1990 (the "Clean Air Act"). The Clean Water Act regulates the discharge of pollutants from a variety of sources, including landfills, into streams or other surface waters. If runoff or collected leachate from the Company's landfills or transfer stations is discharged into surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with federal storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. The Clean Water Act also requires permits for discharges of fill material into wetlands. These permits, which are occasionally required for landfill construction or expansion, can take the form of categorical "nationwide permits," for which little paperwork is required, or site specific permits, which require detailed applications and extensive administrative review. Site-specific permits are issued by the Army Corps of Engineers, with input from the relevant state, pursuant to criteria developed by U.S. EPA, and may require mitigation measures such as the creation of substitute wetlands.

   The Clean Air Act, including the 1990 amendments, provides for federal, state and local regulation of emissions of air pollutants into the atmosphere, including emissions resulting from landfill operations. The EPA recently promulgated new standards regulating air emissions of certain regulated pollutants from municipal solid waste landfills. The EPA and the states in which the Company has operated also have adopted regulations under Title V of the Clean Air Act requiring permits for certain disposal facilities. These standards, combined with the new permitting programs established under the 1990 Clean Air Act amendments, will subject many of the Company's landfills to new permitting requirements and may require the installation of gas recovery systems. Landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls and emissions limitations. The Company's continued compliance with these existing and future regulations may impose a significant expense upon the Company which could have a material adverse effect on the Company's business and results of operations.

  The Occupational Safety and Health Act of 1970, as amended ("OSHA"), authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of those promulgated standards, including standards for notices of hazards, safety in excavation and the handling of asbestos, may apply to certain of the Company's operations. OSHA regulations set forth requirements for the training of employees handling, or who may be exposed in the work place to, concentrations of asbestos-containing materials that exceed specified action levels. The OSHA regulations also set standards for employee protection, including medical surveillance, the use of respirators, protective clothing and decontamination units, during asbestos demolition, removal, or encapsulation as well as its storage, transportation, and disposal. In addition, OSHA specifies a maximum permissible exposure level for airborne asbestos in the workplace. The Company has no direct involvement in asbestos removal or abatement projects. However, asbestos-containing waste materials are accepted at certain of the Company's landfills that are authorized to accept such materials, and some of the Company's collection businesses receive asbestos-containing waste materials which have already been packaged and labeled. These packages are loaded onto the Company's vehicles by employees of the asbestos abatement contractors for transportation to and disposal at the Company's authorized landfills. Accordingly, OSHA regulations designed to minimize employees' exposure to airborne asbestos fibers and provide employees with proper training and protection generally apply to the Company's operations in the transportation, handling and disposal of asbestos waste.

  In addition, most states and municipalities in which the Company operates or may operate have adopted laws or requirements which limit or ban certain categories of waste or mandate the disposal or recycling of local refuse. These recycling laws and requirements have the effect of reducing landfill disposal tonnage. Additionally, certain permits and approvals, as well as state and local regulations, may seek to limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste. Legislative or regulatory restrictions generally have not withstood judicial challenges. However, from time to time, federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount that could be imported for disposal. This legislation would also authorize in certain instances local governmental units to mandate the flow of waste to certain designated facilities or impose other flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste or require the Company's collection operations to utilize certain designated sites. Such federal or state actions could have an adverse effect on the Company's landfills that receive a significant portion of waste originating from other states and on the Company's collection operations. A restriction on out-of-state waste also could result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business and results of operations could be adversely affected.

  Each state in which the Company currently operates, or may operate in the future, also has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and other solid waste management facilities. Many states also have programs that require investigation and clean-up of sites containing hazardous materials in a manner comparable to or more stringent than CERCLA. These statutes impose requirements for investigation and clean-up of contaminated sites and liability for costs and damages associated with such sites. Some of the state laws provide for the imposition of liens on property owned by responsible parties. Many municipalities also have ordinances, local laws and regulations affecting the Company's operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities.

REGULATION BY NEW YORK CITY TRADE WASTE COMMISSION

  In 1996, the New York City Council enacted Local Law 42 ("Local Law 42") in order to control the corrupting influence of organized crime on the waste hauling industry. Local Law 42 created the Trade Waste Commission (the "TWC") and established rules for licensing and regulating the operations of the commercial and industrial waste industry in New York City. The law prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the TWC and requires TWC approval of all acquisitions or other business combinations in New York City proposed by all licensees. Each such acquisition or sale transaction generally must be submitted for review by the TWC 30 days before the transaction takes effect, although the amount of time required for review depends on the complexity of the transaction and the need to investigate the background of the principals involved. In September 1997, one of the Company's subsidiaries received a license from the TWC which enables it to conduct New York City collections operations. The license, like all TWC licenses, has a term of two years. The TWC also sets maximum rates for the industry and establishes operational requirements. The Company's New York City collection operations are subject to Local Law 42, which could preclude or materially impact the Company's operations in this region, the time and cost of completing future acquisitions in this region, and the rates which may be charged for collection services.

PUBLIC UTILITY REGULATION

  The rates that the Company may charge at its West Virginia landfill for the disposal of municipal solid waste are regulated by the West Virginia Public Service Commission. Rate regulation in West Virginia and the adoption of rate regulation in other states in which the Company owns landfills could have an adverse effect on the Company's business and results of operations.

POSSIBLE LEGAL ACTION

  Companies in the solid waste management business, including the Company, are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizen groups. These governmental agencies may seek to impose fines or penalties on the Company, to revoke or deny renewal of the Company's operating permits or licenses for violations or alleged violations of environmental laws or regulations, or require that the Company make expenditures to remediate potential environmental problems relating to waste disposed of or stored by the Company or its predecessors, or resulting from its or its predecessors' transportation and collection operations. Any adverse outcome in these proceedings could have an adverse effect on the Company's business and results of operations and may subject the Company to adverse publicity. The Company may also be subject to actions brought by local governments, individuals or community groups in connection with the permitting or licensing of its operations, any alleged violation of such permits or licenses, or other matters.

POTENTIAL ENVIRONMENTAL LIABILITY

  GENERAL. The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from the conditions existing prior to the acquisition of such facilities by the Company. The Company also may be subject to liability from any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's business and results of operations.

  CERCLA imposes strict, joint, and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances regardless of when the hazardous substance was first detected. Similar liability is imposed upon the generators of waste that contains hazardous substances and hazardous substance transporters that select the treatment, storage, or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of investigation, clean-up and natural resource damages relating to environmental contamination, regardless of whether they exercised due care or complied with all relevant laws and regulations. These costs can be substantial. Liability can be based upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the U.S. EPA and is not limited to the disposal of "hazardous wastes," as statutorily defined. It is likely that hazardous substances have in the past come to be located in landfills which the Company has been associated as an owner or operator or as a result of its solid waste collection operations. Moreover, the Company's solid waste collection operations may have transported hazardous substances in the past and may do so on occasion in the future.

  The National Emission Standards for Hazardous Air Pollutants ("NESHAPs") regulate the collection, packaging, transportation and disposal of asbestos-containing material. NESHAPs regulate visible emissions of asbestos fibers to outside air and require emissions controls and appropriate work practices. The Company transports and disposes of asbestos-containing materials. There can be no assurance that the Company will not face claims resulting from environmental liabilities relating to these and other materials in its solid waste management operations.

  PENNSYLVANIA LANDFILL. Prior to 1990, one of the Company's Pennsylvania landfills disposed of municipal solid waste in an unlined disposal area. This unlined area was operated by the former owner and has caused localized groundwater contamination. As a condition to a recent permit modification, the Company has agreed to remove all waste from unlined areas to remove the source of contamination and relocate the waste to a Subtitle D approved disposal area at the landfill. For the period of trash relocation, the Company will operate a groundwater removal and treatment system which has received a permit for the associated surface water discharge. Relocation of solid waste began in April 1997 and is scheduled to be completed over a 12-year period in connection with new pad construction. At December 31, 1997, the Company had accrued approximately $5.4 million for such relocation. An additional condition of the permit modification requires groundwater monitoring of five private water supply wells off-site. Low levels of volatile organic compounds have been detected in two of these private water supply wells. The Company has not established a specific financial reserve for potential costs relating to this remediation or any additional potential liabilities associated with this contamination, but it is not expected to be significant. The Company currently believes that ultimate resolution of these matters should not be material to it and should not have a material adverse effect on its business or results of operations. However, there can be no assurance that the Company's ultimate financial obligations related to these matters will not have a material adverse effect on the Company's business and results of operations.

  SUPERFUND LIABILITY. One of the Company's solid waste collection subsidiaries is a party to a Superfund litigation, which has been settled by substantially all of the defendants. The Company is being defended in this action by one of its insurance carriers, which did not accept a $13,000 settlement offer. Because the settlement offer was not accepted, the Company could be subject to claims for any deficiency between the amount contributed by all settling parties and the actual costs of remediating the site. While the Company has no reason to believe that any such claims will be asserted and has no meaningful basis to estimate the amount of such claims, no assurances can be given that they would not be brought or that the amount claimed would not be substantial. Were any such claim to be asserted, the Company would expect to vigorously defend them and believes that its liability, if any, would be either covered by insurance or, under applicable law, the responsibility of the carrier because of its failure to accept settlement. However, no assurances can be given that insurance proceeds would cover the entire amount of the claim or that the Company would prevail in any action against the carrier. Accordingly, there can be no assurance that the Company's ultimate financial obligations related to this matter will not have a material adverse effect on the Company's business and results of operations.

ABILITY TO MEET BONDING REQUIREMENTS

  The Company is required to post a form of financial assurance at its landfills to ensure proper closure and post-closure monitoring and maintenance. Additionally, some of the Company's collection and transportation contracts require performance and payment bonds to guarantee project completion and certain states may require collateral bonds to secure compliance with hazardous waste transportation requirements. The Company's ability to meet these bonding requirements is contingent upon the Company's performance record and creditworthiness. Any inability by the Company to maintain bonding capacity or a sizable increase in payment could have a material adverse impact on the Company's business and results of operations.

LIMITS ON INSURANCE COVERAGE

  The Company carries insurance covering its assets and operations, including pollution liability coverage. Specifically, each of the Company's landfills has pollution liability coverage of $5.0 million per occurrence or $5.0 million in the aggregate subject to a $500,000 deductible per occurrence. Nevertheless, there can be no assurance that the Company's insurance will provide sufficient coverage in the event an environmental claim is made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim against the Company of sufficient magnitude could have a material adverse effect on the Company's business and results of operations. The Company also is subject to the risk of claims by employees and others made after the expiration of the policy coverage period, including asbestos-related illnesses (such as asbestosis, lung cancer, mesothelioma and other cancers), which may not become apparent until many years after exposure. From May 15, 1985 through April 28, 1988, the Company carried claims-made general liability coverage. Any claims presented on the basis of exposure during that period may not be covered by insurance and any liability resulting therefrom could, consequently, have an adverse effect on the Company's business and results of operations.

WASTE REDUCTION PROGRAMS

  Alternatives to landfill disposal, such as recycling, incineration and composting, are increasingly being used. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes at landfills. Many states (including states in which the Company operates) have enacted laws that require counties to adopt comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs. Some states (including most states in which the Company operates) have adopted legislation that prohibits the disposal of yard waste, tires, and other items in landfills. These developments could result in a reduction in the volume of waste destined for landfills in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. Such effects could have a material adverse effect on the Company's business and results of operations.

COMPETITION

  The solid waste management industry is highly competitive and the Company believes that industry consolidation will increase competitive pressures. The Company competes with several large national waste management companies, including Waste Management, Inc. (formerly WMX Technologies, Inc.), Browning Ferris

Industries, Inc., U.S.A. Waste Services, Inc., and Allied Waste Industries, Inc. A number of these competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company also competes with numerous well-established smaller, local or regional firms. In addition, municipalities that operate their own waste collection and disposal facilities often enjoy the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions. Increased competition from these companies or municipalities could have a material adverse effect on the Company's business and results of operations.

  The Company provides residential collection services under municipal contracts with terms ranging from one to five years. As is customary in the waste management industry, such contracts come up for competitive bidding periodically and there is no assurance that the Company will be the successful bidder or will be able to retain such contracts. If the Company is unable to replace any contract lost through the competitive bidding process with a comparable contract within a reasonable time period or to use any surplus equipment in other service areas, the Company's business and results of operations could be adversely affected.

SEASONALITY; ECONOMIC CONDITIONS

  The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months and the volume of industrial and residential waste in the regions in which the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may affect the Company's operations by interfering with collection, transportation and disposal operations, delaying the development of landfill capacity, and/or reducing the volume of waste generated by the Company's customers, which could have a material adverse effect on the Company's business and results of operations.

  The Company's business is affected by general economic conditions, both nationally and in the geographic regions in which the Company's operations are currently located. There can be no assurance that a national or local economic downturn will not result in a reduction in the volume of waste being collected, transported and disposed of by the Company and/or the prices that the Company can charge for its services.

ANTI-TAKEOVER PROVISIONS; CHANGE IN CONTROL PROVISIONS

  The Company's Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Preferred Stock. No shares of Preferred Stock are outstanding as of the date of this Prospectus. It is not possible to state the precise effect of Preferred Stock upon the rights of the holders of the Company's Common Stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series or classes of the Preferred Stock. However, such effect might include:
(i) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears, (ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights, and
(iii) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

  The Preferred Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company and may therefore have an anti-takeover effect. Issuances of authorized preferred shares can be implemented and have been implemented by some companies in recent years with voting or conversion privileges intended to make acquisition of the Company more difficult or costly. Such an issuance could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

  In addition, certain of the Company's executive officers that have entered into employment agreements with the Company will be entitled to receive certain bonuses in cash or Common Stock upon a change in control of the Company in such amounts that, in the aggregate, could have an adverse effect on the Company's liquidity and capital resources. Accordingly, such provisions could discourage or prevent bids to take over the Company and decrease values that would otherwise be obtained by stockholders for their Common Stock.

  The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders.

CONTROL BY MANAGEMENT

  Executive officers and directors of the Company as a group beneficially own a significant amount of the outstanding Common Stock. As a result, these existing stockholders, if acting together, will be able to influence significantly the election of individuals to the Board of Directors and the outcome of other matters submitted for stockholder consideration.

VOLATILITY OF STOCK PRICE

  The market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's quarterly revenues and operating results, the Company's ongoing acquisition program, governmental regulations, market conditions for waste management stocks in general, and economic conditions generally may have a significant impact on the market price of the Common Stock. In addition, as the Company pursues its acquisition program, it may agree to issue shares of Common Stock that will generally become available for resale which may have an impact on the market price of the Common Stock.

LACK OF CASH DIVIDENDS ON COMMON STOCK

  The Company does not expect to pay any cash dividends on the Common Stock in the foreseeable future. Any cash otherwise available for such dividends will be reinvested in the Company's business. In addition, the Company's current credit facility agreement prohibits the payment of cash dividends without prior bank approval.

YEAR 2000 DISCLOSURE

  Currently, there is significant uncertainty regarding the impact of the Year 2000 on information systems, such as those used by the Company. The Company does not currently believe that the effects of any Year 2000 non-compliance on the Company's information systems should have any material adverse impact on the Company's business or results of operations; however, there can be no assurance that the Company will not incur expenses or experience business disruption as a result of system problems associated with the century change.

                                USE OF PROCEEDS

  Except as otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include acquisitions, repayment or refinancing of indebtedness, working capital, capital expenditures, and repurchases and redemptions of securities. The Company will not receive any proceeds from any sale of the Stockholder Shares.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain all working capital and earnings, if any, for use in the Company's operations and in the expansion of its business. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's results of operations, financial condition and capital requirements, the term of any then existing indebtedness, general business conditions, and such other factors as the Board of Directors deems relevant. The Company's credit facility prohibits the payment of cash dividends without prior bank approval.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods indicated:

                                      SIX MONTHS         YEAR ENDED JUNE 30,
                                         ENDED       ------------------------------
                                   DECEMBER 31, 1997 1997  1996 1995  1994  1993(2)
                                   ----------------- ----  ---- ----  ----  -------
                                      (UNAUDITED)
Consolidated ratio of earnings to
 fixed charges (1)...............        6.3x        2.7x  --   3.3x  4.0x    --

--------
(1) The consolidated ratio of earnings to fixed charges was derived from the Company's supplemental consolidated financial statements included in the Company's Current Report on Form 8-K dated April 29, 1998.
(2) Subsequent to June 30, 1996, the Company acquired Super Kwik, Inc. and its affiliates ("Super Kwik"), Donno Company, Inc. and its affiliates ("Donno"), and subsequent to June 30, 1997, the Company acquired Hamm's Sanitation, Inc. and H.S.S. Inc. ("Hamm's"), Bluegrass Containment, Inc., the Stamato Companies, and the Ecology Systems, Inc. in separate transactions. Each of these business combinations was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements were restated for periods prior to the acquisition to include the results of operations, financial position, and cash flows of those companies. The consolidated ratio of earnings to fixed charges for the year ended June 30, 1993 has not been restated to include these acquisitions.

  For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes and fixed charges. "Fixed charges" consist of interest on all indebtedness and that portion of rental expense under operating leases that management believes to be representative of interest. Earnings in 1996 and 1993 were insufficient to cover fixed charges by $148,000 and $1.5 million, respectively.

  Because the Company has no outstanding Preferred Stock, the ratio of earnings to the sum of fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, $.01 par value per share, and 50,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). At April 1, 1998, there were 25,140,462 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. In addition, at April 1, 1998, there were outstanding stock options and warrants for the purchase of a total of 3,336,707 shares of Common Stock and an additional 4,903,464 shares reserved for issuance pursuant to future option grants under the Company's stock option plans. The following description of the Company's capital stock is a summary, does not purport to be complete and is subject in all respects to the applicable provisions of the Company's Certificate of Incorporation, and the information herein is qualified in its entirety by this reference.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock are not entitled to cumulative voting rights.

  Subject to the terms of any outstanding series of Preferred Stock, the holders of record of the Common Stock are entitled to receive dividends in such amounts and at such times as may be declared by the Board of Directors. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts or liabilities of the Company, and any amounts required to be paid to the holders of the Preferred Stock, holders of Common Stock shall be entitled to share ratably in the remaining assets of the Company. Except as described above, holders of the Common Stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable by the Company.

PREFERRED STOCK

  The Board of Directors of the Company is empowered, without approval of the stockholders, to cause the Preferred Stock to be issued in one or more series, and to determine the numbers of shares of each series and the rights, preferences and limitations of each series. The specific matters that may be determined by the Board of Directors include the dividend rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement and sinking fund provisions and other rights, qualifications, limitations and restrictions of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting such series and the terms and conditions of the issue thereof. The rights, preferences and limitations of any series of Preferred Stock will be set forth in a certificate of designations adopted by the Board of Directors or a duly authorized committee thereof. The particular terms of any series of Preferred Stock offered hereby will be set forth in the Prospectus Supplement relating thereto. The description of the terms of a particular series of Preferred Stock that will be set forth in the applicable Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

ANTI-TAKEOVER PROVISIONS

  The Company is a Delaware corporation and is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at the time of or following the time of the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who has not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors or during certain prescribed times, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any such person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

  Section 203 defines a business combination to include: (i) any merger or consolidation of the corporation with the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
(iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In addition, certain of the Company's executive officers who have entered into employment agreements with the Company will be entitled to receive certain bonuses in cash or Common Stock upon a change in control of the Company in such amounts that, in the aggregate, could have an adverse effect on the Company's liquidity and capital resources. Accordingly, such provisions could discourage or prevent bids to takeover the Company and decrease values that would otherwise be obtained by stockholders for their Common Stock.

LIMITATIONS ON LIABILITY

  Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors of the Company to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Company's Certificate of Incorporation provides indemnification to its officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

STOCK TRANSFER AGENT AND REGISTRAR

  The stock transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock.

GENERAL

  The Company may, at its option, elect to offer fractional interests ("Depository Shares") in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts ("Depository Receipts") for Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock as described below).

  The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

  Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

  Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                        DESCRIPTION OF DEBT SECURITIES

  The following sets forth certain general terms and provisions of the Company's Debt Securities. The extent to which such general provisions do not apply to any series of Debt Securities will be described in the relevant Prospectus Supplement.

  The Debt Securities constitute either Senior Securities or Subordinated Securities. The Senior Securities offered hereby are to be issued in one or more series under an Indenture (as amended or supplemented from time to time, the "Senior Indenture") to be entered into between the Company and Summit Bank, as trustee (the "Senior Trustee"). The Subordinated Securities offered hereby are to be issued in one or more series under an Indenture (as amended or supplemented from time to time, the "Subordinated Indenture") to be entered into between the Company and Summit Bank, as trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are referred to collectively herein as the "Indentures" and the Senior Trustee and the Subordinated Trustee are referred to collectively herein as the "Trustees." Copies of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The Indentures will be executed by the Company and the Trustees on or prior to the issuance of any Debt Securities thereunder.

  The Company's Amended and Restated Revolving Credit Agreement, dated as of October 27, 1997 (the "Credit Agreement"), among the Company, BankBoston, N.A., as Agent, and the bank lenders named therein, currently prohibits the issuance of the Senior Securities. If the Company determines to issue any such Senior Securities, the Company must obtain a waiver from the bank lenders in accordance with the provisions of the Credit Agreement.

  The terms of the Debt Securities include those stated in the applicable Indenture and those made a part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Debt

Securities are subject to all such terms and the holders of Debt Securities are referred to the applicable Indenture and the TIA for a statement of such terms.

  The following summaries of certain provisions of each Indenture and the Debt Securities are not complete and are qualified in their entirety by reference to the provisions of each Indenture, including the definitions of capitalized terms used herein without definition. Numerical references in parentheses are to sections in the applicable Indenture and unless otherwise indicated capitalized terms have the meanings given them in the applicable Indenture.

GENERAL

  Unless otherwise specified in a Prospectus Supplement, (i) the Senior Securities, when issued, will rank pari passu in right of payment with all other unsubordinated obligations of the Company and will rank senior in right of payment to all subordinated obligations of the Company, and (ii) the Subordinated Securities, when issued, will be subordinate in right of payment to the prior payment in full of all Senior Debt (as defined herein), including all Senior Securities of the Company, and will rank pari passu in right of payment with all other subordinated obligations of the Company. Holders of secured obligations of the Company, including secured Debt Securities, will, however, have claims that are prior to the claims of holders of unsecured Debt Securities with respect to the assets securing such secured obligations. All Debt Securities will effectively be subordinate in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries and all other obligations and other liabilities, including trade payables, of the Company's subsidiaries.

  The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures, as they apply to any series of Debt Securities, do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under any of the Indentures, or any other indenture that the Company may enter into in the future or otherwise. See "--Subordination under the Subordinated Indenture" and the Prospectus Supplement relating to any offering of Subordinated Securities.

  The Debt Securities will be issuable in one or more series pursuant to an indenture supplement to the applicable Indenture or a resolution of the Company's Board of Directors or a committee thereof. (Section 2.1 of each Indenture)

  Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including: (i) the title of such Debt Securities; (ii) any limit upon the aggregate principal amount of such Debt Securities; (iii) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (iv) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, and the method of calculating such rate or rates; (v) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;
(vi) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (vii) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable or at which Debt Securities may be surrendered for registration of transfer or exchange; (viii) the period or periods within which, the price or prices at which, if other than in United States dollars, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) the obligation of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, if other than in United States dollars, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (x) the denominations in which such Debt Securities are authorized to be issued; (xi) the currency or currency unit in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt

Securities will be payable and whether the Company, or the holders of any such Debt Securities, may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (xii) if the amount of principal of, or any premium or interest on, any of such Debt Securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined; (xiii) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (xiv) provisions, if any, granting special rights to the holders of Debt Securities upon the occurrence of such events as may be specified; (xv) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (xvi) the circumstances under which the Company will pay additional amounts on the Debt Securities held by non-U.S. persons in respect of taxes, assessments or similar charges; (xvii) whether the Debt Securities will be issued in registered or bearer form or both; (xviii) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (xix) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for such global security or securities and the circumstances under which beneficial owners of interests in the global security may exchange such interests for certificated Debt Securities to be registered in the names of or to be held by such beneficial owners or their nominees; (xx) in the case of the Subordinated Indenture, the relative degree to which such Debt Securities of the series shall be senior to or be subordinated to other series of such Debt Securities, and to other indebtedness of the Company, as the case may be, in right of payment, whether such other series of Debt Securities and other indebtedness are outstanding or not; (xxi) whether such Debt Securities are secured or unsecured and, if secured, the security and related terms in connection therewith; (xxii) the terms, if any, upon which such Debt Securities may be converted or exchanged into or for Common Stock, Preferred Stock or other securities or property of the Company; (xxiii) any restrictions on the registration, transfer or exchange of the Debt Securities; and (xxiv) any other terms not inconsistent with the terms of the Indentures pertaining to such Debt Securities. (Section 3.1 of each Indenture) Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

  The number of shares of Common Stock or Preferred Stock that will be issuable upon the conversion or exchange of any Debt Securities issued with conversion or exchange provisions will be adjusted to prevent dilution resulting from stock splits, stock dividends or similar transactions, and the nature and amount of the securities, assets or other property to be received upon the conversion or exchange of such Debt Securities will be changed as necessary in the event of any consolidation, merger, combination or similar transaction. The specific provisions will be set forth in the applicable Prospectus Supplement.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities in registered form will be issued in denominations of U.S.$1,000 or any integral multiples of U.S.$1,000 and Debt Securities in bearer form will be issued in denominations of U.S.$5,000 or any integral multiples of U.S.$5,000. (Section 3.2 of each Indenture) Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and material U.S. federal income tax considerations, applicable to any such Debt Securities and to payments in respect of and transfers and exchanges of such Debt Securities will be described in the applicable Prospectus Supplement. Debt Securities in bearer form will be transferable by delivery. (Section 3.5 of each Indenture)

  Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

  If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

  The general provisions of the Indentures do not afford holders of the Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of the Debt Securities.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

  Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at such office or agency as the Company may designate from time to time, except that interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the holders of the Debt Securities entitled thereto as specified in the Register. (Sections 3.7(a) and 9.2 of each Indenture) Each payment in respect of the Debt Securities shall be considered to have been made on the date such payment is due if there shall have been sent to the Trustee or paying agent by wire transfer (received by no later than the business day following such due date), or the Trustee or paying agent otherwise holds, on such due date sufficient funds to make such payment. (Section 9.1 of each Indenture) Unless otherwise indicated in an applicable Prospectus Supplement, scheduled payments of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7(a) of each Indenture)

  Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Company will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Company will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.2 of each Indenture)

  Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company, maintained for such purpose as designated by the Company, from time to time. (Sections 3.5 and 9.2 of each Indenture) Debt Securities may be transferred or exchanged without service charge, although the Company may require a holder to pay any tax or other governmental charge imposed in connection therewith. (Section 3.5 of each Indenture)

GLOBAL DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security"). Each Registered Global Security will be registered in the name of a depositary (the "Depositary") or a nominee for the Depositary identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the applicable Indenture. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. (Section 3.3 of each Indenture) Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be transferred or exchanged except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary, or except in the circumstances described in the applicable Prospectus Supplement. (Section 3.5 of each Indenture)

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement.

  Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants.

  So long as the Depositary for a Registered Global Security, or its nominee, is the owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by such Registered Global Security for all purposes under each Indenture. (Section 3.8 of each Indenture) Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

  Unless otherwise specified in the Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Registered Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal or interest in respect of such Registered Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name," and will be the responsibility of such Participants. None of the Company, the respective Trustees or any agent of the Company or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.8 of each Indenture)

  Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as depositary of such Registered Global Security and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities in certificated form in exchange for such Registered Global Security. In addition, the Company in its sole discretion may at any time determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in certificated form in exchange for all of the Registered Global Securities representing such series of Debt Securities. (Section 3.5 of each Indenture)

  The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. (Section 3.4 of each Indenture) The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER OR SALE OF ASSETS

  Each Indenture permits the Company to consolidate with or merge into any person or persons or to sell, transfer or lease its properties and assets as, or substantially as, an entirety to any person if, (i) the person (other than the Company) formed by such consolidation, or into which the Company is merged, or which acquires or leases the properties and assets of the Company, as, or substantially as, an entirety, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) such person expressly assumes the Company's obligations on the Debt Securities issued under such Indenture, (iii) immediately after giving effect to such consolidation, merger, sale, transfer or lease, no Default or Event of Default under such Indenture exists, and (iv) with respect to any series of Debt Securities, the Company satisfies any other conditions, if any, established with respect to such series of Debt Securities pursuant to and in accordance with Section 3.1 of the applicable Indenture. (Section 7.1 of each Indenture)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

  Except as otherwise provided in a Prospectus Supplement relating to the Debt Securities of a particular series, Events of Default with respect to Debt Securities of any series are defined in each Indenture as: (i) default in the payment of any interest on any Debt Security of that series, and the continuance of such default for a period of 30 days; (ii) default in the payment of any installment of the principal of or any premium on any Debt Security of that series when due, whether at maturity, upon redemption, by declaration or otherwise or in the payment of a mandatory sinking fund payment when and as due by the forms of the Debt Securities of that series; (iii) failure by the Company to comply with any other covenant or agreement contained in the Indenture under which the Debt Securities of that series were issued and the continuance of such default for a period of 90 days after written notice as provided in such Indenture; (iv) certain events of bankruptcy, insolvency and reorganization of the Company; and (v) default by the Company under any indenture or other instrument under which any indebtedness for borrowed money having an outstanding aggregate principal amount of at least $25 million has been issued or by which it is governed as a result of which such indebtedness shall have been accelerated, and such acceleration is not rescinded, cured or annulled within 30 days after written notice thereof to the Company by the Trustee for such series or to the Company and the Trustee for such series by the holders of at least 25% of the aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived, as the case may be. (Section 5.1 of each Indenture) Events of Default with respect to a specified series of Debt Securities may be deleted from or added to the Indenture or may be modified and, if so deleted, added or modified, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1 of each Indenture)

  Each Indenture provides that the relevant Trustee will, within 90 days after the occurrence of a Default that is continuing with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived; provided that except in the case of a Default in payment of principal, premium, if any, or interest on the Debt Securities of that series, such Trustee shall be protected in withholding such notice if it in good faith determines that withholding such notice is in the interests of holders of the Debt Securities of that series. (Section 6.2 of each Indenture) "Default" means any event which is, or after notice or passage of time, or both, would be, an Event of Default. (Section 1.1 of each Indenture)

  Each Indenture provides that, if an Event of Default specified therein (other than an Event of Default of the type described in clause (iv) of the second preceding paragraph) occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all outstanding Debt Securities of that series (calculated as provided for in each Indenture) may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest, if any, on all the Debt Securities of that series to be due and payable and upon such declaration, such principal (or, in the case of Original Issue Discount Securities or Indexed Securities, such portion of the principal amount specified in the Prospectus Supplement) and interest, if any, shall be immediately due and payable. If an Event of Default of the type described in clause (iv) of the second preceding paragraph occurs with respect to the Debt Securities of any series and is continuing, then the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, the applicable portion of such principal amount) and accrued interest, if any, on all the Debt Securities of that series shall be immediately due and payable without any declaration or act on the part of the Trustee for such series or any holder of such Debt Securities. If the principal of and interest on Subordinated Securities is accelerated as described in this paragraph, the payment of such principal and interest shall remain subordinated to the extent provided in Article 15 of the Subordinated Indenture. (Section 5.2 of each Indenture)

  Each Indenture provides that the holders of not less than a majority in aggregate principal amount of any series of Debt Securities by written notice to the Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or with respect to a covenant or provision that cannot be amended or modified without consent of each holder of such series of Debt Securities adversely affected. (Section 5.7 of each Indenture)

  Reference is made to the Prospectus Supplement relating to each series of Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  Each Indenture provides that, if a Default or an Event of Default shall have occurred and be continuing, the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8 of each Indenture)

  Each Indenture includes a covenant that the Company will file annually with the relevant Trustee a certificate as to the presence or absence of certain defaults under the terms of such Indenture. (Section 9.5 of each Indenture)

MODIFICATION AND WAIVER

  Each Indenture contains provisions permitting the Company and the relevant Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order: (i) to evidence the succession of another entity to the Company, and the assumption of the covenants and obligations of the Company, under the Debt Securities and such Indenture by such successor to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or surrender any right or power conferred on the Company by such Indenture; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to or change any provisions to such extent as necessary to facilitate the issuance or administration of Debt Securities in bearer form or to facilitate the issuance or administration of Debt Securities in global form; (v) to change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as necessary to permit or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to correct or supplement any defective or inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that any such action does not adversely affect in any material respect the interests of any holder of Debt Securities of any series then outstanding; (xi) to cure any ambiguity, correct any mistake or comply with any mandatory provision of law; (xii) in the case of the Subordinated Indenture, to modify the subordination provisions thereof in a manner not adverse to the holders of Subordinated Securities of any series then outstanding; (xiii) to make provision with respect to any conversion or exchange rights of holders not adverse to the holders of any Debt Securities of any series then outstanding with such conversion or exchange rights, including providing for the conversion or exchange of Debt Securities into Common Stock or Preferred Stock or other securities or property of the Company; or (xiv) to effect the qualification of such Indenture under the TIA or to add provisions expressly required under the TIA. (Section 8.1 of each Indenture)

  Each Indenture also contains provisions permitting the Company, and the relevant Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series adversely affected by such supplemental indenture (voting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that, without the consent of the holder of each Debt Security so affected, no such supplemental indenture may: (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the interest rate, or reduce the amount of premium, if any, payable upon the redemption of any Debt Security or change the manner in which the amount of the premium, if any, or interest is determined; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount or Indexed Security; (v) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after such payment has become due; (vii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or reduce the quorum or voting requirements applicable to meetings of holders of Debt Securities issuable in bearer form;
(viii) change the obligation of the Company to maintain an office or agency in the places and for the purposes specified in such Indenture; (ix) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Securities of any series then outstanding; (x) modify the provisions that set forth the provisions in each Indenture that may not be changed without the consent of the holder of each Debt Security affected thereby; or (xi) make any change adversely affecting any rights of the holders to convert or exchange convertible or exchangeable Debt Securities. (Section 8.2 of each Indenture)

  The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the applicable Indenture. (Section 9.6 of each Indenture) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 5.7 of each Indenture)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

  The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will, in certain circumstances as set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. Upon any payment or distribution of assets of the Company, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt of the Company, will be entitled to receive payment in full of the principal of (and premium, if any) and interest on such Senior Debt, including all amounts due or to become due on all such Senior Debt, or provision will be made for payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, before the holders of Subordinated Securities of the Company, are entitled to receive any Securities Payments. "Securities Payment" means any payment or distribution of any kind, whether in cash, property or securities (including any payment or distribution deliverable by reason of the payment of any other Debt subordinated to the Subordinated Securities) on account of the principal of (and premium, if any) or interest on the Subordinated Securities or on account of the purchase or redemption or other acquisition of Subordinated Securities by the Company or any subsidiary of the Company. In the event that, notwithstanding the foregoing, the Subordinated Trustee or the holder of any Subordinated Securities receives any Securities Payment before all Senior Debt of the Company is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, then and in such event such Debt Securities Payment will be required to be paid over or delivered forthwith to the holders of Senior Debt for application to the payment of all Senior Debt of the Company, remaining unpaid, to the extent necessary to pay such Senior Debt in full. (Sections 15.1 and 15.2 of the Subordinated Indenture)

  The Company, may not make any Securities Payments if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on Senior Debt of the Company, or if there has occurred and is continuing any event of default with respect to Senior Debt of the Company, which has resulted in such Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (a "Senior Payment Default"). In addition, if any default (other than a Senior Payment Default), with respect to any Senior Debt of the Company, permitting after notice or lapse of time (or both) the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default") has occurred and is continuing and the Company, and the Subordinated Trustee have received written notice thereof from any holder or holders of Senior Debt with a principal amount in excess of $50 million, then the Company may not make any Securities Payments for a period (a "blockage period") commencing on the date the Company and the Subordinated Trustee receive such written notice and ending on the earlier of (x) 179 days after such date and (y) the date, if any, on which the Senior Debt of the Company, to which such default relates is discharged or such default is waived or otherwise cured. (Section 15.3 of the Subordinated Indenture)

  In any event, not more than one blockage period with respect to any Subordinated Securities may be commenced during any period of 360 consecutive days. No Senior Payment Default or Senior Nonmonetary Default that existed or was continuing on the date of commencement of any blockage period with respect to the Senior Debt of the Company, will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company, makes any Securities Payment to the Subordinated Trustee or any holder of the Subordinated Securities prohibited by the subordination provisions, then and in such event such

Securities Payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt of the Company. (Section 15.3 of the Subordinated Indenture)

  By reason of such subordination, in the event of insolvency, creditors of the Company, who are not holders of Senior Debt of the Company or of the Subordinated Securities, may recover less, ratably, than holders of such Senior Debt and may recover more, ratably, than the holders of the Subordinated Securities.

  "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (v) every Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Interests of such Person at the time of determination, (vii) every net payment obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination and (viii) every obligation of the type referred to in Clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, Guarantor or otherwise.

  "Senior Debt" means, except as otherwise provided in a Prospectus Supplement relating to any series of Debt Securities, all Debt of the Company (including Debt of others guaranteed by the Company); provided, however, the following shall not constitute Senior Debt: (A) any Debt owed to a Person when such Person is a Subsidiary of the Company; (B) any Debt which by the terms of the instrument creating or evidencing the same is pari passu or subordinate in right of payment to the Subordinated Securities; (C) any Debt incurred in violation of the applicable Indenture; or (D) any Debt which is subordinate in right of payment in any respect to any other Debt of the Company. For purposes of this definition, "Debt" includes any obligation to pay principal, premium (if any), interest, penalties, reimbursement or indemnity amounts, fees and expenses (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-petition interest is allowed in such proceeding).

  The subordination provisions described above will cease to be applicable to the applicable Subordinated Securities upon any defeasance or covenant defeasance of such Subordinated Securities as described under "--Defeasance and Covenant Defeasance."

  The Subordinated Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

  The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Securities, may be changed prior to such issuance. Any such change would be described in the Prospectus Supplement relating to such Subordinated Securities. (Section 3.1 of the Subordinated Indenture)

DEFEASANCE AND COVENANT DEFEASANCE

  DEFEASANCE AND DISCHARGE. Unless otherwise provided in the applicable Prospectus Supplement relating to the Debt Securities of a particular series, the Company, will be discharged from any and all obligations in respect of the Debt Securities of, or within, any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to convert or exchange Debt Securities, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the relevant Trustee, in trust, of money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and each installment of interest on such Debt Securities at the maturity of such payments in accordance with the terms of the applicable Indenture and such Debt Securities. (Sections 3.1 and 4.4 of each Indenture) Such a trust may only be established if, among other things, the Company, delivers to the relevant Trustee an officer's certificate and opinion of counsel (who may be counsel to the Company) stating that (A) either (i) the Company, has received from, or there has been published by, the Internal Revenue Service a ruling or
(ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect that holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred and (B) all conditions precedent in the applicable Indenture relating to such defeasance have been complied with. (Section 4.6 of the Indenture)

  DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. Unless otherwise provided in the applicable Prospectus Supplement relating to the Debt Securities of a particular series, upon the deposit with the relevant Trustee, in trust, of money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and each installment of interest on such Debt Securities at the maturity of such payments in accordance with the terms of such Indenture and such Debt Securities, the Company may omit to comply with certain covenants applicable to the Debt Securities of, or within, any series and the occurrence of any Event of Default described in clause (iii) or clause (v) under the caption "Events of Default, Notice and Certain Rights on Default" above or any additional Event of Default established with respect to such series of Debt Securities pursuant to Section 3.1 of the applicable Indenture, shall not be deemed to be a Default or Event of Default under such Indenture and such Debt Securities. The obligations of the Company under such Indenture and such Debt Securities, other than with respect to the covenants referred to above, and the Events of Default, other than the Events of Default referred to above, shall remain in full force and effect. (Sections 3.1 and 4.5 of each Indenture) Such a trust may only be established if, among other things, the Company, has delivered to the relevant Trustee an officer's certificate and opinion of counsel (who may be counsel to the Company) to the effect that (A) holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred and (B) all conditions precedent in the applicable Indenture relating to such covenant defeasance have been complied with. (Section 4.6 of the Indenture)

  In addition, with respect to the Subordinated Indenture, in order to be discharged or omit compliance with certain covenants as described above, no default in the payment of principal of, premium, if any, or interest on any Senior Debt shall have occurred and be continuing and no other event of default with respect to the Senior Debt shall have occurred and be continuing and shall have resulted in such Senior Debt becoming or being declared due and payable prior to the date it would have become due and payable. (Section 4.6 of the Subordinated Indenture)

  In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to such Debt Securities as described in the preceding paragraphs and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clause (iii) or (v) under the caption "Events of Default, Notice and Certain Rights on Default" above, the amount of money and Government Obligations on deposit with the relevant Trustee will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable for any such deficiency.

NOTICES

  Notices to holders of registered Debt Securities will be given by mail to the addresses of such holders as they may appear in the Register. (Section 1.6 of each Indenture)

OWNER OF DEBT SECURITIES

  Unless otherwise provided in the applicable Prospectus Supplement relating to the Debt Securities of a particular series, the Company, the applicable Trustee and any agent of the Company or the applicable Trustee, may treat the person in whose name a Debt Security in registered form is registered, and may treat the bearer of a Debt Security in bearer form, as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of receiving payment and for all other purposes. (Section 3.8 of each Indenture)

GOVERNING LAW

  The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12 of each Indenture)

THE TRUSTEE

  Summit Bank is the Trustee under each of the Indentures. Pursuant to the provisions of the TIA, upon a default under the Senior Indenture or the Subordinated Indenture, the Trustee may be deemed to have a conflicting interest, by virtue of its acting as the Trustee under each of the Indentures, thereby requiring it to resign and be replaced by a successor Trustee under one or more of the Indentures.

                            DESCRIPTION OF WARRANTS

GENERAL

  The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Preferred Stock, Common Stock or other of its securities. Warrants may be issued independently or together with any Debt Securities and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The description of the terms of the Warrants that is set forth below, and the description of the terms of the Warrants that will be set forth in the applicable Prospectus Supplement, do not purport to be complete and are qualified in their entirety by reference to the Warrant Agreement and warrant certificate relating to such Warrants.

DEBT WARRANTS

  The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered: (i) the title of such Debt Warrants; (ii) the aggregate number of such Debt Warrants; (iii) the price or prices at which such Debt Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Debt Warrants may be payable; (v) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (vi) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (vii) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrant will be payable; (viii) if applicable, the date on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (ix) the price at which and currency or currencies, including composite currencies, in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (x) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (xi) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiv) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants. Prior to the exercise of their Debt Warrants, holders of Debt Warrants exercisable for Debt Securities will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

  The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which such Warrants are issued and the number of such Warrants issued with each such Debt Security or share of Preferred Stock; (vi) if applicable, the date on and after which such Warrants and the related Debt Securities or Preferred Stock will be separately transferable; (vii) if applicable, a discussion of certain United States Federal income tax considerations; and (viii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants. The applicable Prospectus Supplement will also set forth (a) the amount of securities called for by such Warrants, and, if applicable, the amount of Warrants outstanding, and (b) information relating to provisions, if any, for a change in the exercise price or the expiration date of such Warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of their Warrants for shares of Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Preferred Stock or Common Stock purchasable upon such exercise.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase for cash or other consideration such principal amount or such number of securities of the Company at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby at any time up to the close of business on the expiration date set forth in such Prospectus Supplement. After the close of business on the expiration date (or such later expiration date as may be extended by the Company), unexercised Warrants will become void.

  Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

MODIFICATIONS

  The Debt Warrant Agreement and the terms of the Debt Warrants and the Debt Warrant certificates relating to such Debt Warrants may be amended by the Company and the Debt Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Debt Warrants in any material respect.

                             SELLING STOCKHOLDERS

  The following table sets forth as of April 1, 1998 certain information regarding the beneficial ownership of the Common Stock by each of the Selling Stockholders prior to and after an offering of all of the Stockholder Shares. Except as otherwise indicated, each Selling Stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such Selling Stockholder. The chief investment officer of each of the Selling Stockholders is Kenneth Chuan-kai Leung, a director of the Company. The applicable Prospectus Supplement also will provide the information set forth in the following table when the Stockholder Shares are offered in connection with an underwritten offering of Securities by the Company.

                          SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                 OWNED                                OWNED
                            BEFORE OFFERING        NUMBER OF     AFTER OFFERING
                          ----------------------    SHARES     ----------------------
                           NUMBER      PERCENT   BEING OFFERED  NUMBER      PERCENT
                          ----------- ---------- ------------- ----------- ----------
Environmental Opportuni-
 ties Fund, L.P.........      889,699       3.5%    444,850        444,849       1.8%
Environmental Opportuni-
 ties Fund (Cayman),
 L.P....................      110,303         *      55,150         55,153         *

--------
*  Less than 1%.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities to or through one or more underwriters or dealers and also may sell Securities directly to institutional investors or other purchasers, or through agents.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  The Company may also make at-the-market offerings of equity securities through an underwriter or underwriters, acting as principal(s) or as agent(s) for the Company. The amount of equity securities offered in such offerings will not exceed in the aggregate ten percent of the aggregate market value of the Company's outstanding Common Stock held by non-affiliates of Company in accordance with Rule 415 of the Securities Act.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the related Prospectus Supplement.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the related Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company or its affiliates in the ordinary course of their respective businesses.

  The Securities may or may not be listed on a national securities exchange or Nasdaq (other than the Common Stock, which is listed on the Nasdaq National Market). Any Common Stock sold by the Company pursuant to a Prospectus Supplement will be listed on the Nasdaq National Market. No assurances can be given that there will be an active trading market for the Securities.

  The specific terms and manner of sale of the Securities in respect of which this Prospectus is being delivered are set forth or summarized in the Prospectus Supplement.

  The Stockholder Shares will be offered pursuant to this Prospectus and the applicable Prospectus Supplement only in connection with an underwritten offering of Securities by the Company.

                            VALIDITY OF SECURITIES

  The validity of the Securities offered will be passed upon for the Company by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania and for the Underwriters or agents, if any, by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 appearing in the Company's Current Report on Form 8-K (dated February 27,
1998), which are incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein which, as to each of the two years in the period ended June 30, 1996, is based in part on the reports of Bardall, Weintraub P.C. and Paternostro, Callahan & DeFreitas, LLP, independent auditors. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The supplemental consolidated financial statements of the Company as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 appearing in the Company's Current Report on Form 8-K (dated April 29,
1998), which are incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein which, as to each of the two years in the period ended June 30, 1996, is based in part on the reports of Bardall, Weintraub P.C. and Paternostro, Callahan & DeFreitas, LLP, independent auditors. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The combined financial statements of Allied Environmental Services, Inc. and affiliates as of and for the period ended June 30, 1996 and 1995 and at and for the years then ended appearing in the Company's Current Report on Form 8-K dated July 2, 1996, as amended by its Form 8-K/A dated July 10, 1997, which are incorporated by reference herein, have been audited by BDO Seidman LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Allied Environmental Services, Inc., Allied Environmental Services, West, Inc., Allied Mid-Atlantic, Inc. and Allied Waste Management, Inc. as of June 30, 1994 and for the year then ended appearing in the Company's Current Report on Form 8-K dated July 2, 1996, as amended by its Form

8-K/A dated July 10, 1997, which are incorporated by reference herein, have been audited by B.J. Klinger & Co., P.C., independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Super Kwik, Inc. and Waste Maintenance Services, Inc. appearing in the Company's Current Report on Form 8-K dated September 27, 1996, as amended by its Form 8-K/A dated July 10, 1997, which are incorporated by reference herein, have been audited by Bardall, Weintraub P.C., independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of R&A Bender, Inc. and R&A Property, Ltd. appearing in the Company's Current Report on Form 8-K dated December 10, 1996, as amended by its Form 8-K/A dated July 10, 1997, which are incorporated by reference herein, have been audited by Boyer & Ritter, CPAs, independent auditors, as set forth in their reports thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Donno Company, Inc. and affiliates appearing in the Company's Current Report on Form 8-K dated January 31, 1997, as amended by its Form 8-K/A dated July 10, 1997, which are incorporated by reference herein, have been audited by Paternostro, Callahan & DeFreitas, LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Apex Waste Services, Inc. appearing in the Company's Current Report on Form 8-K dated March 31, 1997, as amended by its Form 8-K/A dated July 10, 1997, which are incorporated by reference herein, have been audited by Daniel P. Irwin & Associates, P.C., independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Waste Services, Inc. and affiliates as of December 31, 1996 and for the year then ended appearing in the Company's Current Report on Form 8-K dated May 12, 1997, as amended by its Forms 8-K/A dated July 11, 1997 and July 25, 1997, which are incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Pappy, Inc. as of October 31, 1996 and 1995 and for the years then ended appearing in the Company's Current Report on Form 8-K dated August 15, 1997, as amended by its Form 8-K/A filed October 10, 1997, which are incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Soil Remediation of Philadelphia, Inc. and USA Waste of Fairless Hills, Inc. appearing in the Company's Current Report on Form 8-K dated August 20, 1997 as amended by its Form 8-K/A dated November 3, 1997, which are incorporated by reference herein, have been audited by Daniel
P. Irwin & Associates, P.C., independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Pine Grove, Inc. as of December 31, 1996 and for the year then ended appearing in the Company's Current Report on Form 8-K dated December 1, 1997 as amended by its Form 8-K/A dated February 17, 1998, which are incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Bluegrass Containment, Inc. appearing in the Company's Current Report on Form 8-K dated March 9, 1998, as amended by its Form 8-K/A dated April 8, 1998, which are incorporated by reference herein, have been audited by Strothman & Company PSC, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Hudson Jersey Sanitation Co. and affiliates appearing in the Company's Current Report on Form 8-K dated March 31, 1998, as amended by its Form 8-K/A dated April 24, 1998, which are incorporated by reference herein, have been audited by Mills & DeFilippis, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Atlantic Waste Disposal, Inc. and subsidiaries as of June 30, 1997 and 1996 and for the years then ended incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated on or about April 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTI-TUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR THE SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THERE-OF.

                                  -----------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................   S-3
Risk Factors..............................................................   S-8
Disclosure Regarding Forward Looking Statements...........................  S-11
Use of Proceeds...........................................................  S-12
Dividend Policy...........................................................  S-12
Price Range of Common Stock...............................................  S-13
Capitalization............................................................  S-14
Selected Supplemental Consolidated Financial Data.........................  S-15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-18
Business..................................................................  S-26
Management................................................................  S-45
Principal and Selling Stockholders........................................  S-49
Shares Eligible for Future Sale...........................................  S-50
Underwriting..............................................................  S-52
Validity of Common Stock..................................................  S-53
Index to Financial Statements.............................................   F-1

                                   PROSPECTUS
                                                                            PAGE
                                                                            ----
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     3
The Company...............................................................     4
Risk Factors..............................................................     5
Use of Proceeds...........................................................    14
Dividend Policy...........................................................    14
Ratio of Earnings to Fixed Charges........................................    15
Description of Capital Stock..............................................    16
Description of Depository Shares..........................................    18
Description of Debt Securities............................................    20
Description of Warrants...................................................    31
Selling Stockholders......................................................    33
Plan of Distribution......................................................    33
Validity of Securities....................................................    34
Experts...................................................................    34

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                                7,500,000 SHARES


         [LOGO OF EASTERN ENVIRONMENTAL SERVICES, INC. APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                        , 1998

                                ---------------



                              SALOMON SMITH BARNEY

                                CIBC OPPENHEIMER

                              MERRILL LYNCH & CO.

                         PACIFIC GROWTH EQUITIES, INC.


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